                         CONSENT SOLICITATION STATEMENT



                           Windsor Park Properties 4,
                        A California Limited Partnership
                             6160 South Syracuse Way
                        Greenwood Village, Colorado 80111

         Pursuant to the Agreement of Limited Partnership (the "Partnership Agreement") of Windsor Park Properties 4, a California limited partnership (the "Partnership"), the term of the Partnership expired on December 31, 1997. As a result, in accordance with the terms of the Partnership Agreement and California law, unless the term of the Partnership is extended, The Windsor Corporation (the "Managing General Partner") and John A. Coseo, Jr., the other general partners of the Partnership (together, the "General Partners"), are required to
(i) develop a plan of liquidation for the Partnership's assets and to liquidate and dissolve the Partnership or (ii) take such steps as are necessary to extend


         The General Partners have determined that it is in the best interests of the Partnership and its partners to proceed with a plan of liquidation that has been adopted by the General Partners (the "Plan of Liquidation"), pursuant to which the Partnership will sell (the "Sales") its single remaining wholly owned property and its six partial ownership interests in other properties (together, the "Properties") to N' Tandem Trust, a California business trust ("N' Tandem" or the "Purchaser"), and make liquidating distributions to the partners in accordance with the terms of the Partnership Agreement.

         The Managing General Partner is also a wholly-owned subsidiary of Chateau Communities, Inc. ("Chateau") and the Managing General Partner and N' Tandem are under common control of Chateau. The Directors of the Managing General Partner are also the Chief Executive Officer and President, respectively, of Chateau. The Managing General Partner, in addition to serving as the managing general partner of the Partnership, also serves as the external investment advisor to the Purchaser.



         The purpose of this Consent Solicitation is to obtain the consent of the holders (the "Limited Partners") of units of limited partner interest in the Partnership (the "Units") to two proposals described herein ("Proposals 1 and 2"). The approval of the Proposals by the Limited Partners will enable the Partnership to proceed with the Sales and the Plan of Liquidation.

         Upon completion of the Plan of Liquidation, final liquidating distributions (estimated to be an average of approximately $43.36 per Unit) will be made to the partners in accordance with the terms of the Partnership Agreement.

         The proposed transaction is subject to material risk factors described herein, including the following:

o The Sales, and the recommendations and views of the Managing General Partner with respect to the Sales, are subject to potential conflicts of interest more particularly described herein. See "Risk Factors - Conflicts of Interest";

o Due to the potential conflicts of interests of the Managing General Partner, the purchase prices for the Properties and other transaction terms cannot be considered to be the result of arm's-length negotiations and bargaining between independent parties, and as a result may not be as favorable as those that might have been obtained had the purchase prices and terms of the Sales been the result of such arm's-length negotiations;

o        No fairness opinion has been sought with respect to the Sales;

o The General Partners did not retain an independent and disinterested third party to represent the unaffiliated Limited Partners in connection with the proposed transaction or to negotiate the terms of the Sales;

o The General Partners have engaged in limited marketing efforts with respect to the sales of the Properties;

o The Purchase Prices for the Properties are based upon appraisals obtained in November and December 1997 and such appraisals have not been updated. Accordingly, such appraisals may not reflect the current fair market values of the Properties; and

o The Limited Partners will lose the opportunity to benefit from potential increases in the values of the Properties.


         The close of business on April 16, 1999 has been fixed as the record date for determining Limited Partners entitled to give written consent to the Sales and the Plan of Liquidation. In order to be valid, a consent must be received prior to June 17, 1999.

         LIMITED PARTNERS ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT FORM AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, TO BE RECEIVED NO LATER THAN JUNE 17, 1999.

            This Consent Solicitation Statement is dated May 7, 1999.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS CONSENT SOLICITATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A CONSENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO SOLICIT SUCH CONSENT SOLICITATION IN SUCH JURISDICTION.

         NEITHER THE PLAN OF LIQUIDATION NOR THIS CONSENT SOLICITATION STATEMENT HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE SALES OR PLAN OF LIQUIDATION OR THE ACCURACY OR ADEQUACY OF THIS CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR THE GENERAL PARTNERS.

                              AVAILABLE INFORMATION

         The Partnership is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and other information statements and other information regarding registrants that file electronically with the Commission.

         Statements contained herein concerning the provisions of documents are summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document if attached as an appendix hereto.

         Pursuant to Rule 13e-3 of the General Rules and Regulations under the Exchange Act, N' Tandem, Chateau and the Partnership have jointly filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments thereto, the "Schedule 13E-3"), together with exhibits thereto, furnishing certain additional information with respect to the Sales and the Plan of Liquidation. This Consent Solicitation Statement does not contain all the information contained in the Schedule 13E-3 and the exhibits thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission.

         All reports from outside parties filed as exhibits to the Schedule 13E-3 filed with the Commission in connection with the proposed transaction also will be made available for inspection and copying at the principal executive offices of the Partnership during its regular business hours by any interested Limited Partner or representative thereof who has been so designated in writing.


    This Consent Solicitation Statement was first mailed to Limited Partners on May 7, 1999.

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY ...................................................................    1

Purpose of the Consent Solicitation; Proposals 1 and 2 ....................    1

Background of the Proposed Transaction ....................................    2

Relationship of the Various Parties to the Proposed Transaction ...........    3

Summary Risk Factors ......................................................    4

Valuation of Properties ...................................................    5

SPECIAL FACTORS ...........................................................    5

Recommendation of the General Partners ....................................    5

Alternatives Considered ...................................................    8

N' Tandem's and Chateau's Belief as to the Fairness of
     the Proposed Transaction; N' Tandem's and Chateau's
     Reasons for Engaging in the Transaction ..............................    9

Certain Federal Income Tax Considerations .................................   10

Consent Procedures; Transactions Authorized by Consents ...................   11

Record Date; Required Consents ............................................   11

No Appraisal or Dissenters' Rights ........................................   11

Historical Distributions ..................................................   12

No Established Trading market For Units ...................................   12

SUMMARY HISTORICAL FINANCIAL DATA .........................................   13

MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS ............................   14

Conflicts of Interest .....................................................   14

No Fairness Opinion Sought with Respect to the Sales ......................   15

No Appointment of Independent Representative ..............................   15

The General Partners Have Engaged in Limited Marketing
     Efforts with Respect to the Properties ...............................   15

Appraisals May Not Reflect the Current Fair Market Values
     of the Properties ....................................................   15

Loss of Opportunity to Benefit from Future Events .........................   15

Tax Consequences ..........................................................   15

DESCRIPTION OF THE PROPOSED TRANSACTION ...................................   16

Purpose of the Consent Solicitation; Proposals 1 and 2  ...................   16

Background of the Proposed Transaction ....................................   16

The Purchase and Sale Agreement ...........................................   18

Solicitation Expenses .....................................................   19

Estimate of Liquidating Distributions Payable to Limited Partners .........   19

Ownership of Properties by N' Tandem Following Sales ......................   20

SPECIAL FACTORS ...........................................................   20

Fairness of the Transaction; Recommendation of the General Partners .......   20

Alternatives Considered ...................................................   23

N' Tandem's and Chateau's Belief as to the Fairness of the
     Proposed Transaction; N' Tandem's and Chateau's Reasons
     for Engaging in the Transaction ......................................   24

Appraisals ................................................................   24

SUMMARY OF SELECTED TERMS OF THE PARTNERSHIP AGREEMENT ....................   35

THE PARTNERSHIP'S PROPERTIES ..............................................   37

Nature of Ownership Interests in Properties ...............................   37

                                TABLE OF CONTENTS
                                   (continued)



Description of Properties, Appraised Values and Ownership Interests .......   38

FEDERAL INCOME TAX CONSIDERATIONS .........................................   40

Overview ..................................................................   40

Taxation on the Sales .....................................................   40

Liquidation of the Partnership ............................................   41

Income Tax Rates/Taxation of Gains and Losses .............................   42

CONSENT PROCEDURES; TRANSACTIONS AUTHORIZED BY CONSENTS ...................   42

Solicitation of Consents ..................................................   43

Record Date; Required Vote ................................................   43

No Appraisal or Dissenters' Rights ........................................   44

Consequences If Consents Are Not Obtained .................................   44

FINANCIAL STATEMENTS ......................................................   44

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...........................   45

APPENDIX A Information Concerning Officers And Directors Of
     The Managing General Partner, N' Tandem And Chateau ..................   46

APPENDIX B Agreement of Limited Partnership of the Partnership ............   50

                                     SUMMARY

         The following summarizes certain information contained elsewhere in this Consent Solicitation Statement. While the purpose of this Summary is to discuss and disclose the material aspects of the Sales and the Plan of Liquidation, this Summary is not intended to be complete, and is qualified in its entirety by reference to the more detailed information contained elsewhere herein.

Purpose of the Consent Solicitation; Proposals 1 and 2


         In accordance with the Agreement of Limited Partnership (the "Partnership Agreement") of Windsor Park Properties 4, a California limited partnership (the "Partnership"), the term of the Partnership expired on December 31, 1997. As a result, in accordance with the terms of the Partnership Agreement and California law, The Windsor Corporation (the "Managing General Partner") and John A. Coseo, Jr., the other general partner of the Partnership (together, the "General Partners"), are required to (i) develop a plan of liquidation for the Partnership and to liquidate and dissolve the Partnership, or (ii) take such steps as are necessary to extend the term of the Partnership to enable it to continue as a going concern.


         The purpose of this Consent Solicitation is to obtain the consent of the holders (the "Limited Partners") of units of limited partner interest in the Partnership (the "Units") to the two proposals described herein. Upon approval of Proposals 1 and 2 by the Limited Partners, the General Partners will proceed with a plan of liquidation that has been adopted by the General Partners (the "Plan of Liquidation"), pursuant to which the Partnership will sell (the "Sales") to N' Tandem Trust, a California business trust ("N' Tandem"), its six partial ownership interests ("Ownership Interests") in properties and its single remaining wholly owned property (such property, together with the Ownership Interests are sometimes hereinafter referred to as the "Properties"), and make liquidating distributions to the partners in accordance with the terms of the Partnership Agreement. The terms of the Sales are set forth in a Purchase and Sale Agreement between N' Tandem and the Partnership (the "Purchase and Sale Agreement"), as more particularly described herein. Upon completion of the Plan of Liquidation, final liquidating distributions will be made (estimated to average approximately $43.36 per Unit) to the partners in accordance with the terms of the Partnership Agreement.

         Two Proposals are being proposed in this Consent Solicitation Statement for approval of the Limited Partners. Proposal 1 is for the General Partners to proceed with the Sales to N' Tandem pursuant to the Purchase and Sale Agreement. Proposal 2 is for the General Partners to proceed with the Plan of Liquidation following such Sales.


         If Proposals 1 and 2 are approved by the Limited Partners, the General Partners will proceed with the Sales and the Plan of Liquidation. Each of Proposal 1 and Proposal 2 is conditioned upon approval of the other Proposal by the Limited Partners. Accordingly, any Limited Partner desiring to have the General Partners proceed with the Sales and the Plan of Liquidation needs to vote for both Proposal 1 and Proposal 2.


         The Managing General Partner and the Purchaser are under common control of Chateau, and the Directors of the Managing General Partner are the Chief Executive Officer, and President, respectively, of Chateau. The Managing General Partner of the Partnership is also the external investment advisor to the Purchaser, and is wholly owned by Chateau. Chateau is one of the largest publicly-held companies in the United States engaged in the ownership and operation of manufactured home communities. N' Tandem, rather than Chateau, will be purchasing the Properties because the Properties are more in line with the type and quality of assets sought by N' Tandem. In general, Chateau seeks investments in large, institutional, fully-amenitized manufactured home communities. In contrast, N' Tandem seeks lower profile assets which, like the Properties owned by the Partnership, are located in tertiary demographic and geographic markets, are smaller with fewer amenities and contain a greater proportion of single-wide spaces. Additionally, N' Tandem already has a partial ownership interest in two of the Properties.


Background of the Proposed Transaction


         In September of 1997, Chateau purchased 644,842 Common Shares of the Managing General Partner, constituting all of the outstanding capital stock of the Managing General Partner in exchange for 101,239 common shares of Chateau, and $750,000 in cash (the "Windsor Acquisition"). Promptly following the Windsor Acquisition, the General Partners began to develop a plan to liquidate the Partnership. As a first step in this process, the General Partners ordered Appraisals for the two Properties which were wholly owned by the Partnership and for the six communities in which the Partnership holds a partial Ownership Interest. The General Partners received the Appraisals in December 1997, which reported on the Appraised Values of the Properties as of November and December 1997.


         After reviewing the Appraisals, the General Partners established the basic outline for a plan of liquidation for the Partnership. This plan had two basic aspects. The first part involved efforts to sell one of the Partnership's wholly owned Properties, and its largest Ownership Interest, to third parties. In this regard, the General Partners marketed the Sunrise Village Property and the Harmony Ranch Property (in which the Partnership has a 75% Ownership Interest) for sale to third parties. These efforts resulted in the sale of the Sunrise Village Property in May 1998, but not in any other completed transactions.

         The second part of the plan involved the sale of the remaining Ownership Interests and any other assets not sold to third parties to N' Tandem, which already owned separate partial interests in two of the Properties. The General Partners decided not to attempt to market the remaining Partnership's Ownership Interests for sales to parties other than N' Tandem based, in part, on their belief that very limited demand for these Ownership Interests exists and that any prospective buyers for these interests would not be willing to pay the Partnership full value for the Ownership Interests, based on the value of the underlying Properties because control and management of the underlying Properties, and the power to sell or dispose of the Properties, is vested in the Managing General Partner. The General Partners also believed that N' Tandem would not view these control issues in the same negative light as a prospective buyer who is unaffiliated with the Managing General Partner, and that N' Tandem would be willing to purchase the Ownership Interests without a minority interest discount. However, the General Partners could not engage in serious discussions or negotiations with N' Tandem until N' Tandem adopted certain changes to its organizational documents which permitted N' Tandem to purchase additional properties. After N' Tandem adopted these changes in the third quarter of 1998, the Managing General Partner and representatives of N' Tandem negotiated the purchase prices (the "Purchase Prices") and the other terms of the Sales for the remaining Property and the Ownership Interests. Representatives of N' Tandem agreed to pay the full Appraised Value for the remaining Property and an amount for each Ownership Interest equal to the full value of the Ownership Interest based on the Appraised Values. N' Tandem has agreed to pay cash for the Property and Ownership Interests.

         It is currently anticipated that the Sales will occur as soon as practicable following the approval by Limited Partners of the Sales and the Plan of Liquidation. If sufficient consents to proceed with the Plan of Liquidation are not obtained, the General Partners intend to explore, consider and pursue such alternatives as may be available to the Partnership.

Relationship of the Various Parties to the Proposed Transaction

         The relationships of the various parties to the proposed transaction are set forth in the diagram below and described elsewhere in this Consent Solicitation Statement under "Risk Factors -- Conflicts of Interest."


                                   [GRAPHIC]

Summary Risk Factors

         The Sales involve material risks, conflicts of interest and other considerations which are discussed elsewhere in this Consent Solicitation Statement. They include the following:


         Conflicts of Interest.. The Sales and the Plan of Liquidation, and the recommendation of the General Partners set forth herein, could be deemed to involve certain conflicts of interest between the Managing General Partner and the Limited Partners. The Managing General Partner of the Partnership and the Purchaser are under the common control of Chateau. Chateau owns all of the issued and outstanding capital stock of the Managing General Partner, and the Chief Executive Officer and President, respectively, of Chateau, are the sole Directors of the Managing General Partner.

         The Managing General Partner of the Partnership is also the external investment advisor to the Purchaser. In connection with the Sales, pursuant to the advisory agreement between such parties, the Managing General Partner will receive an acquisition fee from the Purchaser equal to 3% of the Purchase Price for each Property or Ownership Interest, or $356,153. In addition, the Sales will result in an increase in the annual and other fees and compensation payable to the Managing General Partner under the advisory agreement. As a result of the economic benefits accruing to the Managing General Partner in connection with the Sales, the Sales and the recommendation and views of the Managing General Partner are subject to potential conflicts of interest.


         Purchase Prices Are Not the Result of Arm's-length Negotiations. Due to the potential conflicts of interests of the Managing General Partner, the Purchase Prices for the Properties and other deal terms cannot be considered to be the result of arm's-length negotiations and bargaining between independent parties, and as a result may not be as favorable as those that might have been obtained had the terms of the Sales been the result of such arm's-length negotiations.

         No Fairness Opinion Sought with Respect to the Sales. The General Partners have not sought to obtain an opinion relating to the fairness to the Limited Partners of the Sales. Had such a fairness opinion been obtained, the Purchase Prices or other terms of the Sales might have been different and possibly more favorable to the Partnership and the Limited Partners.

         No Appointment of Independent Representative. The General Partners have not appointed an independent representative to represent the unaffiliated Limited Partners in connection with the Sales, or to negotiate the terms of the Sales. Had such a representative been appointed, the Purchase Prices, or other terms of the Sales, might have been different and possibly more favorable to the Partnership and the Limited Partners.


         The General Partners Have Engaged in Limited Marketing Efforts with Respect to the Properties. The General Partners have engaged in only limited marketing efforts with respect to the Properties. Marketing the Properties to third parties could conceivably result in higher purchase prices being paid for the Properties and the Ownership Interests than those that are being paid in connection with the Sales.


           Appraisals May Not Reflect the Current Fair Market Values of the Properties. The Appraisals were rendered as of November or December 1997. The General Partners do not intend to update the Appraisals, or to order new appraisals for the Properties. Accordingly, the Appraisals may not reflect the current fair market values of the Properties.

         Loss of Opportunity to Benefit from Future Events. It is possible that the future performance of the Properties will improve or that prospective buyers may be willing to pay more for the remaining Properties in the future. It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Properties. By approving the Sales, Limited Partners will also be foregoing certain current benefits of ownership of the Properties, such as continuing distributions.


         Tax Consequences. The Sales should result in an estimated taxable gain to the Limited Partners of approximately $15.03 per Unit while the liquidation of the Partnership should result in a taxable loss of approximately $10.80 per Unit. See "Federal Income Tax Considerations."


Valuation of Properties


         The following table sets forth a list of the Partnership's wholly owned Property and the Ownership Interests and their respective values (based on the Appraised Values), the debt attributable to the Ownership Interests as of December 31, 1998, and the value of the Property or Ownership Interest after deducting attributable debt:


                                                                                     Debt Attributable
                                                             Value of Property or     to Property or     Net Value of
                                                              Ownership Interest         Ownership       Property or
                                                              Before Indebtedness        Interest         Ownership
     Name of Property      Ownership %     Date Acquired   Based on Appraised Value   as of 12/31/98       Interest
     ----------------      -----------     -------------   ------------------------   --------------       --------
   Sunset Vista               100%          April 1987         $   3,800,000             $         0       $ 3,800,000
      Magna, UT
   Big Country Estates         60%         December 1986       $   1,620,000             $         0       $ 1,620,000
      Cheyenne, WY
   Harmony Ranch               75%         December 1986       $   1,762,500             $   900,000       $   862,500
      Thonotosassa, FL
   Rancho Margate              33%        September 1995       $   2,112,000             $ 1,209,000       $   903,000
      Margate, FL
   Winter Haven                33%         October 1995        $   1,221,000             $   531,400       $   689,600
      Winter Haven, FL
   Apache East                 25%         February 1997       $     495,000             $   274,600       $   220,400
      Phoenix, AZ
   Denali Park                 25%         February 1997       $     861,250             $   477,800       $   383,450
                                                               -------------             -----------        ----------
       Phoenix, AZ
           Total                                               $  11,871,750             $ 3,392,800       $ 8,478,950
                                                               =============             ===========       ===========

                                 SPECIAL FACTORS

Recommendation of the General Partners

         The General Partners believe that the Sales and the Plan of Liquidation are (i) consistent with the original objectives of the Partnership and (ii) contemplated by the terms of the Partnership Agreement. In addition, the General Partners believe that the terms of the Sales are fair to the affiliated and unaffiliated Limited Partners from a financial point of view and from a procedural point of view, have approved the Sales and the Plan of Liquidation and recommend their approval by the Limited Partners.

         In  reaching  the  determination   that  the  Sales  and  the  Plan  of
Liquidation are fair to the unaffiliated Limited Partners from a financial point of view, the General Partners considered the following factors:

o N' Tandem is willing to purchase all of the Properties and is paying the full Appraised Value for the Properties, without a discount for the fact that the Partnership owns only a minority Ownership Interest in the majority of the Properties, something the General Partners believe most third parties would be unwilling to do;


o The Purchase Price being offered in for Harmony Ranch 75% Ownership Interest, which is one of the Ownership Interests that the General Partners attempted to market for sale to third parties, is also equal to the net purchase price of $1,762,500 offered in July 1998 for such Ownership Interest by a third party, prior to flooding at the underlying Property that caused such third party to cancel the sale;

o The aggregate net purchase price of $8,478,950 being paid by N' Tandem exceeds the Net Book Value of the Partnership's assets of $5,238,500 as of December 31, 1998, by $3,240,450;


o Due to N' Tandem's Advisor's familiarity with the Properties, it is willing to purchase the Properties "as-is," and without representations and warranties from the Partnership;

o Because N' Tandem is buying the Properties in a single transaction, and is buying such Properties without representations and warranties from the Partnership, the General Partners will be able to wind up the Partnership, and make full liquidating distributions (without any holdback for future contingencies) promptly upon the approval of the Sales and the Plan of Liquidation by the Limited Partners;


o The estimated net liquidating proceeds payable in connection with the Sales ($43.36 per Unit) are substantially higher than the $30 per Unit offered to Limited Partners on February 1, 1999 in connection with a tender offer for up to 4.9% of the Partnership's outstanding Units made by Everest Investors 9, LLC, a party unaffiliated with the Partnership, N' Tandem or Chateau; and


         In reaching their determination that the Sales and the Plan of Liquidation are fair from a financial point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:


o The Purchase Prices for the Properties are based upon independent Appraisals as of November and December 1997 and such Appraisals have not been updated, and thus may not reflect the current fair market values of the Properties;


o It is possible that the future performance of the Properties will improve or that prospective buyers may be willing to pay more for the Properties in the future;

o It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Property and Ownership Interests. By approving the Sales and the Plan of Liquidation, Limited Partners will also be foregoing certain current benefits of the ownership of the Property and Ownership Interests such as continuing distributions; and

o The Sales and Plan of Liquidation will have a tax impact on Limited Partners resulting in an estimated taxable gain to Limited Partners of approximately $15.03 per Unit while the liquidation of the Partnership should result in a taxable loss of approximately $10.80 per Unit. See "Federal Income Tax Considerations."


         The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited partners from a financial point of view.

         In reaching their determination that the Sales, and the Plan of Liquidation, are fair to the affiliated and unaffiliated Limited Partners from a financial point of view, the General Partners did not assign relative weights to the above factors or determine that any factor was of particular importance; rather, the General Partners viewed the positive factors as a totality and the negative factors as a totality and concluded that the positive factors outweighed the negative factors, and thus that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view.

         The General Partners also believe that the Sales and the Plan of Liquidation are fair to the Limited Partners from a procedural point of view, based on the following factors:

o The Properties have been independently appraised by appraisers certified by the Appraisal Institute, and the fact that N' Tandem is paying the full value of the Properties based on the Appraised Values; and

o The Sales are subject to the approval of unaffiliated Limited Partners holding not less than a majority of the issued and outstanding Units.

         In  reaching  their  determination  that  the  Sales  and  the  Plan of
Liquidation  are fair  from a  procedural  point of view to the  affiliated  and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:


o The transaction was negotiated on behalf of the Partnership by the Managing General Partner, which is under common control with the Purchaser, and is receiving substantial economic benefits from the transaction (including acquisition fees of $356,153 that are being paid by the Purchaser), and accordingly, may be subject to potential conflicts of interest;

o That the sole Directors of the Managing General Partner are the Chief Executive Officer and President, respectively, of Chateau, and as a result of such affiliation, the Sales and the Plan of Liquidation have not been approved by directors who are not employees of the Partnership or its affiliates;


o        No independent or disinterested  third party was appointed to negotiate
         the  terms  of  the  Sales  on  behalf  of  the  Partnership,   or  the
         unaffiliated Limited Partners;

o The General Partners have not in connection with the Sales sought to obtain an opinion relating to the fairness, to the unaffiliated Limited Partners, of the Sales;

o The General Partners have not retained an independent representative to represent the unaffiliated Limited Partners in connection with the Sales;

o The Appraisals were made in November and December of 1997, and no updates, or new appraisals, have been or will be ordered in connection with the Sales;


o        Few alternatives to the Sales were considered by the General  Partners;
         and

o The Partnership has engaged in limited marketing efforts with respect to the Properties and the Partnership does not intend to take significant actions to market or sell the Properties pending the results of this solicitation of consents.

         The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view. In reaching their determination that the Sales, and the Plan of Liquidation, are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view, the General Partners concluded that the approval of the transaction by a majority-in-interest of the unaffiliated Limited Partners is sufficient to insure that procedural fairness has been preserved for the Limited Partners. The General Partners also believe that the potentially negative factors influencing procedural fairness were in each case mitigated by the following other factors or considerations: (i) although the Managing General Partner and the Purchaser are under common control, the General Partners concluded that the common control (a) did not adversely affect the terms of the Sales for Limited Partners, and (b) allowed N' Tandem to offer deal terms that they believed would not be available from third parties; (ii) that the involvement in the transaction of independent or disinterested third parties to negotiate on behalf of the Limited Partners would have added to the cost of the overall transaction without necessarily providing any additional benefits to the Limited Partners; (iii) obtaining a fairness opinion would, to a large extent, be duplicative of the Appraisals that were obtained in the transaction, and would have involved the payment of a significant fee; (iv) even though the Appraisals were prepared in November and December of 1997, the General Partners believe that no material changes have occurred in the Properties or in the conditions of the market for manufactured home communities since those dates that would result in higher values for the Properties; and (v) the General Partner's belief that marketing the partial Ownership Interests held by the Partnership would not have provided a better transaction for the Limited Partners and would have ultimately delayed the timing of the Sales and the distribution of liquidating proceeds to the Limited Partners.


Alternatives Considered


         Under the Partnership Agreement, the term of the Partnership is through December 31, 1997. As a result, pursuant to the Partnership Agreement and California law, the General Partners are required to (i) develop a plan of liquidation for the Partnership and to liquidate and dissolve the Partnership, or (ii) take such actions as are necessary to extend the Partnership term to enable it to continue as a going concern.


         The General Partners did not consider extending the Partnership term, which would have required the consent of the holders of a majority of the issued and outstanding Units. The reason that this option was not considered is that the Managing General Partner believes that Limited Partners desire to achieve the near term liquidation of their investments in the Partnership. This belief is based on the Managing General Partner's observation that most Limited Partners have held their investments in the Partnership for more than a dozen years. Additionally, while extending the life of the Partnership would have resulted in the Limited Partners receiving the benefits of continued ownership of the Properties, they would have also remained subject to the risks of continuing such ownership and their investments would have remained illiquid and all Limited Partners would continue to be unable to liquidate their investments at fair value since no formal trading market for the Units exists.


         While the General Partners did consider the possibility of selling the Properties to parties other than N' Tandem, the General Partners ultimately concluded that such alternative transactions would not be likely to result in the distribution of greater liquidating proceeds to the Limited Partners. The principal reasons for this conclusion are that (i) the Managing General Partner believes that the Appraisals continue to reflect the fair market values of the Properties, (ii) the Limited Partners would receive greater liquidating proceeds in a third party transaction only if such third party was willing to pay in excess of the Appraised Values for the Properties and Ownership Interests, something the General Partners believe few, if any, parties would be willing to do, especially with respect to the partial Ownership Interests, and (iii) the expenses of the Sales are lower than they would be in connection with the sale of the Properties and Ownership Interests to an unaffiliated third party (principally due to the fact that no brokerage commissions are being paid by the Partnership in connection with the Sales, which results in estimated savings of between $356,153 and $712,306 based upon prevailing commission rates).


         N' Tandem and Chateau did not consider any alternative ways to acquire the Properties from the Partnership, due to their belief that the holders of a majority of Units desire to achieve near term liquidation of their investments in the Partnership.

N' Tandem's and Chateau's Belief as to the Fairness of the Proposed Transaction; N' Tandem's and Chateau's Reasons for Engaging in the Transaction

         N' Tandem and Chateau believe that the Sales are fair to the affiliated and unaffiliated Limited Partners from both a financial point of view and from a procedural point of view. In reaching such determination, N' Tandem and Chateau considered the same factors and positive and negative aspects of the Sales, as were considered by the General Partners, as described in this Consent Solicitation Statement under "SPECIAL FACTORS - Fairness of the Transaction; Recommendation of the General Partners" and have specifically adopted the analyses and conclusions of the General Partners described herein.

         In October 1998, N' Tandem amended and restated N' Tandem's Declaration of Trust and By-laws to convert N' Tandem from a finite-life to an infinite-life entity to enable it to begin implementing a growth-oriented business plan intended to cause N' Tandem to attain greater size and asset diversity. The acquisition by N' Tandem of the Properties is being engaged in by N' Tandem as part of such growth-oriented business plan.

Appraisals

         Three Appraisers were involved in rendering Appraisals with respect to the Partnership's Properties in November and December, 1997. Whitcomb Real Estate, Inc., located in Tampa, FL, appraised the Harmony Ranch, Rancho Margate and Winter Haven Properties. Landmark Valuation, Inc., with principal offices in Aurora, CO appraised the Sunset Vista and Big Country Estates Properties. Appraisal Technology, Inc., with principal offices in Phoenix, AZ, appraised the Apache East and Denali Park Estates Properties.

         Each of the Appraisers is certified as a Master Appraiser by the Appraisal Institute and was selected based upon such Appraiser's expertise and/or experience within the geographic area that each Property was located, as well as such Appraiser's familiarity with valuing real estate underlying manufactured home communities.

         A summary description of the Appraisals, including the values of the Properties elsewhere in this Consent Solicitation Statement under the caption "SPECIAL FACTORS - Appraisals." The Appraisals are based on conditions as of their respective dates. Subsequent developments could have a material effect on the valuations stated therein.

         The Appraisals were ordered by the Managing General Partner in connection with the anticipated liquidation of the Partnership's assets following the expiration of the Partnership term, and were not obtained in contemplation of the Sales, or the Plan of Liquidation. The purpose of the Appraisals was, and each Appraiser was instructed by the Managing General Partner, to determine the fair market value of each Property. In connection with the Appraisals, no fair market values, or value ranges, were suggested by the Managing General Partner. Only one Appraisal was sought with respect to each Property. Had more than one Appraisal been sought with respect to each Property, the other appraisal values might have been higher or lower than the Appraised Values.

         The Appraisals were rendered as of November and December 1997, and accordingly, may no longer reflect the fair market values of the Properties, and the value of the Properties may have increased since that time. However, the Managing General Partner (i) does not believe that any significant events have occurred since that time which would cause the conclusions reached in the Appraisals, and Appraised Values, to be different had the Appraisals been rendered as of a more recent date, (ii) is not aware of any material developments, trends or other uncertainties that relate to the conclusions expressed in the Appraisals, or that are reasonably likely to materially affect such conclusions, and (iii) does not intend to update the Appraisals, or order new appraisals for the Properties in connection with the Sales.


         Copies of the Appraisals are filed as Exhibits to the Schedule 13E-3 and are available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner, or any representative of a Limited Partner who has been designated in writing. Copies may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, CO 80111.


Certain Federal Income Tax Considerations

         The following is a brief summary of certain United States federal income tax consequences to Limited Partners arising from the Sales and liquidation of the Partnership:


         Tax Consequences of the Sales. The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by the Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties and Ownership Interests will equal the difference between (i) the Partnership's amount realized (i.e., the amount of cash received increased by the amount of liabilities of the Partnership assumed or taken subject to by the Purchaser) and (ii) the Partnership's adjusted tax basis in each of the Properties and Ownership Interests. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $2,965,573.

         Allocation of Gain. The $2,965,573 gain recognized by the Partnership in the year of Sales will be allocated among the partners in accordance with the terms of the Partnership Agreement. These provisions will result in an allocation of approximately $2,935,917 of taxable gain on the Sales to Limited Partners (or an average of $15.03 per Unit). The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in prior years that were allocated to Limited Partners.

         Tax Consequences of Liquidation. Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner (including the Limited Partner's share of partnership liabilities under Section 752 of the Code (as hereafter defined) assumed by the Purchaser) and the adjusted tax basis of the Limited Partner's Units, adjusted by such Limited Partner's allocable share of income, gain or loss arising from normal Partnership operations for the year of liquidation and the sale of the Properties and Ownership Interests in the year of liquidation. See "-- Allocation of Gain" above. It is expected that a Limited Partner will recognize an average loss of approximately $10.80 per Unit on liquidation of the Partnership.

Consent Procedures; Transactions Authorized by Consents

         The  consents  being  solicited   hereby  will  authorize  the  General
Partners: (i) to complete the Sales at any time on or prior to September 30, 1999, and to proceed with the Plan of Liquidation; and (ii) to take all actions necessary or appropriate, as determined by the General Partners, to complete the Sales and to proceed with the Plan of Liquidation. Consents may be revoked by Limited Partners up until the time that the General Partners have received consents from unaffiliated Limited Partners holding a majority of the outstanding Units.

         Consents are being solicited from the Limited Partners in accordance with the requirements of the Partnership Agreement.

Record Date; Required Consents


         The close of business on April 16, 1999 has been fixed as the record date (the "Record Date") for determining Limited Partners entitled to consent to the Sales and the Plan of Liquidation. As of the Record Date, there were 195,366 Units outstanding held of record by a total of 2,424 Limited Partners. The Sales and the Plan of Liquidation require the consents of unaffiliated Limited Partners holding at least a majority of the outstanding Units. Each Unit entitles the holder thereof to cast one vote with respect to the approval of the Sales and the Plan of Liquidation. As of the Record Date, the General Partners and their affiliates own approximately 1,000 Units (or approximately 0.5% of total outstanding Units), but have agreed to abstain from consenting to the Sales and the Plan of Liquidation with respect to all such Units.


No Appraisal or Dissenters' Rights

         If Limited Partners owning the requisite number of Units in the Partnership consent to the Sales and Plan of Liquidation, all Limited Partners of the Partnership will be bound by such consent, including Limited Partners who have not returned their consents or who have denied consent. None of the Partnership Agreement, California law or the proposed terms and conditions of the Sales or the Plan of Liquidation provide objecting Limited Partners with the right to exercise any dissenters', appraisal or similar rights. Under California law, the general partner of a California limited partnership owes fiduciary duties to its limited partners. To the extent that a general partner has engaged in a transaction in breach of its fiduciary duties to limited partners, a damages remedy may be available to such limited partners.

Historical Distributions

Set forth below is certain information relating to distributions made by the Partnership since January 1, 1993:

                                           Total Aggregate       Total Aggregate to Limited         Per Unit to
        Year                               To all Partners                Partners                Limited Partners
        ----                               ---------------                --------                ----------------
        1998                                $  440,200                   $  435,700                    $ 2.23
        1997                                   452,500                      448,000                      2.28
        1996                                   452,500                      448,000                      2.26
        1995                                   339,400                      336,000                      1.68
        1994                                   813,100                      805,000                      4.00
        1993                                 5,516,300                    5,461,200                     27.17
                                            ----------                   ----------                    ------
           Total                            $8,014,000                   $7,933,900                    $39.62
                                            ==========                   ==========                    ======

     ----------
         (1) The portion of such distribution representing a return of capital to Limited Partners is as follows: 1998 (0%); 1997 (0%); 1996 (0%), 1995 (0%); 1994 (50%); and 1993 (87%).

         The Partnership typically makes distributions to its partners on a quarterly basis. There are no restrictions on the Partnership's present or future ability to make distributions. The Partnership is not in arrears with respect to any dividends or distributions, and the Partnership has made all distributions required to be made by it under the Partnership Agreement.

No Established Trading market For Units

         The Units are not listed on any securities exchange, and no established trading market for the Units exists.

                        SUMMARY HISTORICAL FINANCIAL DATA

         The following summary historical financial data, insofar as it relates to each of the years ended December 31, 1994 through 1998, has been derived from the annual financial statements of the Partnership, including the balance sheet at December 31, 1998 and the related statements of income for the two years ended December 31, 1997 and 1998, and notes thereto as included in the Partnership's annual report on Form 10-KSB for December 31, 1998.


                                                   For the Year Ended December 31,
                                  -------------------------------------------------------------------------
                                       1998            1997          1996          1995             1994
                                  -------------    -----------   -----------   -----------    -------------
Statement of Operations Data:
Revenues                          $   1,083,500    $ 1,359,500   $ 1,349,800   $ 1,241,600    $   1,139,100

Net income (loss)(1)              $     174,000    $    38,900   $   144,400   $  (991,200)   $    (567,400)

Earnings (loss) per unit before
  extraordinary item              $         .88    $       .20   $       .72   $     (4.89)   $       (2.79)
Extraordinary loss from early
  extinguishment of debt                   (.18)            --            --            --               --
Earnings (loss) per  unit                   .70            .20           .72         (4.89)           (2.79)
Balance Sheet Data:
Total Assets                      $   5,339,900    $ 7,390,800   $ 7,815,900   $ 7,826,800    $   7,760,500

Long tem debt                                --    $ 1,775,000   $ 1,775,000   $ 1,400,000               --

Other Data:
Distributions per limited(1)      $        2.23    $      2.28   $      2.26   $      1.68    $        4.00
partnership unit

---------------
(1) The Partnership sold its interests in three investment properties, incurring a gain of $1,104,000.

                 MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS

         The Sales involve material risks, conflicts of interest and other considerations, which are discussed below. Limited Partners are urged to consider such factors and considerations and to consult with their independent legal, financial and tax advisors before consenting to the Sales and the Plan of Liquidation.

Conflicts of Interest


         Managing General Partner and Purchaser are Under Common Control of Chateau. The Sales and the Plan of Liquidation, and the recommendation of the General Partners set forth herein, could be deemed to involve certain conflicts of interest between the Managing General Partner and the Limited Partners. The Managing General Partner of the Partnership and the Purchaser are under the common control of Chateau. Chateau owns all of the issued and outstanding capital stock of the Managing General Partner, and the Chief Executive Officer and President, respectively, of Chateau, are the sole Directors of the Managing General Partner. Chateau currently owns approximately 9.8% of the outstanding capital stock of the Purchaser, and following the consummation of the Sales, will hold approximately $14.5 million of indebtedness in the Purchaser, and effectively controls the Purchaser. Chateau and the Purchaser also anticipate that in the second or third quarter of 1999, Chateau may acquire additional equity interests in the Purchaser that could cause it to own up to a 45% equity interest in the Purchaser.

         Managing General Partner to Receive Acquisition Fees From the Purchaser and Other Economic Benefits From the Proposed Transaction. The Managing General Partner of the Partnership is also the external investment advisor (the "Advisor") to the Purchaser. In connection with the Sales, pursuant to the advisory agreement between such parties (the "Advisory Agreement"), the Managing General Partner will receive an acquisition fee from the Purchaser equal to 3% of the gross Purchase Price for each Property or Ownership Interest, or $356,153. Under the Advisory Agreement, the Managing General Partner is entitled to the following fees: (i) annual subordinated advisory fees of up to 1% of invested assets, and .05% of uninvested assets of the Purchaser, (ii)
acquisition fees in connection with the acquisition of properties by the Purchaser equal to 3% of the sales price, and (iii) a subordinated incentive fee on the disposition of the Purchaser's assets equal to 15% of cash remaining from sales or financing of the Purchaser's assets after holders of shares of beneficial interest of the Purchaser have received specified preferred returns. The Sales will result in an increase of invested assets of N' Tandem by $11.9 million, and accordingly, will increase the annual subordinated advisory fee payable by N' Tandem by approximately $119,000 per year. To the extent that N' Tandem is able to generate returns to its shareholders in excess of 9% per annum over the life of N' Tandem ("Excess Returns"), the Managing General Partner will be entitled to a subordinated incentive fee equal to 15% of the Excess Returns. As a result of the economic benefits accruing to the Managing General Partner in connection with the Sales, the Sales and the recommendation and views of the Managing General Partner, are subject to potential conflicts of interest.


Purchase Prices Are Not the Result of Arm's-length Negotiations

         Due to the potential conflicts of interests of the Managing General Partner, the Purchase Prices for the Properties and other deal terms cannot be considered to be the result of arm's-length negotiations and bargaining between independent parties, and as a result may not be as favorable as those that might have been obtained had the terms of the Sales been the result of such arm's-length negotiations.

No Fairness Opinion Sought with Respect to the Sales

         The General Partners have not sought to obtain an opinion relating to the fairness to the Limited Partners of the Sales. The Partnership Agreement does not require any such fairness opinion to be obtained and the General Partners concluded that because all of the Purchase Prices for the Partnership's Properties are based on Appraised Values, no such opinion is warranted. Had such a fairness opinion been obtained, the Purchase Prices or other terms of the Sales might have been different and possibly more favorable to the Partnership and the Limited Partners.

No Appointment of Independent Representative

         The General Partners have not appointed an independent representative to represent the unaffiliated Limited Partners in connection with the Sales or to negotiate the terms of the Sales. Had an independent representative been appointed, the Purchase Prices, or other terms of the Sales, might have been different and possibly more favorable to the Partnership and the Limited Partners.

The General Partners Have Engaged in Limited Marketing Efforts with Respect to the Properties


         The General Partners have engaged in only limited marketing efforts with respect to the Properties. The only marketing activities engaged in by the General Partners with respect to the Properties and Ownership Interests was to list each of the Sunrise Village and Harmony Ranch Properties with local real estate brokers. Additionally, the General Partners do not intend to take significant actions to market or sell the Properties pending the results of this Consent Solicitation. Marketing the Properties to third parties could conceivably result in higher purchase prices being paid for the Properties and the Ownership Interests than those that are being paid in connection with the Sales.


Appraisals May Not Reflect the Current Fair Market Values of the Properties

         All of the Appraisals were rendered as of November or December 1997. The General Partners do not intend to update the Appraisals, or to order new appraisals for the Properties. Accordingly, the Appraisals may not reflect the current fair market values of the Properties.

Loss of Opportunity to Benefit from Future Events

         It is possible that the future performance of the Properties will improve or that prospective buyers may be willing to pay more for the remaining Properties in the future. It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Properties. By approving the Sales and the Plan of Liquidation, Limited Partners will also be foregoing certain current benefits of ownership of the Properties, such as continuing distributions.

Tax Consequences


         The Sales should result in an estimated taxable gain to the Limited Partners of approximately $15.03 per Unit while the liquidation of the Partnership should result in a taxable loss of approximately $10.80 per Unit. For a discussion of the tax impact of the Sales and the liquidation of the Partnership, and the Partnership's assumptions and the bases therefor, see "Federal Income Tax Considerations." THE SPECIFIC TAX IMPACT OF THE SALES ON LIMITED PARTNERS SHOULD BE DETERMINED BY LIMITED PARTNERS IN CONSULTATION WITH THEIR OWN TAX ADVISORS.

                     DESCRIPTION OF THE PROPOSED TRANSACTION

Purpose of the Consent Solicitation; Proposals 1 and 2

         Under the Partnership Agreement, the term of the Partnership is through December 31, 1997. As a result, pursuant to the Partnership Agreement and California law, the General Partners are required to (i) develop a plan of liquidation for the Partnership's assets and to liquidate and dissolve the Partnership, or (ii) take such actions as are necessary to extend the Partnership term to enable it to continue as a going concern.

         The purpose of this Consent Solicitation is to obtain the consent of the Limited Partners to the two proposals described herein. Upon approval of Proposals 1 and 2 by the Limited Partners, the General Partners will proceed with the Plan of Liquidation pursuant to which the Partnership will sell its six partial Ownership Interests in Properties and its single remaining wholly owned Property to N' Tandem. The terms of the Sales are set forth in a Purchase and Sale Agreement between N' Tandem and the Partnership, as more particularly described herein. Upon completion of the Plan of Liquidation, final liquidating distributions will be made (estimated to average approximately $43.36 per Unit) to the partners in accordance with the terms of the Partnership Agreement.

         Two Proposals are being proposed in this Consent Solicitation Statement for approval of the Limited Partners. Proposal 1 is for the General Partners to proceed with the Sales to N' Tandem pursuant to the Purchase and Sale Agreement. Proposal 2 is for the General Partners to proceed with the Plan of Liquidation following such Sales.

         If Proposals 1 and 2 are approved by the Limited Partners, the General Partners will proceed with the Sales and the Plan of Liquidation. Each of Proposal 1 and Proposal 2 is conditioned upon the approval of the other Proposal by the Limited Partners. Accordingly, any Limited Partner desiring to have the General Partners proceed with the Sales and the Plan of Liquidation needs to vote for both Proposal 1 and Proposal 2.

         The Managing General Partner and the Purchaser are under common control of Chateau, and the Directors of the Managing General Partner are the Chief Executive Officer, and President, respectively, of Chateau. The Managing General Partner of the Partnership is also the external investment advisor to the Purchaser, and is wholly owned by Chateau. Chateau is the largest publicly-held company in the United States engaged in the ownership and operation of manufactured home communities. N' Tandem, rather than Chateau, will be purchasing the Properties because the Properties are more in line with the type and quality of assets sought by N' Tandem, than by Chateau. In general, Chateau seeks investments in large, institutional, fully-amenitized manufactured home communities. In contrast, N' Tandem seeks lower profile assets which, like the Properties owned by the Partnership, are located in tertiary demographic and geographic markets, are smaller with fewer amenities and contain a greater proportion of single-wide spaces. Additionally, N' Tandem already has a partial ownership interest in two of the Properties.

Background of the Proposed Transaction

         The Partnership was formed in June 1986 pursuant to the provisions of the California Uniform Limited Partnership Act. The Partnership was organized as a finite-life entity to acquire and hold existing manufactured home communities for investment for a limited time period. Its principal investment objectives were to provide to its Limited Partners: (i) distributions of cash from operations, (ii) preservation, protection and eventual return of the Limited Partners' investment, and (iii) realization of
appreciation   in  the  value  of  the   properties   acquired  (the   "Original
Objectives"). It was originally anticipated that the Partnership would be liquidated and dissolved at year end 1997.

         In September of 1997, Chateau purchased 644,842 Common Shares of the Managing General Partner, constituting all of the outstanding capital stock of the Managing General Partner in exchange for 101,239 common shares of Chateau, and $750,000 in cash (the "Windsor Acquisition"). The total value of the Windsor Acquisition, based on the trading prices of Chateau's common shares at the time of the acquisition, was approximately $4.0 million. Following the Windsor Acquisition, at the request of Chateau, the sole stockholder of The Windsor Corporation (i) the Trustees of N' Tandem voluntarily resigned, and (ii) in connection with such resignation, appointed three new Trustees proposed by Chateau. Such Trustees were re-elected as N' Tandem's Trustees at the special meeting of Shareholders of N' Tandem held on October 23, 1998. In accordance with N' Tandem's Declaration of Trust, two of the appointed Trustees of N' Tandem are "independent trustees" meaning a Trustee who is not affiliated, directly or indirectly, with an advisor of the Trust, whether by ownership of, ownership in, employment by, any material business or professional relationship with, such advisor, or an affiliate of such advisor, or by virtue of serving as an officer or director of any advisor, or affiliate of such advisor. As a result of the Windsor Acquisition, Chateau became the indirect owner of 1000 Units in the Partnership. No particular value was attributed or allocated to the Units in connection with the Windsor Acquisition. Since February, 1997, Chateau has provided property management services to N' Tandem and the Partnership, pursuant to a management agreement between the Partnership and the Managing General Partner. The total amount received by the Managing General Partner in respect of services rendered pursuant to such management agreement was approximately $33,000 in 1998, and approximately $58,000 in 1997.

         Promptly following the Windsor Acquisition, the General Partners began to develop a plan to liquidate the Partnership. As a first step in this process, the General Partners ordered Appraisals for the two Properties which were wholly owned by the Partnership and for the six communities in which the Partnership holds a partial Ownership Interest. The General Partners received the Appraisals in December 1997, which reported on the Appraised Values of the Properties as of December 1997.

         After reviewing the Appraisals, the General Partners established the basic outline for a plan of liquidation for the Partnership. This plan had two basic aspects. The first part involved efforts to sell the Sunrise Village Property and Harmony Ranch Property (in which the Partnership owns a 75% Ownership Interest) to third parties. In this regard, the General Partners listed the Sunrise Village and the Harmony Ranch Property with local real estate brokers for sale to third parties. The General Partners entered into a purchase and sale agreement relating to the Sunrise Village Property and closed on the sale of the Sunrise Village Property in May, 1998. In July, 1998, the Partnership entered into a letter of intent with Park Advisors, Inc., a corporation based in Minneapolis, Minnesota, providing for the sale of the Harmony Ranch Property to Park Advisors, Inc. for a net purchase price of $2,350,000, of which $1,762,500 would be attributable to the Partnership's 75% Ownership Interest. Subsequently, a portion of the Harmony Ranch Property became flooded as a result of a period of unusually high rainfall in central Florida. Although most of the damage to the Harmony Ranch Property was covered by insurance, as a result of the flooding problems, Park Advisors, Inc. refused to close on the sale. The General Partners subsequently re-listed the Harmony Ranch Property with a local real estate broker without success, as all subsequent offers were substantially below the original contract price.

         The second part of the plan involved the sale of the remaining Ownership Interests, and any other assets not sold to third parties, to N' Tandem, which already owned separate partial interests in two of the Properties. The General Partners decided not to attempt to market the remaining
Partnership's Ownership Interests for sales to parties other than N' Tandem based, in part, on their belief that very limited demand for these Ownership Interests exists and that any prospective buyers for these interests would not be willing to pay the Partnership the full value of the Ownership Interest, based on the value of the underlying Properties, because control of and management of the underlying Properties, and the power to sell or dispose of the underlying Properties, is vested solely in the Managing General Partner.

         The General Partners also believed that N' Tandem would not view these control issues in the same negative light as a prospective buyer who is unfamiliar with the Properties and unaffiliated with the Managing General Partner, and that N' Tandem would be willing to purchase the Ownership Interests without a minority interest discount. However, the General Partners could not engage in serious discussions or negotiations with N' Tandem until N' Tandem adopted certain changes to its organizational documents which permitted N' Tandem to purchase additional properties. After N' Tandem adopted these changes in the third quarter of 1998, the General Partners and representatives of N' Tandem negotiated the Purchase Prices and the other terms of the Sales. Representatives of N' Tandem agreed to pay the full Appraised Value for the Partnership's remaining wholly owned Property and an amount for each Ownership Interest equal to the full value of the Ownership Interest based on the Appraised Values.

Information Concerning N' Tandem and Chateau


         N' Tandem is an unincorporated California business trust with principal executive offices at 6160 South Syracuse Way, Greenwood Village, CO 80111. The principal business of N' Tandem is the acquisition, ownership and operation of manufactured home communities. Chateau owns all of the capital stock of the Managing General Partner and effectively controls N' Tandem through its 9.8% equity ownership interest in N' Tandem and its representation on N' Tandem's Board of Trustees. Gary P. McDaniel, the Chief Executive Officer of Chateau, is one of three Trustees of N' Tandem, and is the Chairman of the Board of Trustees of N' Tandem. Following the Sales, it is anticipated that Chateau will also hold approximately $14.5 million of indebtedness of N' Tandem. Chateau's principal executive offices are at 6160 South Syracuse Way, Greenwood Village, CO 80111. Chateau is the largest publicly-held REIT principally engaged in the acquisition, ownership and operation of manufactured home communities, and is the largest owner/operator of manufactured home communities in the United States. Chateau also owns the Managing General Partner which is also the Advisor to N' Tandem. Gary P. McDaniel, the Chief Executive Officer of Chateau, and Jeff Kellogg, the President of Chateau, are the sole directors of the Managing General Partner. Information concerning the Trustees of N' Tandem and the executive officers and directors of Chateau and The Windsor Corporation is included in Appendix A which is incorporated herein by reference.


The Purchase and Sale Agreement

         General. The Purchase and Sale Agreement does not contain any seller representations and warranties. As a result, following the closing, N' Tandem will have no recourse against the Partnership in connection with the condition of, or other matters affecting, the Properties.

         Purchase Prices. The following table sets forth a list of the Partnership's wholly owned Property and the Ownership Interests and their respective values (based on the Appraised Values), the debt attributable to the Ownership Interests held by the Partnership, and the value of the Property or Ownership Interest after deducting attributable debt:

                                                                                     Debt Attributable
                                                             Value of Property or     to Property or     Net Value of
                                                              Ownership Interest         Ownership       Property or
                                                              Before Indebtedness     Interest as of      Ownership
     Name of Property      Ownership %     Date Acquired   Based on Appraised Value      12/31/98          Interest
     ----------------      -----------     -------------   ------------------------      --------          --------
   Sunset Vista               100%          April 1987         $   3,800,000             $         0       $ 3,800,000
      Magna, UT
   Big Country Estates         60%         December 1986       $   1,620,000             $         0       $ 1,620,000
      Cheyenne, WY
   Harmony Ranch               75%         December 1986       $   1,762,500             $   900,000       $   862,500
      Thonotosassa, FL
   Rancho Margate              33%        September 1995       $   2,112,000             $ 1,209,000       $   903,000
      Margate, FL
   Winter Haven                33%         October 1995        $   1,221,000             $   531,400       $   689,600
      Winter Haven, FL
   Apache East                 25%         February 1997       $     495,000             $   274,600       $   220,400
      Phoenix, AZ
   Denali Park                 25%         February 1997       $     861,250             $   477,800       $   383,450
                                                               -------------             -----------       -----------
       Phoenix, AZ
           Total                                               $  11,871,750             $ 3,392,800       $ 8,478,950
                                                               =============             ===========       ===========

         N' Tandem has agreed to pay cash for the Property and Ownership Interests. The total cost to N' Tandem of consummating the Sales is expected to be $269,000. Substantially all of the funds required by N' Tandem to complete the acquisition of the Properties will be supplied by Chateau, in exchange for the issuance by N' Tandem of an unsecured promissory note (the "Promissory Note"). The Promissory Note will be in a principal amount of $9,000,000, will bear interest at an annual rate equal to 1% per annum above the prime rate established by First Chicago NBD Corporation and will be payable in full on June 15, 2000. Chateau and N' Tandem have discussed the possibility of converting all or a portion of the principal amount of the Promissory Note into common or preferred shares of beneficial interest of N' Tandem. However, there is no agreement or understanding between N' Tandem and Chateau relating to any such conversion.


         Sales Expenses. The Partnership will pay certain closing costs customarily paid by sellers in the respective jurisdictions in which the Properties are located, including the seller's portion of title insurance and escrow fees. There are no acquisition fees payable by the Partnership in connection with the Sales.


Solicitation Expenses

         The Partnership will bear the costs incurred in connection with this Consent Solicitation.

Estimate of Liquidating Distributions Payable to Limited Partners

         The following table sets forth the basis of the General Partners' estimate of the liquidating distributions payable to Limited Partners. The table assumes the Sales occurred as of December 31, 1998. The actual liquidating distributions will vary from the amount shown below depending upon the operating results of the Properties, the level of distributions, if any, to partners, capital expenditures for the Properties for the period January 1, 1999 through the closing date, and the amount of closing adjustments.

Aggregate Purchase Price for Properties and Ownership Interests               $11,871,750.00
 Less: Outstanding mortgage indebtedness(1)                                   $(3,392,800.00)
       Current liabilities                                                    $  (101,400.00)

       Estimated Transactional expenses payable by the Partnership(2)
          Prepayment Penalties                                                $   (34,000.00)
          Legal Fees                                                          $  (125,000.00)
          Accounting Fees                                                     $   (15,000.00)
          Closing Costs                                                       $   (56,000.00)
          Solicitation Expenses                                               $   (19,000.00)
          Printing Costs                                                      $   (20,000.00)

          Total Estimated Transactional Expenses Payable by the Partnership   $  (269,000.00)

 Plus: Cash, cash equivalents and other current assets                        $   444,600.00

Cash available for distribution                                               $ 8,553,150.00
 Allocable to Limited Partners(3)                                             $ 8,467,619.00
 Allocable to the General Partners                                            $    85,532.00
Estimated Cash available for distribution per Unit(3)                         $        43.36

----------

(1) Based on amounts outstanding, including accrued interest, as of December 31, 1998, on debt attributable to the Ownership Interests.

(2) See "-- The Purchase and Sale Agreement -- Expenses" and "--Solicitation Expenses."


(3)  Based on 195,366 Units outstanding as of the Record Date.


         Since the organization of the Partnership, total distributions to Limited Partners have amounted to approximately $14,506,800.00 (or an average of approximately $74.29 per Unit). If the Sales are completed and the liquidating distributions estimated above are paid to Limited Partners, total distributions to Limited Partners will amount to approximately $22,974,419 (or an average of approximately $117.66 per Unit), compared to an initial purchase price for each Unit of $100.00.

         As the Partnership is not making any representations and warranties under the Purchase and Sale Agreement, the General Partners do not intend to reserve any funds out of the cash available for liquidating distributions to fund contingent liabilities arising out of potential claims or litigation which might arise after the Sales are consummated, and the full amount of the net proceeds from the Sales will be distributed to the Partners as soon as practicable following the closing.

Ownership of Properties by N' Tandem Following Sales

         Following the consummation of the Sales, N' Tandem will be entitled to all of the benefits of ownership of the Properties, including future cash flows, earnings and increases in the values of the Properties, if any.


                                 SPECIAL FACTORS

Fairness of the Transaction; Recommendation of the General Partners

         The General Partners believe that the Sales and the Plan of Liquidation are (i) consistent with the Original Objectives of the Partnership and (ii) contemplated by the terms of the Partnership Agreement. In addition, the General Partners believe that the terms of the Sales are fair to the affiliated and unaffiliated Limited Partners from a financial point of view and from a procedural point of view, have approved the Sales and the Plan of Liquidation and recommend their approval by the Limited Partners.

         In  reaching  the  determination   that  the  Sales  and  the  Plan  of
Liquidation are fair to the unaffiliated Limited Partners from a financial point of view, the General Partners considered the following factors:

o N' Tandem is willing to purchase all of the Properties and is paying the full Appraised Value for the Properties, without a discount for the fact that the Partnership owns only a minority Ownership Interest in the majority of the Properties, something the General Partners believe most third parties would be unwilling to do;


o The Purchase Price being offered for the Harmony Ranch 75% Ownership Interest, which is one of the Ownership Interests that the General Partners attempted to market for sale to third parties, is also equal to the net purchase price of $1,762,500 offered in July 1998 for such Ownership Interest by a third party, prior to flooding at the underlying Property that caused such third party to cancel the sale;

o The aggregate net purchase price being paid by N' Tandem of $8,478,950 exceeds the Net Book Value of the Partnership's assets of $5,238,500 as of December 31, 1998, by $3,240,450;


o Due to N' Tandem's Advisor's familiarity with the Properties, it is willing to purchase the Properties "as-is," and without representations and warranties from the Partnership;

o Because N' Tandem is buying the Properties in a single transaction, and is buying such Properties without representations and warranties from the Partnership, the General Partners will be able to wind up the Partnership, and make full liquidating distributions (without any holdback for future contingencies) promptly upon the approval of the Sales and the Plan of Liquidation by the Limited Partners;


o The estimated net liquidating proceeds payable in connection with the Sale ($43.36 per Unit) are substantially higher than the $30 per Unit offered to Limited Partners on February 1, 1999 in connection with a tender offer for up to 4.9% of the Partnership's outstanding Units, made by Everest Investors 9, LLC, a party unaffiliated with the Partnership, N' Tandem or Chateau; and

o The Sales do not involve any brokerage commissions payable by the Partnership, resulting in a savings to the Partnership estimated to be between $356,153 and $712,306 (based upon acquisition fees of 3% to 6% typically paid by sellers of real properties).


         In reaching their determination that the Sales and the Plan of Liquidation are fair from a financial point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:

o The Purchase Prices for the Properties are based upon Appraisals obtained as of November and December 1997 and such Appraisals have not been updated. Accordingly, such Appraisals may not reflect the current fair market values of the Properties;


o It is possible that the future performance of the Properties will improve or that prospective buyers may be willing to pay more for the Properties in the future;


o It is possible that Limited Partners might earn a higher return on their investment if the Partnership retained ownership of the Property and Ownership Interests. By approving the Sales, and Limited Partners will also be foregoing certain current benefits of ownership of the Property and Ownership Interests, such as continuing distributions; and

o The Sales and Plan of Liquidation will have a tax impact on Limited Partners resulting in an estimated taxable gain to Limited Partners of approximately $15.03 per Unit while the liquidation of the Partnership should result in a taxable loss of approximately $10.80 per Unit. See "Federal Income Tax Considerations."


         The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view. In reaching their determination that the Sales, and the Plan of Liquidation, are fair to the affiliated and unaffiliated Limited Partners from a financial point of view, the General Partners did not assign relative weights to the above factors or determine that any factor was of particular importance; rather, the General Partners viewed the positive factors as a totality and the negative factors as a totality and concluded that the positive factors outweighed the negative factors, and thus that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view.

         The General Partners also believe that the Sales and the Plan of Liquidation are fair to the Limited Partners from a procedural point of view, based on the following factors:

o The Properties have been independently appraised by appraisers certified by the Appraisal Institute, and the fact that N' Tandem is paying the full value of the Properties based on the Appraised Values; and

o The Sales are subject to the approval of unaffiliated Limited Partners holding not less than a majority of the issued and outstanding Units.

         In  reaching  their  determination  that  the  Sales  and  the  Plan of
Liquidation  are fair  from a  procedural  point of view to the  affiliated  and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:


o The transaction was negotiated on behalf of the Partnership by the Managing General Partner, which is under common control with the Purchaser, and is receiving substantial economic benefits from the transaction (including acquisition fees of $356,153 that are being paid by the Purchaser), and accordingly, may be subject to potential conflicts of interest;

o That the sole Directors of the Managing General Partner are the Chief Executive Officer, and President, respectively, of Chateau, and as a result of such affiliation, the Sales and the Plan of Liquidation have not been approved by Directors who are not employees of the Partnership or its affiliates;

o        No independent or disinterested  third party was appointed to negotiate
         the  terms  of  the  Sales  on  behalf  of  the  Partnership,   or  the
         unaffiliated Limited Partners;

o The General Partners have not in connection with the Sales sought to obtain an opinion relating to the fairness, to the unaffiliated Limited Partners, of the Sales;

o The General Partners have not retained an independent representative to represent the unaffiliated Limited Partners in connection with the Sales;

o The Appraisals were made in November and December of 1997, and no updates, or new appraisals, have been or will be ordered in connection with the Sales;


o        Few alternatives to the Sales were considered by the General  Partners;
         and

o The Partnership has engaged in limited marketing efforts with respect to the Properties and the Partnership does not intend to take significant actions to market or sell the Properties pending the results of this solicitation of consents.

         The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view. In reaching their determination that the Sales, and the Plan of Liquidation, are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view, the General Partners concluded that the approval of the transaction by a majority in interest of the unaffiliated Limited Partners is sufficient to insure that procedural fairness has been preserved for the Limited Partners. The General Partners also believe that the potentially negative factors influencing procedural fairness were in each case mitigated by the following other factors or considerations: (i) although the Managing General Partner and the Purchaser are under common control, the General Partners concluded that the common control (a) did not adversely affect the terms of the Sales for Limited Partners, and (b) allowed N' Tandem to offer deal terms that they believed would not be available from third parties; (ii) that the involvement in the transaction of independent or disinterested third parties to negotiate on behalf of the Limited Partners would have added to the cost of the overall transaction without necessarily providing any additional benefits to the Limited Partners; (iii) obtaining a fairness opinion would, to a large extent, be duplicative of the Appraisals that were obtained in the transaction, and would have involved the payment of a significant fee; (iv) even though the Appraisals were prepared in November and December of 1997, the General Partners believe that no material changes have occurred in the Properties or in the conditions of the market for manufactured home communities since those dates that would result in higher values for the Properties; and (v) the General Partner's belief that marketing the partial Ownership Interests held by the Partnership would not have provided a better transaction for the Limited Partners and would have ultimately delayed the timing of the Sales and the distribution of liquidating proceeds to the Limited Partners.


Alternatives Considered

         Under the Partnership Agreement, the term of the Partnership is through December 31, 1997. As a result, pursuant to the Partnership Agreement and California law, the General Partners are required to

(i) develop a plan of liquidation for the Partnership and to liquidate and dissolve the Partnership, or (ii) take such actions as are necessary to extend the Partnership term to enable it to continue as a going concern.


         The General Partners did not consider extending the Partnership term, which would have required the consent of the holders of a majority of the issued and outstanding Units. The reason that this option was not considered is that the Managing General Partner believes that Limited Partners desire to achieve the near term liquidation of their investments in the Partnership. This belief is based on the Managing General Partner's observation that most Limited Partners have held their investments in the Partnership for more than a dozen years. Additionally, while extending the life of the Partnership would have resulted in the Limited Partners receiving the benefits of continued ownership of the Properties, they would have also remained subject to the risks of continuing such ownership and their investments would have remained illiquid and all Limited Partners would continue to be unable to liquidate their investments at fair value since no formal trading market for the Units exists.


         While the General Partners did consider the possibility of selling the Properties to parties other than N' Tandem, the General Partners ultimately concluded that such alternative transactions would not be likely to result in the distribution of greater liquidating proceeds to the Limited Partners. The principal reasons for this conclusion are that (i) the Managing General Partner believes that the Appraisals continue to reflect the fair market values of the Properties, (ii) the Limited Partners would receive greater liquidating proceeds in a third party transaction only if such third party was willing to pay in excess of the Appraised Values for the Properties and Ownership Interests, something the General Partners believe few, if any, parties would be willing to do, especially with respect to the partial Ownership Interests, and (iii) the expenses of the Sales are lower than they would be in connection with the sale of the Properties and Ownership Interests to an unaffiliated third party (principally due to the fact that no brokerage commissions are being paid by the Partnership in connection with the Sales, which results in estimated savings of between $356,153 and $712,306 based upon prevailing commission rates). With respect to the Managing General Partner's belief that the Appraisals continue to reflect the fair market value of the Properties, even though the Appraisals were rendered as of November and December 1997 it is noted that the Managing General Partner (i) does not believe that any significant events have occurred since that time which would cause the conclusions reached in the Appraisals, and Appraised Values, to be different had the Appraisals been rendered as of a more recent date, and (ii) is not aware of any material developments, trends or other uncertainties that relate to the conclusions expressed in the Appraisals, or that are reasonably likely to materially affect such conclusions.


         N' Tandem and Chateau did not consider any alternative ways to acquire the Properties from the Partnership, due to their belief that the holders of a majority of Units desire to achieve near term liquidation of their investments in the Partnership.

N' Tandem's and Chateau's Belief as to the Fairness of the Proposed Transaction; N' Tandem's and Chateau's Reasons for Engaging in the Transaction

         N' Tandem and Chateau believe that the Sales are fair to the affiliated and unaffiliated Limited Partners from both a financial point of view, and from a procedural point of view. In reaching such determination, N' Tandem and Chateau considered the same factors, and positive and negative aspects of the Sales and the Plan of Liquidation as were considered by the General Partners, as described in this Consent Solicitation Statement under "Fairness of the Transaction; Recommendation of the General Partners" and have specifically adopted the analyses and conclusions described therein.


         In October 1998, N' Tandem amended and restated N' Tandem's Declaration of Trust and By-laws to convert N' Tandem from a finite-life to an infinite-life entity to enable it to begin implementing a growth-oriented business plan intended to cause N' Tandem to attain greater size and asset diversity. The acquisition by N' Tandem of the Properties is being engaged in by N' Tandem as part of such growth-oriented business plan.


Appraisals

Overview of Appraisals

         Three Appraisers were involved in rendering Appraisals with respect to the Partnership's Properties in November and December, 1997. Whitcomb Real Estate, Inc. ("Whitcomb"), located in Tampa, Florida, appraised the Harmony Ranch, Rancho Margate and Winter Haven Properties. Landmark Valuation, Inc. ("Landmark"), with principal offices in Aurora, Colorado, appraised the Sunset Vista and Big Country Estates Properties. Appraisal Technology, Inc. ("Appraisal Technology"), with principal offices in Phoenix, Arizona, appraised the Apache East and Denali Park Estates Properties. Each of the Appraisers is certified as a Master Appraiser by the Appraisal Institute and was selected based upon such Appraiser's expertise and/or experience within the geographic area that each Property was located, as well as such Appraiser's familiarity with valuing real estate underlying manufactured home communities. Each of the Appraisals set forth the Appraised Values of the Properties as of December 1997, except for Harmony Ranch Property which was reappraised as of December 1998, in light of the flooding problems that occurred at such Property subsequent to the original Appraisal.

         The Appraisals were ordered by the Managing General Partner in connection with the anticipated liquidation of the Partnership's assets following the expiration of the Partnership term, and were not obtained in contemplation of the Sales or the Plan of Liquidation. The purpose of the Appraisals was, and each Appraiser was instructed by the Managing General Partner, to determine the fair market value of each Property. In connection with the Appraisals, no fair market values, or value ranges, were suggested by the Managing General Partner. Each of the Properties was appraised in accordance with the Uniform Standards of Professional Appraisal Practice. Only one Appraisal was sought with respect to each Property. Had more than one appraisal been sought with respect to each Property, the values determined for the Properties might have been higher or lower than the Appraised Values.

         In conducting the Appraisals, the Appraisers utilized two approaches, the income capitalization approach, and the sales comparison approach. In the income capitalization approach, the Appraiser calculates an estimate of net operating income for the subject Property ("NOI"). The Appraiser then determines an appropriate capitalization rate for the subject Property based upon capitalization rates for comparable properties sold in the same geographic area as the subject Property. The appraised value of the subject Property is then determined by applying the appropriate capitalization rate to the NOI. In utilizing the sales comparison approach, the Appraiser determines market value by comparing the subject Property against other manufactured home communities deemed comparable to the subject Property and sold within a specified time period, and adjusting for material differences between the subject Property and the comparables.

         The Appraisals were rendered as of November and December 1997, and accordingly, may no longer reflect the fair market values of the Properties, and the value of the Properties may have increased since that time. However, the Managing General Partner (i) does not believe that any significant events have occurred since that time which would cause the conclusions reached in the Appraisals, and Appraised Values, to be different had the Appraisals been rendered as of a more recent date, (ii) is not aware of any material developments, trends or other uncertainties that relate to the conclusions expressed in the Appraisals, or that are reasonably likely to materially affect such conclusions, and (iii) does not intend to update the Appraisals, or order new appraisals for the Properties, in connection with the Sales.

         The Appraisals have been based in part upon information supplied to the Appraisers by the Managing General Partner, including but not limited to: rent rolls; building reports; lease information; financial schedules of current lease rates, income, expenses, cash flow and related financial information; and property descriptive information. The Appraisers relied upon such information and assumed that the information provided by the Managing General Partner was accurate and complete and generally did not attempt to independently verify such information. The Appraisers also interviewed and relied upon the Managing General Partner to obtain information relating to the condition of each Property, including any deferred maintenance, capital budgets, environmental conditions, status of on-going or newly planned expansions, and other factors affecting the physical condition of the Property improvements. The Appraisers also interviewed the Managing General Partner's management personnel regarding competitive conditions in property markets, trends affecting the Properties, certain lease and financing factors, and historical and anticipated lease revenues and expenses and reviewed historical operating statements for the Properties.


         Copies of the Appraisals are filed as Exhibits to the Schedule 13E-3 and are available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner, or any representative of a Limited Partner who has been designated by a Limited Partner in writing. Copies may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, Colorado 80111.


         A summary description of the Appraisals, including the Appraised Values of the Properties is set forth below. The Appraisals are based on conditions as of their respective dates. Subsequent developments could have a material effect on the valuations stated therein.

         Appraisal of Harmony Ranch, Rancho Margate and Winter Haven Properties by Whitcomb Real Estate, Inc.

         Information with respect to Whitcomb Real Estate, Inc. ("Whitcomb"). Whitcomb was founded in 1986, and currently has four full time appraisers on its staff. Each of the subject properties was appraised by John Whitcomb, the President of Whitcomb. Mr. Whitcomb is certified as a Master Appraiser by the Appraisal Institute, is a Certified Commercial Investment Member, has been in the real estate appraisal business since 1985, and has conducted in excess of a thousand property appraisals since that time. Mr. Whitcomb has extensive experience appraising manufactured home communities, having conducted in excess of 250 such appraisals since 1993. Whitcomb received customary and market-based fees in connection with the rendering of the Appraisals, which were based upon arm's-length negotiations between Whitcomb and the Managing General Partner. The Partnership previously utilized Whitcomb Real Estate in connection with the original purchase by the Partnership of the Sunrise Village Property and the Partnership's Ownership Interest in the Harmony Ranch, Rancho Margate and Winter Haven Properties. Whitcomb was paid usual and customary market based fees in connection with such original appraisals and neither the General Partners, the Partnership, nor any affiliates of the General Partners, have any material relationship with Whitcomb. Whitcomb received $11,000 in connection with rendering the Appraisals. Total fees and compensation paid to Whitcomb by the Partnership, the General Partners, and their respective affiliates since January 1, 1997 was $11,000. No additional compensation is mutually understood to be contemplated to be paid to Whitcomb, in connection with the Appraisals, or otherwise.

         Assumption and Limitations of the Whitcomb Appraisals. Each of the Appraisals were based upon certain assumptions and limiting conditions, including the following: (i) that the factual information contained in each Appraisal upon which the analysis and conclusions are based was true and correct, (ii) that the information, estimates and opinions furnished to Whitcomb in connection with the Appraisals were true and correct, (iii) each Property was appraised as though free and clear of mortgage's, liens, leases, servitudes and encumbrances, except as identified in the Appraisals, (iv) that each Appraisal applies to the real estate only, and does not include personal property or other non-realty items, (v) that there is good and marketable title to the subject Property, (vi) that the Property is free of encroachments, and zoning or other violations or problems, (vii) that management of the Property is competent,
(viii) that there are no material hidden or unapparent problems of the soil, subsoil or structures of the Property, (ix) that all of the improvements, equipment, and building services are structurally sound and suffer no latent defects or inadequacies, (x) that the subject improvements are free of insect infestation or rot, or damage due to such infestation or rot, (xi) that there are no environmental problems with respect to the Property or its improvements,
(xii) that no adverse events, conditions or circumstances materially affecting the Property took place subsequent to the date of the field inspection, and
(xiii) that there have been no material changes in economic conditions affecting the Property following the date of the Appraisal.

         Whitcomb also noted that (i) the estimates of value stated in the Appraisals apply only to the effective dates of value stated in the Appraisals,
(ii) value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the prospective value of the subject property, (iii) Whitcomb assumes no liability for an unforeseen change in the economy, or at the subject property,
(iv) that the underlying assumptions and conditions provide a reasonable basis for the value estimate stated in the Appraisals, (v) some assumptions or projections inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period, (vi) the actual results achieved during the projected holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the projection and that such variations could be material and have an impact on the individual value conclusions stated in the Appraisals.

         Summary of Harmony Ranch Property Appraisal. In utilizing the income capitalization approach in connection with appraising the Harmony Ranch Property, Whitcomb first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $552,996 per year. Vacancy and credit loss was estimated at 17% of potential gross income, or $94,000. Additional income, based on historical numbers, was calculated at $45 per space, leaving an effective gross income estimate of $468,587 for the Property. Total annual operating expenses for the Property were estimated to be $210,485, leaving NOI of $258,102. In determining a capitalization rate for the Harmony Ranch Property, Whitcomb first looked at capitalization rates for comparable communities, which ranged from 9.17% to 10.01%. After determining that the above market vacancy and expense ratio of the Property, and the risk of future flooding would require a higher yield, Whitcomb determined that a capitalization rate of 11% was appropriate. Utilizing the 11% capitalization rate yielded an appraised value for the Harmony Ranch Property of $2,350,000. Whitcomb also performed a debt coverage ratio analysis, as a check with respect to the utilized capitalization rate, which yielded a capitalization rate, equal to approximately 10.6%.

         In utilizing the sales comparison approach in connection with appraising the Harmony Ranch Property, Whitcomb compared the subject property against five other manufactured home communities sold in the same general geographic area as the subject Property within 12 months of the Appraisal date. The sales prices of the five comparable properties ranged from a low of $1,520,000 to a high of $8,400,000. Total spaces ranged from 80 to 326 and occupancy ranged from 89.2% to 98.7%. The average price per space ranged from $11,676 to $27,660 and average lot rent ranged from $159.39 to $363.88. All of the sales were fee simple transactions, with no abnormal financing. There were no abnormal sale conditions known to have occurred and all of the sales represented transactions that took place in the nine-month period prior to the Appraisal, and traded under similar market conditions.

         Whitcomb also employed the effective gross income multiplier ("EGIM"), in the sales comparison analysis. In applying the EGIM analysis, Whitcomb (i) determined that the EGIM for the comparable sale properties ranged between 5.54 and 6.63, (ii) that EGIM is essentially a function of the average lot rent,
(iii) average lot rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, lot rent increases contribute to increases in NOI, (v) that average lot rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) EGIM's also reflect the market's perception of the potential for future rent increases.

         Whitcomb also determined that (i) the subject property is an all age community with a 13.5% physical vacancy, (ii) the subject property was observed to be in average condition and with a good location in Hillsborough County, Florida, (iii) the comparables all had a much higher occupancy rate than at the subject property and the expense ratios were lower, ranging from 38.4% to 44.8%. By comparison, the subject property (i) had a forecast expense ratio of 44.92%, and (ii) the subject property experienced flooding in December 1997. Based on these considerations, Whitcomb concluded an EGIM of 5.00, which was below the indicated range for the comparable properties was appropriate. Based upon the subject property's effective gross income of $468,587 with an EGIM of 5.00 and a fair market value of $2,340,000, representing $12,188 per space.

         In reconciling the income capitalization approach and the sales comparison approach, Whitcomb (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the subject property made the income capitalization approach a reliable gauge of the market value of the subject property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach, because buyers are most concerned with cash flow to debt service, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of December 4, 1998, was $2,350,000.

         Summary of Rancho Margate Property Appraisal. In utilizing the income capitalization approach in connection with appraising the Rancho Margate Property, Whitcomb first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $1,067,700 per year. Vacancy and credit loss was estimated at 7% of potential gross income, or $74,739. Additional income, based on historical numbers, was calculated at $167.80 per space, leaving an effective gross income estimate of $1,035,836 for the Property. Total annual operating expenses for the Property were estimated to be $475,847, leaving NOI of $559,989. In determining a capitalization rate for the Rancho Margate Property, Whitcomb first looked at capitalization rates for recently sold comparable communities, which ranged from 8.16% to 9.18%. Whitcomb determined that a capitalization rate of 8.75% for the subject property was appropriate. Utilizing the 8.75% capitalization rate yielded an appraised value for the Rancho Margate Property of $6,400,000. Whitcomb also performed a debt coverage ratio analysis, as a check with respect to the utilized capitalization rate which yielded a capitalization rate, equal to approximately 9.1%.

         In utilizing the sales comparison approach in connection with appraising the Rancho Margate Property, Whitcomb compared the subject property against five other manufactured home communities sold in the same general geographic area as the subject Property within 24 months of the Appraisal date. The sales prices of the five comparable properties ranged from a low of $3,000,000 to a high of $5,500,000. Total spaces ranged from 170 to 255 and occupancy ranged from 88.9% to 100%. The average price per space ranged from $17,451 to $29,891 and average lot rent ranged from $185.74 to $328. All of the sales were fee simple transactions, with no abnormal financing. There were no abnormal sale conditions known to have occurred and all of the sales represented transactions that took place in the twenty-four month period prior to the Appraisal, and traded under similar market conditions.

         Whitcomb also employed the EGIM in the sales comparison analysis. In applying the EGIM, Whitcomb (i) determined that the EGIM for the comparable sale properties ranged between 5.87 and 7.98. Whitcomb then determined that based on the fact the expense ratio of the subject property was higher than all but one of the comparable properties, an EGIM of 6.25, which was at the lower end of the indicated range, was appropriate. Based upon the subject property's effective gross income of $1,035,836 and an EGIM of 6.25, the fair market value of the subject property was calculated to be $6,470,000, representing $26,408 per space.

         In reconciling the income capitalization approach and the sales comparison approach, Whitcomb (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the subject property made the income capitalization approach a reliable gauge of the market value of the subject property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach, and (viii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of November 20, 1997, was $6,400,000.

         Summary of Winter Haven Property Appraisal. In utilizing the income capitalization approach in connection with appraising the Winter Haven Property, Whitcomb first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $628,320 per year. Vacancy and credit loss was estimated at 5% of potential gross income, or $31,416. Additional income, based on historical numbers, was calculated at $80 per space, leaving an effective gross income estimate of $615,944 for the Property. Total annual operating expenses for the Property were estimated to be $283,283, leaving NOI of $332,661. In determining a capitalization rate for the Winter Haven Property, Whitcomb first looked at capitalization rates for recently sold comparable communities, which ranged from 8.16% to 9.8%. Whitcomb noted that (i) the subject Property had a physical vacancy rate of 1.3% and was observed to be in good overall condition, and (ii) that the market has been competitive in recent years, indicating increased risk, and increasing the going-in capitalization rate. Based on these considerations, Whitcomb determined that a capitalization rate of 9.0% was appropriate. Utilizing the 9.0% capitalization rate yielded an Appraised Value for the Winter Haven Property of $3,700,000. Whitcomb also performed a debt coverage ratio analysis, as a check with respect to the utilized capitalization rate, which yielded a capitalization rate, equal to approximately 9.1%.

         In  utilizing  the  sales   comparison   approach  in  connection  with
appraising the Winter Haven Property, Whitcomb compared the subject property against four other manufactured home communities sold in the same general geographic area as the subject Property within thirty months of the Appraisal date. The sales prices of the four comparable properties ranged from a low of $2,825,000 to a high of $3,590,000. Total spaces ranged from 140 to 202 and occupancy ranged from 98.2% to 100%. The average price per space ranged from $14,125 to $17,647 and average lot rent ranged from $156.55 to $224.20. All of the sales were fee simple transactions, with no abnormal financing. There were no abnormal sale conditions known to have occurred and all of the sales represented transactions that took place in the nine month period prior to the Appraisal, and traded under similar market conditions.

         Whitcomb also employed the EGIM in the sales comparison analysis. In applying the EGIM, Whitcomb determined that the EGIM for the comparable sale properties ranged between 5.99 and 7.92. Whitcomb noted that (i) the subject Property is an older, fully developed community located just south of the Winter Haven city limits, (ii) with the exception of one comparable property, the subject Property, and all comparable properties were fully developed, stabilized properties and any additional potential income is available only from rent increases, and (iii) the subject Property rents are well supported in the marketplace. Based on these considerations, Whitcomb concluded an EGIM of 6.0, which is at the lower end of the EGIM range for the comparable properties was appropriate. Based upon the subject Property's effective gross income of $615,944 and an EGIM of 6.0, the fair market value of the subject Property was calculated to be $3,700,000, representing $15,492 per space.

         In reconciling the income capitalization approach and the sales comparison approach, Whitcomb (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the subject property made the income capitalization approach a reliable gauge of the market value of the subject property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that given the relative homogeneity of the locations of the subject property and the comparables, the availability of market data that it was appropriate to emphasize the sales comparison approach, and (vii) and concluded that the market value of the Property, based on a reasonable exposure period of six months, as of November 17, 1997, was $3,700,000.

         Appraisal of Sunset Vista and Big Country Estates Properties by Landmark Valuation, Inc.

         Information with respect to Landmark Landmark was founded in October 1995, and currently has two full time appraisers on its staff. Each of the subject properties was appraised by Dale E. Washburn and Tom D. Spivak. Mr. Washburn is certified as a Master Appraiser by the Appraisal Institute, has been in the real estate appraisal business since 1985, and has conducted in excess of a thousand of property appraisals since that time. Mr. Washburn has extensive experience appraising manufactured home communities in the Rocky Mountain region. Landmark received customary and market-based fees in connection with the rendering of the Appraisals, which were based upon arm's-length negotiations between Landmark and the Managing General Partner. The Partnership previously utilized Landmark in connection with the original purchase by the Partnership of Sunset Vista and Big Country Estates. Landmark was paid usual and customary market based fees in connection with such original appraisals and neither the General Partners, the Partnership, nor any affiliates of the General Partners, have any material relationship with Landmark. Landmark received $7,000 in connection with rendering the Appraisals. Total fees and compensation paid to Landmark by the Partnership, the General Partners, and their respective affiliates since December 1, 1997 was $7,000. No additional compensation is mutually understood to be contemplated to be paid Landmark, in connection with the Appraisals, or otherwise.

         Assumptions and Limitations of the Landmark Appraisals. Each of the Appraisals rendered by Landmark were based upon certain assumptions and limiting conditions including the following: (i) the valuation estimate applies only to the property and property rights specifically identified in the Appraisal, (ii) the subject property was appraised free and clear of any or all liens or encumbrances unless otherwise stated, (iii) it was assumed that all information known to the client and relative to the valuation has been accurately furnished and that there are no undisclosed leases, agreements, liens, or other encumbrances affecting the use of the subject property, (iv) ownership and management are assumed to be competent and in responsible hands, (v) information and data contained in the Appraisals furnished by others is believed to be reliable; however, no warranty is given to its accuracy, (vi) information and data obtained from public records, and where possible checked and verified, was also deemed to be correct, (vii) the report and value conclusions are contingent upon completion of any stated improvements, repairs or alterations in a workmanlike manner and in conformance with all applicable codes, ordinances and statutes, (viii) no responsibility beyond reasonableness was assumed by Landmark for matters of a legal nature, whether existing or pending, (ix) the appraisers have not performed drainage or soil tests on the subject site, nor have the results of such tests been provided and it is assumed that there are no soil or drainage conditions which would adversely affect the market value of the subject property, (x) the appraisers are not engineers, and any references to physical property characteristics in terms of quality, condition, cost, suitability, soil conditions, flood risk, obsolescence, etc., are strictly related to their economic impact on the property and no liability is assumed for any engineering-related issues, (xi) the existence of potentially hazardous materials used in construction or maintenance of the building, such as the presence of urea formaldehyde foam insulation, asbestos, and/or existence of toxic waste, which may or may not be present on the property, has not been considered, the appraisers are not qualified to detect such substances, and the valuations are subject to modification if any such potentially hazardous materials were detected by a qualified expert in these areas, and (xii) each Appraisal is based on the condition of local and national economies, purchasing power of money, and financing rates prevailing at the effective date of value.

         Summary of the Sunset Vista Estates Appraisal. In utilizing the income capitalization approach, in appraising the Sunset Vista Estates Property, Landmark first determined the per space market rent for the Property. Based upon
(i) the current rents charged at the Property, and the current rents charged at five mobile home communities which Landmark deemed comparable to the subject Property, Landmark determined the market rent at the Property to be $225 per month for a single wide space and $245 per month for a double-wide space. Based upon these figures, total gross space rental for the Property was calculated at $574,740 per year. Additional other income was estimated at $10,058 per year. Total operating expenses, based on historical operating expenses, were estimated to be $256,037. Based on these estimates, NOI was $360,024. Landmark then determined an appropriate capitalization rate for the Property. In determining an appropriate capitalization rate, Landmark determined the capitalization rate for comparable properties sold within three years of the Appraisal date located in Arizona, Nevada, Wyoming and Colorado. The capitalization rates for the comparable properties ranged from 8.7% to 11.5%, with the most comparable properties indicating a range of 8.7% to 10.8%, with a mean of 9.5%. Based upon these comparables, Landmark determined that a capitalization rate of 9.5% was appropriate. Utilizing a 9.5% capitalization rate, Landmark estimated the value of the Property to be $3,800,000

         In utilizing the sales comparison approach in appraising the Sunset Vista Estates Property, Landmark relied principally upon the EGIM. Landmark noted that (i) it was unable to identify recent manufactured home community properties in the same geographic area as the subject Property, (ii) that since investors typically base their purchase decisions on criteria which is generally similar regardless of geographic location, it expanded its search to include sales of comparable properties in Colorado, Arizona and Nevada. Landmark identified and compared the subject Property against 13 comparable properties. The EGIM for such properties ranged from 5.49 to 7.15, occupancy rates ranged from 94% to 100% and net operating income for such properties ranged from $1,491 to $2,794 per space. Landmark then (i) contrasted this against 100% occupancy and $1,739 per space for the subject Property, (ii) noted that all of the comparables had stable occupancy, and were thus similar to the subject Property, (iii) determined that two of the comparables, with EGIMs of 5.88, and 6.11, respectively and NOI per space of $1,704 and $1,756 per space, respectively, were most similar to the subject Property in amenities offered, and NOI and expenses per space, and that three other comparables, with EGIM's of 6.59, 6.72 and 5.77, respectively, were also similar and comparable to the subject Property. Based upon the similarity of the subject Property to these comparables, Landmark determined that an EGIM of 6.25 was appropriate for the subject Property, which yielded an estimated value for the Property of $3,850,000, or $18,599 per space, which Landmark found to be consistent with the per space value of the comparables and which further supported the chosen EGIM.

         In reconciling the two approaches to value, Landmark determined that primary emphasis should be given to the income capitalization approach, because it is most likely that a potential investor/purchaser of the subject Property would also base a purchase decision on the criteria in this approach. Landmark also noted that with respect to the sales comparison approach, that recent sales data on manufactured home communities was scarce, and that the sales comparison approach should be given secondary consideration.

         Based upon primary emphasis on the income capitalization approach, and secondary emphasis on the sales comparison approach, Landmark determined that the "as-is" market value of the Property, free and clear of financing, was $3,800,000.

         Summary of the Big Country Estates Appraisal. In utilizing the income capitalization approach in appraising the Big Country Estates Property, Landmark first determined the per space market rent for the Property. Based upon (i) the current rents charged at the Property, and (ii) the current rents charged at five mobile home communities which Landmark deemed comparable to the subject Property, Landmark determined the market rent at the Property to be $190 per month per space. Based upon these figures, total gross space rental for the Property was calculated at $581,400 per year. Additional other income was estimated at $6,904 per year. Combined vacancy and collection loss was estimated to be $29,070. Total operating expenses, based on historical operating expenses, were estimated to be $312,280. Based on these estimates, NOI was $246,954. Landmark then determined an appropriate capitalization rate for the Property. In determining an appropriate capitalization rate, Landmark determined the capitalization rate for comparable properties sold within three years of the Appraisal date located in Arizona, Nevada, Wyoming and Colorado. The capitalization rates for the comparable properties ranged from 8.9% to 11.5%, with the most comparable properties indicating a range of 8.9% to 10.8%, with a mean of 9.7%. Based upon these comparables, Landmark determined that a capitalization rate of 9.5% was appropriate. Utilizing a 9.5% capitalization rate, Landmark estimated the value of the Property to be $2,600,000.

         In utilizing the sales comparison approach in appraising the Big Country Estates Property, Landmark relied principally upon the EGIM. Landmark was able to identify only two sales of manufactured home communities in the subject Property's immediate vicinity which occurred in the three years prior to the Appraisal date. Landmark therefore expanded its search to include communities located along the northern front range of the Rocky Mountains. Landmark identified seven comparables, two in Cheyenne, Wyoming, two in Fort Collins, one in Greeley, one in Loveland, and one in Lafayette, Colorado. The EGIMs for such properties ranged from 5.07 to 6.72, occupancy rates ranged from 95% to 100% and net operating income for such properties ranged from $1,122 to $2,112 per space. Landmark then (i) contrasted this against 98% occupancy and $968 per space for the subject Property, (ii) noted that all of the comparables had stable occupancy, and were thus similar to the subject Property, and (iii) determined that two of the comparables, with EGIMs of 5.07 and 5.16, respectively and NOI per space of $1,122 and

$1,319 per space, respectively, were most similar to the subject Property in age, location, and NOI. Based upon the similarity of the subject Property to these comparables, and adjusting for relative differences, Landmark determined that an EGIM of 5.0 was appropriate for the subject Property, which yielded an estimated value for the Property of $2,800,000, or $10,980 per space, which Landmark found to be consistent with the per space value of the comparables and which further supported the chosen EGIM.

         In reconciling the two approaches, Landmark gave equal emphasis to each approach, and determined $2,700,000 as the final estimate of "as-is" market value for the subject Property, as of November 24, 1997.

         Appraisal of Apache East and Denali Park Estates Properties by Appraisal Technology, Inc.

         Information with respect to Appraisal Technology. Appraisal Technology was founded in 1990, and currently has six full time appraisers on its staff. Each of the subject properties was appraised by Mr. Mark Wirth. Mr. Wirth is certified as a Master Appraiser by the Appraisal Institute, has been in the real estate appraisal business since 1984, and has conducted in excess of a thousand property appraisals since that time. Mr. Wirth has extensive experience appraising manufactured home communities in the Southwest United States, having conducted in excess of 200 such appraisals in the past ten years. Appraisal Technology received customary and market-based fees in connection with the rendering of the Appraisals, which were based upon arm's-length negotiations between Appraisal Technology and the Managing General Partner. The General Partners of the Partnership previously utilized Appraisal Technology in connection with the original purchase by the Partnership of the Denali Park Estates and Apache East Properties. Appraisal Technology was paid usual and customary market based fees in connection with such original appraisals and neither the General Partners, the Partnership, nor any affiliates of the General Partners, have utilized Appraisal Technology in any other capacity, or has any material relationship with Appraisal Technology. Appraisal Technology received $7,630 in connection with rendering the Appraisals. Total fees and compensation paid to Appraisal Technology by the Partnership, the General Partners, and their respective affiliates since January 1, 1997 was $7,630. No additional compensation is mutually understood to be contemplated to be paid to Appraisal Technology, in connection with the Appraisals, or otherwise.

         Assumptions and Limitations of the Appraisal Technology Appraisals. Each of the Appraisals rendered be Appraisal Technology were based upon certain assumptions and limiting conditions, including the following: (i) management for each subject Property is assumed to competent, (ii) title is assumed to be good and marketable, (iii) the subject Property and owner are assumed to be in full compliance with all applicable laws, including zoning and environmental laws,
(iv) it is assumed that all licenses, consents, and legislative and administrative authority have been obtained, (v) adequate municipal services are assumed, (vi) the legal description of the subject Property is assumed to be correct, and it is assumed that there is no encroachment or trespass, (vii) it is assumed that there are no hidden unapparent adverse conditions of the subject Property, sub-soil or structures, (viii) descriptions of the physical condition of the subject Property are descriptions only and are not warranted or guaranteed, (ix) information provided in public records and by third parties is assumed to be true correct and reliable, and (x) each Appraisal is an estimate of value based on analysis of information known to the Appraiser at the time the Appraisal was made.

         Summary of the Denali Park Estates and Apache East Property Appraisals. The Denali Park Estates and Apache East Properties are contiguous Properties with similar characteristics. Accordingly, the Appraisal of these Properties were contained in a single Appraisal report rendered by Appraisal Technology.

         In utilizing the sales comparison approach in connection with appraising the Denali Park Estates and Apache East Properties, Appraisal Technology compared the subject Property against four other manufactured home communities sold in the same general geographic area as the subject Properties within twenty-four months of the Appraisal date. The sales prices of the five comparable properties ranged from a low of $2,825,000 to a high of $5,000,000. Total spaces ranged from 108 to 201 and occupancy ranged from 88.9% to 100%. The average price per space ranged from $17,000 to $26,157 and average NOI per space ranged from a low of $1,705 per annum to a high of $2,511 per annum. All of the sales were fee simple transactions, with no abnormal financing. There were no abnormal sale conditions known to have occurred and all of the sales represented transactions that took place in the twenty-four month period prior to the Appraisal, and traded under similar market conditions.

         After adjusting for specified economic differences, Appraisal Technology determined that the four comparables indicated a value range of $16,150 to $21,144 per space with an indicated mean of $19,327 per space. Additionally, Appraisal Technology noted that (i) all four comparables utilized in the valuation analysis are considered to be the best data available for the subject Properties as of the date of valuation, (ii) all four sales required adjustments for location, (iii) two of the four comparables required adjustments for physical characteristics and (iv) that value of the subject Properties should fall within this adjusted range.

         Appraisal Technology determined that for the Denali Park Estates Property, due to its size, condition and income potential, that the middle of the adjusted range was indicated, and that a value of $19,500 per space was indicated. Based upon this figure, the as-is value of the Property utilizing the sales comparison approach was determined to be $3,485,000. Appraisal Technology determined that for the Apache East Property, due to its size, condition and income potential, the lower end of the adjusted range was indicated and that a value of $17,000 per space was indicated. Based upon this figure, the as-is value of this Property utilizing the sales comparison approach was determined to be $2,090,000.

         In utilizing the income capitalization approach, based upon rentals at properties deemed by Appraisal Technology to be comparable to the subject Properties, Appraisal Technology determined that (i) the total effective rental income for the Denali Park Estates Property was $384,241, and (ii) the total effective rental income for the Apache East Property was $293,040. Appraisal Technology then determined (i) based on historical figures that Denali Park
Estates had additional rental income of $36,409and Apache East had no other income sources, (ii) total annual operating expenses for Denali Park Estates were estimated at $124,195, (iii) total annual operating expenses for Apache East were estimated at $104,961, and (iv) NOI for Denali Park Estates was estimated to be $296,546, and NOI for Apache East was estimated to be $188,079.

         Appraisal Technology then sought to determine an appropriate capitalization rate for each subject Property. In determining these rates, Appraisal Technology noted that (i) the overall capitalization rates, for the comparable properties ranged from 8.9% to 10.03%, (ii) that the differences may be attributed to variations in occupancy, age and condition of the communities, sales motivation, cash flow potential and other factors which make each sale and/or property unique, and (iii) that due to anticipated winter season revenue increases, physical characteristics of the communities, economic stability and remaining economic life that a capitalization rate of 9.5% was an appropriate capitalization rate. Based upon such rate, the market value utilizing the income capitalization approach of the Denali Park Estates Property was calculated to be $3,121,537 and for Apache East was calculated to be $1,980,000. Appraisal Technology then added the value of the excess undeveloped land included in the Denali Park Estates Property, estimated to be $325,000, giving a final rounded value for Denali Park Estates of $3,445,000.

         Reconciliation. In reconciling the market values of the subject properties determined by each method, Appraisal Technology determined the weight to be accorded each method and based on such weighting concluded that, as of November 10, 1997, the as-is market value of the Denali Park Estates Property was $3,445,000, and that the as-is market value of Apache East Property was $1,980,000.

             SUMMARY OF SELECTED TERMS OF THE PARTNERSHIP AGREEMENT

         The rights and obligations of the partners in the Partnership are governed by the Partnership Agreement which is set out in its entirety in Appendix B beginning at Page B-1. The following statements and other statements in this solicitation concerning the Partnership Agreement and related matters are merely a selected summary, do not purport to be complete and in no way modify or amend the Partnership Agreement.

Net Proceeds from the Sales

         Pursuant to the Partnership Agreement upon the consummation of the Sales and a liquidation of the Partnership, net proceeds from the Sales will be distributed in the following order of priority:

         (1) To the Limited Partners, an amount equal to the sum of: (i) Adjusted Invested Capital with respect to the Units (as hereinafter defined); and (ii) the excess, if any, of an amount equal to a 9% per annum cumulative (but not compounded) return on adjusted invested capital, calculated from each Limited Partner's respective date of admission to the Partnership, over total prior distributions of cash from operations with respect to the Units;

         (2) To the General Partners, an amount equal to any unpaid subordinated real estate commission; and

         (3) To the extent of any balance remaining, 85% of the Limited Partners to be shared on a pro rata basis in accordance with their respective ownership of Units and 15% to the General Partners.

         The above notwithstanding, the General Partners will receive at least 1% of the distributions of net proceeds from the Sales.

Allocation of Profit or Loss on the Sales

         Profit or loss in connection with the Sales and a liquidation of the Partnership will be allocated to and among the partners as follows:

         (1) The profit on the Sales first shall be allocated to each partner with a negative capital account pro ratably in an amount equal to (or in proportion to if less than) the amount of the negative capital account of each partner;

         (2) Profit on the Sales next shall be allocated to the capital accounts of the Limited Partners until each Limited Partner's capital account shall equal a positive amount equal to the sum of: (i) the Adjusted Invested Capital attributable to each Limited Partner; and (ii) the excess, if any, of an amount equal to a 9% per annum cumulative (but not compounded) return on Adjusted Invested Capital, calculated from each Limited Partner's respective date of admission to the Partnership, over total prior distributions of cash from operations with respect to the Units.


         (3) To the extent of any balance remaining, 85% of the Profit on the Sales will be allocated to the Limited Partners on a pro rata basis in accordance with their respective ownership of Units and 15% will be allocated to the General Partners;

         (4) To the extent that there is a loss on the Sales, such loss on the Sales shall be allocated among the partners with positive balances in their capital accounts pro rata in accordance with their respective positive balances until the aggregate positive balance of their capital accounts is reduced to zero, and any balance shall be allocated 99% to the Limited Partners and 1% to the General Partners;

         Notwithstanding the foregoing, the General Partners shall be allocated at least 1% of the profit or loss on the Sales, and in characterizing the allocated profit on the Sales, that portion which constitutes ordinary income by reason of recapture of depreciation, if any, shall be allocated among the partners such that a partner (or successor) who realized the benefit of the deduction or credit will bear the tax burden of the corresponding recapture.

         "Adjusted Invested Capital" means the original capital contribution paid for each Unit reduced by any return of capital (defined as a return of cash invested; or cash distributed in excess of funds generated from operations, should this occur) and further reduced by the total cash distributed from net proceeds from financing and net proceeds from the sale of properties with respect to each Unit. Thus, distributions of cash from operations do not reduce "Adjusted Invested Capital."

Voting Rights of Limited Partners

      The voting rights of the Limited Partners are set forth in Sections 2.03-2, 2.03-3(f) and 8.03 of the Partnership Agreement. The Limited Partners have the right to vote upon the following matters:

                  (i) The dissolution and winding up of the Partnership;

                  (ii) The sale, exchange, lease, mortgage, pledge, or other transfer of all or a substantial part of the assets of the Partnership other than in the ordinary course of its business;

                  (iii) The incurrence of indebtedness by the Partnership other than in the ordinary course of its business;

                  (iv)  A  change  in  the  nature  of  the   business   of  the
         Partnership;

                  (v) Transactions in which the General Partners have an actual or potential conflict of interest with the Limited Partners or the Partnership;

                  (vi) The removal of a General Partner, and the election of a General Partner;

                  (vii) An election to continue the business of the Partnership other than under the circumstances described in (ix) or (x) below;

                  (viii) The admission of a General Partner other than under the circumstances described in (ix) or (x) below;

                  (ix) The admission of a General Partner or an election to continue the business of the Partnership after a General Partner ceases to be a General Partner other than by removal where there is no remaining or surviving General Partner; and

                  (x) The admission of a General Partner or an election to continue the business of the Partnership after the removal of a General Partner where there is no remaining or surviving General Partner.

      The voting rights in the Partnership Agreement are effected by the vote or consent of a majority in interest of Limited Partners without the necessity for concurrence by the General Partners.

Limitation of Liability and Indemnification of the General Partners

         The Partnership Agreement provides for a limitation of liability and the indemnification of the General Partners as follows:

                  (i) the General Partners shall have no liability to the Partnership or to any partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partners if the General Partners, in good faith, determined that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partners;

                  (ii) the General Partners shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct on the part of the General Partners, and provided the General Partners, in good faith, determined that such course of action was in the best interests of the Partnership;

                  (iii) notwithstanding the above, the General Partners or their affiliates shall not be indemnified for liabilities arising under federal and state securities laws unless (1) there has been a successful adjudication on the merits of each count involving securities law violations, or (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, and provided that a court either (A) approves any settlement and finds that indemnification of the settlement and related costs should be made, or
         (B) approves indemnification of litigation costs if a successful defense is made;

                  (iv) the Partnership shall not indemnify any affiliates of the General Partners, or any underwriters or any other persons for liabilities arising under federal and state securities laws;

                  (v) any recovery by the General Partners pursuant to the Partnership Agreement is recoverable only out of assets of the Partnership and not from the Limited Partners; and

                  (vi) the Partnership and the General Partners undertake that any and all parties seeking indemnification will appraise the court of the position of the Securities and Exchange Commission and state securities commissions/authorities with respect to indemnification for securities laws violations before seeking court approval for indemnification.


                          THE PARTNERSHIP'S PROPERTIES

Nature of Ownership Interests in Properties

         Properties Owned by Limited Partnerships in which the Partnership is a Limited Partner. Each of the Rancho Margate, Winter Haven, Apache East and Denali Park Estates Properties is owned by a limited partnership (the "Limited Partnerships") and each of the Ownership Interests of the Partnership in such Properties is in the form of a limited partner interest in such Limited Partnerships. Under the agreements of limited partnership of the Limited Partnerships, virtually all management, business and other decisions relating to the properties owned by such Limited Partnerships are within the control and discretion of the Managing General Partner, and the limited partners have no control over the management of, and decisions with respect to the properties owned by such Limited Partnership, including, without limitation, any disposition of any such property.

         Although the limited partners in each Limited Partnership (including the Partnership) can legally sell their limited partner interests in any Limited Partnership, the transferee of any such limited partner interest will be entitled to the full benefits relating to the limited partner interest only if the Managing General Partner, as general partner of such limited Partnership, in its sole discretion, determines to admit such transferee as a limited partner of such Limited Partnership. If the Managing General Partner fails to do so, the transferee generally will be entitled only to the economic benefits relating to the limited partner interest, but would not be entitled to certain other rights (such as voting rights) conferred upon such limited partners under the partnership agreement of such Limited Partnership and by law.

         The Rancho Margate and Winter Haven Properties are owned by Windsor Park 456 ("Windsor Park 456"), a California limited partnership. The Partnership is a 33% limited partner in Windsor Park 456. The Managing General Partner, in addition to being the sole general partner of the Windsor Park 456 is also the sole general partner of Windsor Park Properties 5, a California limited partnership ("Windsor 5"), and Windsor Park Properties 6, a California limited partnership ("Windsor 6"), which partnerships own the remaining 67% limited partner interests in Windsor Park 456.

         The Apache East and Denali Park Estates Properties are owned by Windsor Park 345 ("Windsor Park 345"), a California limited partnership. The Partnership is a 25% limited partner in Windsor Park 345. The Managing General Partner is the sole general partner of Windsor Park 345, and of Windsor Park Properties 3, a California limited partnership ("Windsor 3"), Windsor 5, Windsor 6 and Windsor Park Properties 7, a California limited partnership ("Windsor 7"), and is the Advisor to N' Tandem, which together own the remainder of the limited partner interests in Windsor Park 345. N' Tandem has an 11% limited partner interest in Windsor Park 345.

         Properties Owned Pursuant to Joint Venture Agreements. The Partnership owns (i) a 60% undivided interest in Big Country Estates as a tenant in common with Windsor 3, which owns a 40% undivided interest in the Property; (ii) a 75% undivided interest in Harmony Ranch, as a tenant in common with Windsor 3, which owns the remaining 25%. Each of the Partnership's Ownership Interests in the Big Country Estates and Harmony Ranch Properties are subject to joint venture agreements relating to such Properties between the Partnership and Windsor 3. Pursuant to the Purchase and Sale Agreement, the Partnership will assign its rights under the respective joint venture agreements to N' Tandem at the closing.

         Difficulty of Selling Ownership Interests to Third Party Buyers. Given the fact that (i) control and management of the underlying Properties are vested in the Managing General Partner, and (ii) an owner of the Ownership Interests has no control over the disposition of the underlying property, the General Partners believe that finding third party buyers willing to pay full value for the Ownership Interests based on the Appraised Values would be extremely difficult, and believes that efforts to sell such Ownership Interests to third parties are likely to result in purchase prices below the Purchase Prices, and substantially higher selling expenses and would result in substantially lower liquidating distributions to the Limited Partners.

Description of Properties, Appraised Values and Ownership Interests

         Sunset Vista Estates. Sunset Vista Estates is a 208-space manufactured home community that can accommodate 142 single-wide and 66 double-wide manufactured homes. Amenities include an office, two playgrounds, pavilion/BBQ area, RV storage, tennis/basketball court, and swimming pool. The Appraisal was prepared as of December 15, 1997 by Landmark Valuation, Inc., Aurora, CO. The "as-is" Appraised Value of the Property is $3,800,000. The Partnership has a 100% ownership interest in this Property. There is no mortgage on this Property.

         Big Country Estates. Big Country Estates is a 255-space manufactured home community located at 3400 South Greeley Highway, Cheyenne, Wyoming. Amenities include a clubhouse, office and playground. The Appraisal was prepared as of November 24, 1997 by Landmark Valuation, Inc., Aurora,

CO. The "as-is" Appraised Value of the Property is $2,700,000. The Partnership has a 60% ownership interest in this Property. There is no mortgage on this Property.

         Harmony Ranch. Harmony Ranch is a fully developed 194-space manufactured home community with a clubhouse and office, laundry and playground/recreation area located at 10321 Main Street, Thonotosassa, FL. The Appraisal was prepared as of November 17, 1997 by Whitcomb Real Estate, Tampa, FL. The initial "as-is" Appraisal Value of the Property was $2,560,000. The Property experienced substantial flooding in 1998, and was re-appraised by Whitcomb Real Estate in December 1998 for $2,350,000. There is an outstanding mortgage on this Property securing $1,200,000 of indebtedness which is expected to continue following any Sale. The Partnership has a 75% ownership interest in this Property.

         Rancho Margate. Rancho Margate is a fully developed 245-space manufactured home community, with a clubhouse, pool, laundry, shuffleboard and petangue courts and on-site office. The Appraisal was prepared as of November 20, 1997 by Whitcomb Real Estate, Tampa, FL. The "as-is" Appraised Value of the Property is $6,400,000. There is a mortgage on this Property securing indebtedness of $3,663,600 which will continue following the closing of the Sales. The Partnership has a 33% ownership interest in this Property.

         Winter Haven. Winter Haven is a fully developed 238-space manufactured home community, with a clubhouse, pool, laundry, shuffleboard courts and an on-site office. The Appraisal was prepared as of November 17, 1997 by Whitcomb Real Estate, Tampa, FL. The "as-is" Appraised Value of the Property is $3,700,000. There is a mortgage on this Property securing indebtedness of $1,610,300 which will continue following the closing of the Sales. The Partnership has a 33% ownership interest in this Property.

         Apache East. Apache East Estate is a 123-space adult manufactured home community located at 3800 South Tomahawk Road, Apache Junction, Arizona. The Appraisal was prepared as of November 10, 1997 by Appraisal Technology, Inc., Phoenix, AZ. The "as-is" appraised value of this Property is $1,980,000. This Property is adjacent to Denali Park Estates and there is a single mortgage covering both properties relating to outstanding indebtedness in the amount of $3,009,400 which will continue following the Sales. For purposes of calculating the value of the Apache East and Denali Park Estates Ownership Interests only, the Partnership has assumed that 36.5% of such indebtedness or $1,098,400 is allocable to the Apache East Property and that 63.5% of such indebtedness or $1,911,000 is allocable to the Denali Park Estates Property. This mortgage and the related indebtedness are to continue following the Sales. The Partnership has a 25% ownership interest in this Property.

         Denali Park Estates. Denali Park Estates is a 162-space adult manufactured home community located at 3405 South Tomahawk Road, Apache
Junction, AZ. The Appraisal was prepared as of November 10, 1997 by Appraisal Technology, Inc., Phoenix, AZ. The "as-is" appraised value of this Property is
$3,445,000. This Property is adjacent to Apache East and there is a single mortgage covering both properties relating to outstanding indebtedness in the amount of $3,009,400 which will continue following the Sales. For purposes of calculating the value of the Apache East and Denali Park Estates Ownership Interests only, the Partnership has assumed that 36.5% of such indebtedness or $1,098,400 is allocable to the Apache East Property and that 63.5% of such indebtedness or $1,911,000 is allocable to the Denali Park Estates Property. This mortgage and the related indebtedness are to continue following the Sales. The Partnership has a 25% ownership interest in this Property.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following is a brief summary of certain United States federal income tax consequences to Limited Partners arising from the Sales and liquidation of the Partnership. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), as currently in effect, applicable Treasury Regulations adopted thereunder, reported judicial decisions and Internal Revenue Service ("IRS") rulings all as of the date hereof, all of which are subject to prospective or retroactive change in a manner which could adversely affect Limited Partners.

         This summary is based on the assumption that Units in the Partnership are held as capital assets and does not purport to deal with Limited Partners in special tax situations such as insurance companies, financial institutions, tax-exempt entities, nonresident aliens and foreign corporations. Moreover, this summary does not address the possible consequences to Limited Partners under any state, local or foreign tax laws of the states and localities where they reside or otherwise do business or where the Partnership operates. AS SUCH, EACH LIMITED PARTNER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE CONSEQUENCES TO HIM OR HER OF THE SALE OF THE PROPERTIES AND OWNERSHIP INTERESTS AND LIQUIDATION OF THE PARTNERSHIP.

Overview

         The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties and Ownership Interests will equal the difference between (i) the amount realized by the Partnership (i.e., the amount of cash received plus the amount of liabilities of the Partnership assumed by the Purchasers) and (ii) the Partnership's adjusted tax basis in each of the Properties and Ownership Interests. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $2,965,573. This gain will be allocated among the partners of the Partnership in accordance with the terms of the Partnership Agreement. These provisions will result in the allocation of approximately $2,935,917 of taxable gain on the Sales to Limited Partners (or an average of $15.03 per Unit). Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner and the adjusted tax basis of such Limited Partner's Units. It is expected that a Limited Partner will recognize an average of approximately
$10.80 of loss per Unit on liquidation. The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in prior years that were allocated to Limited Partners. Limited Partners should be aware that all of the per-Unit amounts stated above may vary for each Limited Partner depending on the historical losses allocated and cash distributions to such Limited Partner.

Taxation on the Sales

         Tax Consequences of the Sales. The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties and Ownership Interests will equal the difference between (i) the Partnership's amount realized (i.e., the amount of cash received increased by the amount of liabilities of the Partnership assumed or taken subject to by the Purchaser) and (ii) the Partnership's adjusted tax basis in each of the Properties and Ownership Interests. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $2,965,573.

         Allocation of Gain. The $2,965,573 gain recognized by the Partnership in the year of Sales will be allocated among the partners in accordance with the terms of the Partnership Agreement. These provisions will result in an allocation of approximately $2,935,917 of taxable gain on the Sales to Limited Partners (or an average of $15.03 per Unit). The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in prior years that were allocated to Limited Partners. See "-- Income Tax Rates/Taxation of Gains and Losses," below.

         Characterization of Gain or Loss. In general, gains (other than the amount of gain attributable to certain depreciation recapture, which would be classified as ordinary income, and gain attributable to Ownership Interests that are partnership interests) recognized with respect to the Sales should be treated as recognized from the sale of a "Section 1231" asset (i.e., real property and depreciable assets used in a trade or business and held for more than one year). A Limited Partner's share of gains from the sale of Section 1231 assets of a Partnership will be combined with any other Section 1231 gains and losses recognized by such Limited Partner in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, such gain is characterized as a capital gain; provided, however, that such gain will be treated as ordinary income to the extent the Limited Partner has "non-recaptured" Section 1231 losses. For these purposes, "non-recaptured"
Section 1231 losses means a Limited Partner's aggregate Section 1231 losses for the five most recent prior years that have not previously been recaptured.

         In general, gain or loss recognized with respect to the Sale of Ownership Interests that are partnership interests will be gain or loss from the sale or exchange of a capital asset. However, any amount received in exchange for a partnership interest attributable to a partnership's "unrealized receivables" (including certain depreciation recapture) or "inventory items" will be considered to be gain or loss from the sale or exchange of property other than a capital asset.

         For purposes of the passive activity loss limitations of Section 469 of the Code, gains recognized from the Sales generally will be treated as passive activity income.

Liquidation of the Partnership

         Tax Consequences of Liquidation. Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner (including the Limited Partner's share of partnership liabilities under Section 752 of the Code assumed by the Purchaser) and the adjusted tax basis of the Limited Partner's Units, adjusted by such Limited Partner's allocable share of income, gain or loss arising from normal Partnership operations for the year of liquidation and the sale of the Properties in the year of liquidation. See "-- Taxation on Sales -- Allocation of Gain" above. It is expected that a Limited Partner will recognize an average of approximately $10.80 of loss per Unit on liquidation of the Partnership.

         Characterization of Gain or Loss. Any gain or loss recognized by a Limited Partner on liquidation of the Partnership should be treated as gain or loss from the sale of a capital asset if the Units are held as a capital asset by the Limited Partner. Such gain or loss generally will be treated as passive gain or loss pursuant to Section 469 of the Code.

         The combined effect of the Sales and the liquidation of the Partnership should result in a net taxable gain to Limited Partners of approximately $4.23 per Unit. However, the treatment of the gains and losses recognized by the Limited Partners (as capital or ordinary gain or loss and the ability to offset the two) may differ depending on whether Limited Partners have any non-recaptured Section 1231 losses as discussed above. See "Income Tax Rates/Taxation of Capital Gains and Losses" below regarding limitations with respect to the deductibility of capital losses against ordinary income.

Income Tax Rates/Taxation of Gains and Losses

         The Taxpayer Relief Act of 1997 and the IRS Restructuring and Reform Act of 1998 contain significant changes to the taxation of capital gains of individuals, trusts and estates. The maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than one year has been reduced to 20%, and the maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year (other than certain depreciation recapture taxable as ordinary income) is 25% to the extent of the deductions for depreciation with respect to such property. The current maximum tax rate on ordinary income of individuals is 39.6%. This disparity in tax rates could be beneficial to individual Limited Partners with suspended losses attributable to the Partnership. Since a Limited Partner will be considered to have disposed of his or her entire interest in the Partnership, such Limited Partner will be entitled to deduct all suspended passive losses from the Partnership against any ordinary income earned by such Limited Partner in the year of liquidation of the Partnership or use such suspended losses to offset any gain allocable to such Limited Partner on the Sales. Capital gains of individuals and corporate taxpayers can be offset by capital losses. However, capital losses can be deducted, in any year, only to the extent of a Limited Partner's capital gains plus, in the case of an individual, taxable income of up to $3,000.


             CONSENT PROCEDURES; TRANSACTIONS AUTHORIZED BY CONSENTS

         The consents to the Proposals being solicited hereby (the "Consents") will authorize the General Partners: (i) to complete the Sales at any time on or prior to September 30, 1999, and to proceed with the Plan of Liquidation; and
(ii) to take all actions necessary or appropriate, as determined by the General Partners, to complete the Sales and to proceed with the Plan of Liquidation; provided that following approval of the Proposals by the Limited Partners, no change or modification will be made to the Purchase and Sale Agreement.

         Consents are being solicited from the Limited Partners as required by the Partnership Agreement which provides that such transactions must be approved by Limited Partners owning a majority of the issued and outstanding Units.

         The Consents being sought are for approval of the Proposals and the Sales and the Plan of Liquidation and not for the approval of any individual Sale. If sufficient Consents approving the Proposals and the Sales and the Plan of Liquidation are received, the Partnership intends to consummate the Sales and proceed with the Plan of Liquidation. If sufficient Consents are not received, the Partnership intends to explore such alternatives as may be available to it.

         Set forth below are the procedures to be followed by Limited Partners in order to consent to, abstain from, or deny consent to, the Proposals and the Sales and the Plan of Liquidation. A form of Consent was mailed to Limited Partners along with this Consent Solicitation Statement. These procedures must be strictly followed in order for the instructions of a Limited Partners as marked on such Consent to be effective:


1. A Limited Partner may make his or her election on the Consent only during the solicitation period commencing upon the date of delivery of this Consent Solicitation Statement and continuing until the earlier of
         (i) June 17, 1999 or such later date as may be determined by the General Partners, and (ii) the date upon which the General Partners determine that holders of not less than a majority of all issued and outstanding Units have consented to the Proposals and the Sales (the "Solicitation Period").

2. Each Limited Partner must consent to, deny consent to, or abstain from consenting to the Proposals with respect to all Units held by such Limited Partner. The effect of abstaining or failing to sign and return the consent form will be the same as denying consent.

3. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the Consent will be determined by the General Partners, whose determination will be final and binding. The General Partners reserve the absolute right to reject any or all Consents that are not in proper form or the acceptance of which, in the opinion of the General Partners, would be unlawful. The General
         Partners also reserve the right to waive any irregularities or conditions of the Consent as to particular Units. Unless waived, any irregularities in connection with the Consents must be cured within such time as the General Partners shall determine.

4. A Consent delivered by a Limited Partner may be changed or revoked prior to the expiration of the Solicitation Period by delivering to the Partnership a notice of revocation, or a substitute Consent, properly completed and executed, together with a letter indicating that the Limited Partner's prior consent has been revoked.

5. Limited Partners are encouraged to return a properly completed and executed Consent in the enclosed envelope prior to the expiration of the Solicitation Period.

6. A Limited Partner submitting a signed but unmarked Consent will be deemed to have consented to the Proposals and the Sales and the Plan of Liquidation.

         Each Limited Partner is requested to complete, date and sign the accompanying form of consent and return same to Arlen Capital, LLC, 1650 Hotel Circle North, Suite 200, San Diego, CA 92108, which has been appointed to serve as the solicitation agent for the proposed transaction (the "Solicitation Agent"). If the consent solicitation period is extended, the General Partners will give written notice of such extension to all Limited Partners. For more information concerning this solicitation, Limited Partners may call the Solicitation Agent at 800-553-4039. The costs of this consent solicitation, including fees payable to the Solicitation Agent, will be borne by the Partnership.

Solicitation of Consents

         In addition to soliciting consents by mail, consents may be solicited by directors, officers and employees of the General Partners and their affiliates, who will not receive additional compensation therefor, by personal interview, telephone, telegram, courier service, or similar means of communication. Arlen Capital, LLC has been engaged as Solicitation Agent to solicit consents to the Sales from Limited Partners, administer the delivery of information to Limited Partners and receive and tally votes.

         Under the solicitation agreement between the Partnership Arlen Capital, LLC (the "Solicitation Agreement"), the Partnership has agreed to pay Arlen Capital a base fee of $7,335 plus an additional per Unit fee for re-mails and incoming and outgoing phone calls, plus expenses. The General Partners expect that the total amount payable under the Solicitation Agreement will not exceed $15,000.

Record Date; Required Vote


         The close of business on April 16, 1999 has been fixed as the Record Date for determining Limited Partners entitled to Consent to the Proposals and the Sales and the Plan of Liquidation. As of the Record Date, there were 195,366 Units outstanding held of record by a total of 2,424 Limited Partners. The Sales and the Plan of Liquidation require Consents of unaffiliated Limited Partners holding at least a majority of the outstanding Units.

         As of the Record Date, the General Partners and/or their affiliates held and are entitled to exercise voting rights with respect to an aggregate of 1,000 Units, representing approximately 0.5% of the outstanding Units of the Partnership. The General Partners and their affiliates have agreed to abstain from consenting to the Proposals and the Sales and the Plan of Liquidation with respect to all Units for which they hold voting rights. Approval of Proposals by unaffiliated Limited Partners holding 97,683 Units, representing a majority of all outstanding Units, is required to proceed with the Sales and the Plan of Liquidation. Neither N' Tandem nor any affiliate of N' Tandem (other than the Managing General Partner) owns, or has voting rights, with respect to any Units.


No Appraisal or Dissenters' Rights

         If Limited Partners owning the requisite number of Units in the Partnership consent to the Proposals, the Sales and the Plan of Liquidation, all Limited Partners of the Partnership will be bound by such Consent, including Limited Partners who have not returned their Consents or who have abstained from or denied consent. None of the Partnership Agreement, California law or the proposed terms and conditions of the Sales or the Plan of Liquidation and provide objecting Limited Partners with the right to exercise any dissenters', appraisal or similar rights. Under California law, the general partner of a California limited partnership owes fiduciary duties to its limited partners. To the extent that a general partner has engaged in a transaction in breach of its fiduciary duties to limited partners, a damages remedy may be available to such limited partners.

Consequences If Consents Are Not Obtained

         If sufficient Consents to proceed with the Sales and the Plan of Liquidation are not obtained, the General Partners intend to proceed to explore such alternatives as may be available to the Partnership.


                              FINANCIAL STATEMENTS


         The financial information contained in the Partnership's Form 10-KSB/A for the year ended December 31, 1998 identified in "Incorporation of Certain Documents By Reference" below is incorporated herein by reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The following documents (or portions thereof) filed with the Commission by the Partnership (File No. 0-15700) pursuant to the Exchange Act are incorporated herein by reference:


         (i) Item 6, "Management's Discussion and Analysis," contained in the Partnership's Annual Report on Form 10-KSB/A for the year ended December 31, 1998, as filed with the Commission on May 6, 1999; and

         (ii) Item 7, "Financial Statements" contained in the Partnership's Annual Report on Form 10-KSB/A for the year ended December 31, 1998, as filed with the Commission on May 6, 1999.


           Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.


           Copies of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be furnished without charge to each person, including any beneficial owner, to whom a copy of this Consent Solicitation Statement is delivered upon written or oral request. Requests should be made to: Windsor Park Properties 4 -- Investor Relations, 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

                                   APPENDIX A
                       Information Concerning Officers And
                   Directors Of The Managing General Partner,
                              N' Tandem And Chateau


A.  The Windsor Corporation

         The Windsor Corporation is the Managing General Partner of the Partnership. The Directors and executive officers of The Windsor Corporation are as follows:

         Gary P. McDaniel, 53, became a Director of The Windsor Corporation in September 1997. Mr. McDaniel's biographical information is set forth below under "C. Chateau Communities, Inc."

         C. G. Kellogg, 55, became a Director of The Windsor Corporation in September 1997. Mr. Kellogg's biographical information is set forth below under "C. Chateau Communities, Inc."

         Steven G. Waite, 44, has been President of The Windsor Corporation since September 1997. From 1990 through accepting his position at The Windsor Corporation, Mr. Waite was Vice President/General Manager of Communities at Clayton Homes, Inc., a company which owns and operates manufactured home factories, sales centers, financing and insurance units and communities (NYSE:
CMH). Mr. Waite holds a B.S. from the University of Colorado and an M.B.A. from the University of Alabama.

         Each of Messrs. McDaniel, Kellogg and Waite is a United States citizen.

B.  N' Tandem Trust

         As an unincorporated business trust, N' Tandem Trust is managed by its Trustees. The Trustees of N' Tandem Trust are as follows:

         Gary P. McDaniel, 53, became a Trustee of the Trust in September of 1997. Mr. McDaniel's biographical information is set forth below under "C. Chateau Communities, Inc."

         Richard B. Ray, 58, became a Trustee of the Trust in September of 1997. Since 1995 he has been Co-Chairman of the Board and Chief Financial Officer of 21st Century Mortgage Corporation, (a lender to the manufactured home industry) and a director of the following companies: BankFirst, Radio Systems Corporation and Knox Housing Partnership (a not for profit developer of low income housing in Knox County, Tennessee). Previously, he was Executive Vice President, Chief Financial Officer, and Director of Clayton Homes Inc. (a vertically integrated manufactured housing company) from 1982-1994 and a Director of Palm Harbor Homes, Inc. (a national producer of manufactured homes) from 1994-1995.

         Kenneth G. Pinder, 62, became a Trustee of the Trust in September of 1997. Mr. Pinder entered the manufactured housing business in 1970 managing a manufactured housing site rental community and formed American Living Homes Inc., a manufactured housing dealership, in 1974. He continues to be the owner and president of this corporation. He is also sole owner of Able Mobile Housing Inc., a temporary housing company for fire loss victims and has developed manufactured home sites and purchased and sold numerous communities over the past twenty years. Mr. Pinder has been a member of the Michigan

Manufactured Housing Association for over 35 years. In 1992 he was elected to the Michigan Manufactured Housing Board of Directors, and serves on its Executive Committee.

         Each of Messrs. McDaniel, Ray and Pinder is a United States citizen.

         C. Directors and Executive Officers of Chateau Communities, Inc.

         Chateau owns all of the capital stock of The Windsor Corporation, the Managing General Partner of the Partnership, and the advisor to N' Tandem Trust. Chateau also owns a 9.8% equity ownership interest in N' Tandem. The Directors and executive officers of Chateau are as follows:

         Gary P. McDaniel, 53, has been Chief Executive Officer and a director of the Company since February 1997. He served as the Chairman of the Board, President and Chief Executive Officer of ROC Communities, Inc. ("ROC"), a publicly held real estate investment trust specializing in owning and operating manufactured home communities since 1993 and had been a principal of ROC's predecessors since 1979. He has been active in the manufactured home industry since 1972. He is a Trustee of N' Tandem Trust and a Director of The Windsor Corporation. Mr. McDaniel has been active in several state and national manufactured home associations, including associations in Florida and Colorado. In 1996, he was named "Industry Person of the Year" by the National Manufactured Housing Industry Association. Mr. McDaniel is on the Board of Directors of the Manufactured Housing Institute. He is a graduate of the University of Wyoming and served as a Captain in the United States Air Force.

         Gebran S. Anton, Jr., 65, first became a director of the Company in 1993. He is the owner of Gebran Anton Development Co. and Anton, Zorn & Associates, Inc., a commercial and industrial real estate broker and former owner of Anton's, a men's retail chain. He is an incorporator and Director of Community Central Bank, and a former Chairman of the Board for First National Bank, St. Joseph Hospital, and Downtown Development Committee.

         James M. Lane, 68, first became a director of the Company in 1993. He retired as the Senior Vice President and Chief Investment Officer of the Investment Management Division, NBD Bank, Detroit, where he served for approximately thirteen years. Mr. Lane was associated with the Chase Manhattan Corporation from 1953 to 1978, attaining the position of Executive Vice President while also serving as President and Chief Executive Officer of Chase Investors Management Corporation. He has a B.A. degree in economics from Wheaton College and an MBA in finance from the University of Chicago.

         Rhonda G. Hogan, 45, has served as director of the Company since March 1997. Ms. Hogan is presently a partner of Tishman Speyer Properties. She recently served on the Board of Directors and as President of The Water Club Condominium Association, Inc. and is on the Silver Council of the Urban Land Institute. In addition, she served on the Board of Directors of Barnett Bank of South Florida, N.A. from 1986 to 1996. Ms. Hogan has also served or currently serves on several other Boards of Directors and as a member of several councils or institutes, including appointments to State Boards by the Governor and Cabinet of the State of Florida. Ms. Hogan received her B.B.A. from the University of Iowa.

         C.G. Kellogg, 54, has been President and a director of the Company since its inception, and was Chief Executive Officer of the Company from its inception to February 1997. For the five years preceding the formation of the Company, Mr. Kellogg was President and Chief Operating Officer of Chateau Estates. Mr. Kellogg is a Director of The Windsor Corporation. He is extremely active in local and national industry associations, often in leadership positions. Mr. Kellogg is a past President of the Michigan Manufactured Housing Association and served on the Manufactured Housing Institute's Community

Operations Committee. He is a graduate of Michigan Technological University with a B.S. in Civil Engineering. Mr. Kellogg is the husband of Tamara D. Fischer, who is the Company's Executive Vice President and Chief Financial Officer.

         Edward R. Allen, 57, has served as a director of the Company since 1993. He was, for the five years preceding the formation of the Company, Chairman and Chief Executive Officer of InterCoastal Communities, Inc., a Florida corporation which was engaged in operating seven manufactured home communities in Florida. Prior to joining InterCoastal, Mr. Allen developed a chain of steak houses which he and his partner sold in 1977 to Green Giant Corporation. He remained as President for two years, and expanded the chain nearly doubling the number of restaurants. Mr. Allen is a graduate of Cornell University.

         James M. Hankins, 63, served as a director of ROC from August 1993 until ROC's merger with the Company on February 11, 1997 (the "Merger"). Since the Merger, he has served as a director of the Company. He is managing general partner of a partnership which owns and operates destination RV resorts in Arizona. Prior to organizing the partnership in 1985, Mr. Hankins was a founder of Mobile Home Communities, Inc. in 1969, and served as President and Chief Executive Officer from 1973 to 1984. He holds a B.S. from the University of South Carolina and an MBA from Harvard University, and has served as a Captain in the United States Air Force.

         Donald E. Miller, 67, served as a director of ROC from August 1993 to February 1997, and has served as a director of the Company since February 1997. In May 1994, Mr. Miller was appointed Vice Chairman of the Board of Directors of The Gates Corporation. Form 1987 to May 1994, he was President, Chief Operating Officer and director of The Gates Corporation and The Gates Rubber Company, which engage in the production and manufacture of rubber products, primarily for automotive needs. Mr. Miller is a graduate of the Colorado School of Mines.

         John A. Boll, 68, has been Chairman of the Board of Directors of the Company since its inception in 1993. Prior to the formation of the Company, Mr. Boll was the co-founder, partner and Chief Executive Officer of Chateau Estates, which was formed in 1966. He was inducted in the MH/RV Hall of Fame in 1992 for his outstanding contributions to the manufactured housing industry. Mr. Boll was appointed by the Governor of the State of Michigan to become the first Chairman of the Michigan Mobile Home Commission, which is the principal Michigan authority regulating manufactured housing, a position he held for six years.

         James L. Clayton, 64, served as a director of ROC from August 1993 until February 1997 and as a director of the Company since February 1997. He is the founder, and since 1966 has been the Chairman of the Board and Chief Executive Officer of, Clayton Homes, Inc. ("Clayton Homes"), a company which owns and operates manufactured home factories, sales centers, financing and insurance units and communities (NYSE: CMH). Mr. Clayton is a director of Dollar General Stores and Chairman of the Board of BankFirst. In 1992, Mr. Clayton was inducted into the MH/RV Hall of Fame. Mr. Clayton received an undergraduate degree in electrical engineering and a law degree from the University of Tennessee.

         Steven G. Davis, 48, has served as a director of the Company since February 1997. He is currently the owner of East Silent Advisors, a real estate consulting firm. He served as Chief Financial Officer, Executive Vice President and a director of ROC from 1993 to 1997. From 1990 to 1993, Mr. Davis served as an officer and director of The Windsor Group, an owner/operator of 42 manufactured home communities, and, from 1991 through March 1993, as that company's President. Mr. Davis served as a director of ASR Investments, a REIT owning apartments in the Southwest, and is currently on the advisory boards of Arlen Capital Advisors and Leroc Partners, Inc. Mr. Davis is a Certified Public Accountant and is a graduate of the University of San Diego.

                 EXECUTIVE OFFICERS OF CHATEAU COMMUNITIES, INC.

         The following information is presented with respect to the current executive officers of Chateau Communities, Inc.:

         Gary P. McDaniel is the Chief Executive Officer and a director of the Company. Biographical information of Mr. McDaniel is set forth above.

         C.G. ("Jeff") Kellogg is President and a director of the Company. Biographical information on Mr. Kellogg is set forth above.

         Tamara D. Fischer,  42, is Executive Vice  President,  Chief  Financial
Officer of the Company, having served in these roles since the Company's formation. Prior to joining the Company, Ms. Fischer was employed by Coopers & Lybrand for 11 years. Ms. Fischer is a CPA and a graduate of Case Western Reserve University. Ms. Fischer is the wife of Mr. Kellogg who is the President and a Director of the Company.

         Rees F. Davis, Jr., 39, is Executive Vice President-Acquisitions of the Company, having served in such capacity since February 1997. He served as Executive Vice President of Acquisitions and Sales for ROC from 1993 to February 1997. Prior to that, Mr. Davis previously served as Vice President of Acquisitions and Sales and a director for ROC's predecessors since 1986. Mr. Davis is a two-term past officer of the Colorado Manufactured Housing Association. He is also an active member of The Manufactured Housing Institute. Mr. Davis is a graduate of Colorado State University.

Each of the officers and directors of Chateau is a United States Citizen.

                                                                     APPENDIX B












                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                           WINDSOR PARK PROPERTIES 4,
                        A California Limited Partnership

                                TABLE OF CONTENTS
                                   (continued)
                                                                            Page


                                       iii

I.               FORMATION OF LIMITED PARTNERSHIP..............................1

     1.01          Formation and Agreement of Limited Partnership..............1

     1.02          Name and Principal Place of Business........................1

     1.03          Term of Partnership.........................................1

     1.04          Definitions.................................................2

     1.05          Purpose of Partnership and Investment Objectives............3

     1.06          General and Limited Partners................................4

                   (a)      General Partners...................................4

                   (b)      General Partners Capital Contribution..............4

                   (c)      General Partners Purchase of Units.................4

                   (d)      Authorized Units and Original and Additional
                            Limited Partners...................................4

                   (e)      Admission of Limited Partners......................4

II.              MANAGEMENT OF THE PARTNERSHIP.................................5

     2.01          Powers and Duties of the General Partners...................5

     2.02          Indemnification.............................................6

2.03-1           POWERS AND DUTIES OF THE LIMITED PARTNERS.....................7

2.03-2           ACTS NOT DEEMED "PARTICIPATION IN CONTROL\....................7

2.03-3           THE RIGHTS AND DUTIES OF THE PARTNERS IN RELATIONSHIP
                 TO THE PARTNERSHIP SHALL BE DETERMINED BY THE
                 FOLLOWING RULES...............................................8

     2.04          Compensation of General Partners and Affiliates.............9

     2.05          Investment in Properties...................................10

     2.06          Certain Mortgaging.........................................10

     2.07          Reinvestment...............................................10

III.             FINANCING OF THE PARTNERSHIP.................................10

     3.01          Capital Contributions of the General Partners..............11

     3.02          Capital Contributions of the Limited Partners..............11

     3.03          Additional Contributions...................................11

     3.04          Interest...................................................11

     3.05          Time for Return of Contributions...........................11

     3.06          Loans by the Partners......................................11

     3.07          Allocation of Net Profits and Net Losses and
                   Distributions From Cash Available For Distribution.........11

     3.08          Conditions and Consent to Allocations and
                   Distributions..............................................13

     3.09          Partnership Expenses.......................................14

IV.              BOOKS OF ACCOUNT, FINANCIAL STATEMENTS AND FISCAL
                 MATTERS......................................................15

     4.01          Books of Account...........................................15

     4.02          Reports and Financial Statements...........................15

     4.03          Tax Returns and Records....................................17

     4.04          Fiscal Year................................................17

     4.05          Bank Accounts, Funds and Assets............................17

     4.06          Adjustment of Tax Basis....................................17

     4.07          Insurance..................................................17

     4.08          Appraisals.................................................18

     4.09          Tax Matters Partner........................................18

V.               ASSIGNABILITY OF LIMITED PARTNERS' INTERESTS.................18

     5.01          Limited Partners' Interest.................................18

     5.02          Further Restriction on Transfers...........................19

     5.03          Substituted Partners.......................................19

     5.04          Additional Restrictions....................................19

     5.05          Withdrawal of Limited Partner..............................19

     5.06          Death of Limited Partner...................................19

     5.07          Recognition of Substituted and Assignee Limited
                   Partners...................................................19

VI.              REPURCHASE OF UNITS..........................................20

VII.             RIGHT OF LIMITED PARTNERS TO RECEIVE PROPERTY
                 OTHER THAN CASH..............................................20

VIII.            TERMINATION OF A GENERAL PARTNER.............................20

     8.01          Ceasing to be a General Partner............................20

     8.02          Continuation of Business of Remaining General
                   Partner....................................................21

     8.03          Removal of a General Partner...............................21

     8.04          Dissolution of Partnership and Continuance of
                   Partnership Business.......................................21

     8.05          Payment to Terminated General Partner......................21

     8.06          Termination of Executory Contracts.........................22

IX.              DISTRIBUTION ON TERMINATION..................................22

     9.01          Events of Dissolution......................................22

     9.02          Gain and Loss on Dissolution and Order of Distribution.....22

     9.03          Eminent Domain.............................................23

     9.04          Period of Liquidation......................................23

X.               CERTIFICATES AND OTHER DOCUMENTS.............................23

     10.01         General Partners Attorneys for Limited Partners............23

     10.02         Making, Filing, Etc. of Certificates, Etc..................24

XI.              NOTICES......................................................24

XII.             CONVEYANCES, CONTRACTS AND DOCUMENTS.........................24

XIII.            DISPUTES AND ARBITRATION.....................................25

XIV.             MEETINGS OF, OR ACTIONS BY, THE LIMITED PARTNERS.............25

XV.              CAPTIONS-PRONOUNS............................................27

XVI.             BINDING EFFECT AND EXHIBITS..................................28

XVII.            AMENDMENT OF THE AGREEMENT...................................28

XVIII.           ENTIRE AGREEMENT.............................................28

XIX.             TAX CONTROVERSIES............................................29

XX.      COUNTERPARTS AND EXECUTION...........................................29

XXI.     INVESTMENT IN OTHER PROGRAMS OF SPONSOR..............................29

XXII.     PROCEEDS FROM FINANCING PROPERTIES..................................30

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                           WINDSOR PARK PROPERTIES 4,
                        A California Limited Partnership

     This Agreement of Limited Partnership is made June 6, 1986, as amended to the date stated on the signature page, by and among The Windsor Corporation, a California corporation (Corporate General Partner) and John A. Coseo, Jr. (Individual General Partner), as General Partners and Patricia Ann Coseo as the original Limited Partner.

         The original Limited Partner and each other person, partnership, corporation, trust or other entity who or which shall thereafter be admitted to the Partnership as a limited partner as hereinafter provided, are referred to collectively as the "Limited Partners" and individually as a "Limited Partner."

I.
                        FORMATION OF LIMITED PARTNERSHIP

1.01 Formation and Agreement of Limited Partnership. The parties hereby form a limited partnership (the "Partnership") pursuant to the provisions of the California Revised Limited Partnership Act as set forth in Title 2, Chapter 3, of the California Corporation Code, upon the terms and conditions set forth herein. On the execution of this Agreement (the "Agreement"), the parties will execute, acknowledge and file a Certificate of Limited Partnership pursuant to the provisions of Section 15,621 of the California Corporations Code.

1.02 Name and Principal Place of Business. The name of the Partnership is Windsor Park Properties 4, A California Limited Partnership, and the office and principal place of business shall be 120 West Grand Avenue, Escondido, California 92025, and hereafter such other place or places as the General Partners may from time to time determine.

1.03 Term of Partnership. The Partnership shall commence as of the date of this Agreement (the "effective date") and shall continue for a period ending the earlier of:

(a) Six months after the commencement of its public offering registered with the Securities and Exchange Commission, provided that on said date the Partnership has not received a minimum of $1,250,000 of capital contributions from Limited Partners;

(b) December 31, 1997;

(c) The date on which all of the assets acquired by the Partnership are sold or otherwise disposed of;

(d) The date on which the Partnership is voluntarily dissolved by the agreement of the Partners;

(e) The date on which the Partnership is dissolved by operation of law or judicial decree; or

(f) The date on which the last remaining original General Partner retires, dies, becomes legally incapacitated, dissolves, withdraws, is adjudicated bankrupt or is removed, unless a majority in interest of the Limited Partners by written consent or vote elect one or more new General Partners to continue the Partnership business.

1.04 Definitions. The following terms used in this Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

(a-1) "Acquisition Fees" shall mean the total of all fees and commissions paid by any party, including any sponsor, in connection with the purchase or development of any property by the Partnership, whether designated as a real estate commission, acquisition fee, development fee, nonrecurring management fee or any fee of a similar nature (except a development fee paid to a person non-affiliated with the sponsors in connection with the actual development of a project after acquisition of the land by the partnership), and including the fee described in (a-2) next. "Development Fee" means a fee for the packaging of a Partnership property, including negotiating and approving plans and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specific property, either initially or at a later date.

(a-2) "Affiliate Acquisition Fees" mean the acquisition fee paid to the General Partners for their services in the acquisition of partnership properties. This fee shall not exceed 6% of the public offering proceeds.

(b) "Affiliate" shall include (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) a person owning or controlling 10% or more of the outstanding voting securities of such other persons, (iii) any officer, director, partner, general trustee or anyone acting in a substantially similar capacity as to such person, and (iv) any person who is an officer, director, general partner, trustee, or holder of 10% or more of the voting securities or beneficial interests of any of the foregoing.

(c) "Appraised Value" means value according to an appraisal made by an independent appraiser who is a member in good standing of a professional appraisal association.

(d) "Cash Available For Distribution" means the cash funds provided from Partnership operations, including lease payments on net leases from builders and sellers, without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, capital improvements, amounts set aside for restoration or creation of reserves, and replacements.

(e) "Capital Contributions" means the total investment and contribution to the capital of the Partnership in cash by Limited or General Partners without deduction of selling, organization or other expenses.

(f) "Distributions" shall mean any cash or other property distributed to the Limited and General Partners arising from their interests in the Partnership, but shall not include any payments to the General Partners under the provisions of Section 2.04.

(g) "Expenses of Acquisition" includes, but is not limited to, legal fees and expenses, travel and communication expense, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

(h) "Invested Capital" means General or Limited Partner's original capital contribution.

(i) "Net Profits and Net Losses" means the profits or losses of the Partnership in accordance with accounting method followed for federal income tax purposes.

(j) "Person" means any natural person, partnership, corporation, association or other legal entity.

(k) "Purchase Price" means the price paid upon the purchase or sale of a particular property, including the amount of acquisition fees and all liens and mortgages on the property, but excluding points and prepaid interest.

(l) "Sponsor" shall mean any person directly or indirectly instrumental in organizing, wholly or in part, the Partnership, or any person who will manage or participate in the management of the Partnership, including the General Partners and any affiliate of such person, excluding any person whose only relation with the Partnership is that of independent property manager and whose only compensation is as such. Sponsor shall not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of Partnership interest.

(m) "Units" shall mean the partnership interests of the Limited and General Partners, and each unit shall represent a capital contribution of $100 to the Partnership and entitle the holder thereof to the rights and interests of Limited or General Partners as herein provided.

(n) "Adjusted Invested Capital" means the original capital contribution paid for each Unit reduced by the total cash distributed from net proceeds from refinancing and net proceeds from the sale of Properties with respect to each Unit.

(o) "Organization and Offering Expenses" means those expenses incurred in connection with and in preparing the Partnership for registration and subsequently offering and distributing the offering to the public, including sales commissions paid to broker-dealers in connection with the distribution of the Partnership's units and all advertising expenses.

1.05 Purpose of Partnership and Investment Objectives. The principal purpose of the Partnership is to acquire, own, operate, improve, lease and otherwise manage for investment purposes, either alone or in association with others, a portfolio of improved, income-producing mobile home properties as shall from time to time be acquired by the Partnership and which offers the potential for (i) preserving and protecting the Limited Partners' original invested capital; (ii) generating an annual cash flow for distribution to the partners; and (iii) to engage in any and all general business activities related to and incidental to those purposes; provided however that the Partnership shall not own or lease property jointly in partnership with others unless (a) such partner or joint owner is an independent third person who is not a sponsor, (b) the management of such partnership or joint ownership under control of the Partnership which has a majority interest therein, (c) the Partnership, as a result of such joint ownership or partnership ownership of an investment property, is not charged, directly or indirectly, more than once for the same services, (d) the joint ownership or partnership does not authorize or require the Partnership to do anything as a partner or joint venturer with respect to the property which the Partnership or the General Partners could not do directly because of this Agreement, and (e) the General Partners and their affiliates are prohibited from receiving any compensation, fee or expenses which are not permitted to be paid by this Agreement.

         Until invested in properties (except for reserves), the Partnership may temporarily invest all or a part of its capital contributions in short-term, highly liquid investments with appropriate safety of principal, such as U.S. Treasury Bonds or Bills, insured savings accounts, or similar investments.

         All properties are to be acquired free and clear of any encumbrances. Properties may later be financed, see Article XXII. Unimproved or non income producing property will not be acquired. Investment in junior trust deeds or similar obligations shall be prohibited.

         In the event the General Partners or an Affiliate of the General Partners are presented with a potential investment which might be made by more than one investment entity which it advises or manages, the decision as to the suitability of the property for investment by a particular entity will be based upon a review of the investment portfolio of each entity and upon factors such as cash flow, the effect of the acquisition on diversification of each entity's portfolio, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment. To the extent that a particular property might be determined to be suitable for more than one public entity, priority will generally be given to the public entity having uninvested funds for the longest period of time. If a property is found to be inappropriate for any public entity then, and only then, may it be considered for private placement. Nothing herein shall be deemed to diminish the General Partners' overriding fiduciary obligation to the Partnership or as a waiver of any right or remedy the Partnership or Limited Partners may have in the event of a breach by a General Partner of such obligation.

1.06     General and Limited Partners.

(a) General Partners. The address of the General Partners is as follows: 120 West Grand Avenue, Escondido, California 92025. The General Partners' interest in net profits, net losses and distributions shall be allocated between them (so long as they act as General Partners) as they determine.

(b) General Partners Capital Contribution. The General Partners may, but (except as provided in Section 3.07.7) are not required to, contribute to the capital of the Partnership.

(c) General Partners Purchase of Units. The General Partners will purchase $50,000 of limited partnership units at the time the public offering terminates and an additional $50,000 of limited partnership units within six months thereafter.

(d) Authorized Units and Original and Additional Limited Partners. Patricia Ann Coseo, the original Limited Partner, has contributed the sum of $1,000 cash to the capital of the Partnership and has received 10 units for such contribution. The Partnership intends to make a public offering of 200,000 units of limited partnership interests ("Units") and to admit as additional Limited Partners the persons whose subscriptions for such Units are accepted by the General Partners. The names and places of residence of such Limited Partners will be set forth in the Subscription Agreements and Signature Pages attached hereto. The General Partners may admit an unlimited number of additional Limited Partners who subscribe from time to time for Units upon such terms and conditions and in such amount as the General Partners in their sole discretion shall deem reasonable. No action or consent by Limited Partners shall be required in connection with such admission of additional Limited Partners pursuant to this Section 1.06. This Agreement shall be executed by the General Partners, and an amendment of any Certificate of Limited Partnership, reflecting such admissions, shall be executed by the General Partners and filed, if and when and in such jurisdictions as may be required or appropriate. The offering period of program interests shall cease not later than one year from the date of the partnership's registration statement as filed with the Securities and Exchange Commission.

(e) Admission of Limited Partners. The Subscribers for Units of the Partnership shall be admitted to the Partnership as Limited Partners within fifteen (15) days after such subscribers' capital contributions are released by the depository thereof to the Partnership. Thereafter, subscriptions for Units shall be accepted or rejected by the General Partners within thirty (30) days after their receipt by the

General Partners, and subscribers whose subscriptions are acceptable shall be admitted to the Partnership as additional Limited Partners on or before the last day of the calendar month during which such subscriptions were accepted. All moneys deposited by subscribers whose subscriptions are rejected by the General Partners will be returned to such subscriber without any interest thereon forthwith after such rejection.

II.
                          MANAGEMENT OF THE PARTNERSHIP

2.01 Powers and Duties of the General Partners. The General Partners shall have full and complete charge of all affairs of the Partnership, and the management and control of the Partnership's business shall rest exclusively with the General Partners, subject to the terms and conditions of this Agreement. The General Partners shall have a fiduciary responsibility for the safekeeping and use of all funds of the Partnership, whether or not in the General Partners' immediate possession or control. The General Partners shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership. The General Partners shall have the rights, powers and authority granted to the General Partners hereunder or by law, or both, to obligate and bind the Partnership and, on behalf and in the name of the Partnership, to take such action as the General Partners deem necessary or advisable including, without limitation, making, executing and delivering purchase and sale, management and other agreements; leases, assignments, deeds and other transfers and conveyances; agreements to purchase, sell, lease or otherwise deal with personal property; escrow instructions; checks, drafts and other negotiable instruments; and all other documents and agreements which the General Partners deem reasonable or necessary in connection with the purchase of the Partnership's properties and the operation and management thereof. The execution and delivery of any such instrument by the General Partners shall be sufficient to bind the Partnership.

         The General Partners or their affiliates may acquire Units from time to time on their own behalf and for their own benefit.

         The General Partners or their affiliates may from time to time employ on behalf of the Partnership such persons, firms or corporations as they in their sole judgment shall deem advisable in the operation of the business of the Partnership, including accountants and attorneys, on such terms and for such compensation as they, in their sole judgment, shall determine, provided, however, that the Partnership shall not: (1) make any loans to any sponsor; (2) grant an exclusive right to sell or exclusive employment to sell property for the Partnership to a sponsor; (3) offer Limited Partnership interests in exchange for property; (4) employ a sponsor to construct or develop Partnership property; (5) after two years after the public offering terminates, invest any surplus funds; (6) purchase limited partnership interests in other partnerships; and (7) incur any indebtedness or place any loans or encumbrances against Partnership properties (except as provided in Article XXII).

         The Partnership shall not purchase or lease property in which a sponsor has an interest. The Partnership shall not acquire property from any person in whom a sponsor has an interest. Notwithstanding the foregoing, a sponsor may purchase property in its own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, or any other purpose related to the business of the Partnership, provided that such property is purchased by the Partnership for a price no greater than the cost of such property to the sponsor and provided there is no difference in interest rates of the loans secured by the property at the time acquired by the sponsor and the time acquired by the program, and no other benefit is provided to the sponsor arising out of such transaction apart from compensation otherwise permitted by this Agreement. The Partnership shall not sell or lease property to a sponsor.

         Sponsors shall not receive a rebate, give-up or similar payment or enter into any reciprocal business arrangement which would circumvent any provisions contained in this Agreement.

         No sponsor shall: (1) commingle the Partnership funds with those of any other person or entity; (2) operate the Partnership in such a manner as to have the Partnership classified as an "investment company" for purposes of the Investment Company Act of 1940; (3) cause the Partnership to enter into any agreements with the General Partner or their affiliates which shall not be subject to termination without penalty by either party upon not more than sixty
(60) days' written notice.

         Neither the Partnership nor any sponsor shall, directly or indirectly, pay or award any finder's fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the potential investor to purchase Limited Partnership interests of the Partnership, provided, however, that the Partnership shall not be prohibited from paying the normal sales commissions payable to registered broker dealers or other properly licensed persons for selling Units.

         The General Partners may place record title to, or the right to use, Partnership assets in, the name or names of a nominee or nominees, trustee or trustees for any purpose convenient or beneficial to the Partnership.

         The Partnership shall provide from the offering proceeds adequate reserves for normal repair, replacements and contingencies.

2.02     Indemnification.

(a) The General Partners shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partners if the General Partners, in good faith, determined that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partners.

(b) The General Partners shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct on the part of the General Partners, and provided the General Partners, in good faith, determined that such course of action was in the best interests of the Partnership.

(c) Notwithstanding the above, the General Partners or their affiliates shall not be indemnified for liabilities arising under federal and state securities laws unless (1) there has been a successful adjudication on the merits of each count involving securities law violations, or (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, and provided that a court either (A) approves any settlement and finds that indemnification of the settlement and related costs should be made, or (B) approves indemnification of litigation costs if a successful defense is made.

(d) The Partnership shall not pay for any insurance covering liability of a General Partner or its affiliates, agents or employees for actions or omissions to act for which indemnification is not permitted hereunder. The Partnership may purchase and pay for such types of insurance, including extended coverage liability and casualty and workmen's compensation, as would be customary for any person owning comparable property and engaged in a similar business and may name the General Partners and their affiliates as additional insured parties thereunder, provided that such addition does not add to the cost of premiums payable by the Partnership.

(e) The Partnership shall not indemnify any affiliates of the General Partners, or any underwriters or any other persons for liabilities arising under federal and state securities laws.

(f) Any recovery by the General Partners hereunder is recoverable only out of assets of the Partnership and not from the Limited Partners.

(g) The Partnership and the General Partners undertake that any and all parties seeking indemnification will appraise the court of the position of the Securities and Exchange Commission and state securities commissions/authorities with respect to indemnification for securities laws violations before seeking court approval for indemnification.

          2.03-1 Powers and Duties of the Limited Partners. The Limited Partners shall not participate in the control of the business affairs of the Partnership, transact any business on behalf of the Partnership, or have any power or authority to bind or obligate the Partnership.

          2.03-2 Acts Not Deemed "Participation in Control". A Limited Partner does not participate in the control of the business within the meaning of
Section 2.03-1 solely by doing one or more of the following:

(1) Being a contractor for or an agent or employee of the Partnership or of a General Partner, or an officer, director, or shareholder of the Corporate General Partner.

(2) Consulting with and advising a General Partner with respect to the business of the Partnership.

(3) Acting as surety for the Partnership or guaranteeing one or more specific debts of the Partnership.

(4) Approving or disapproving an amendment to the Partnership Agreement.

(5) Voting on or calling a meeting of the partners for one or more of the following matters:

(A) The dissolution and winding up of the Partnership.

(B) The sale, exchange, lease, mortgage, pledge, or other transfer of all or a substantial part of the assets of the Partnership other than in the ordinary course of its business.

(C) The incurrence of indebtedness by the Partnership other than in the ordinary course of its business.

(D) A change in the nature of the business.

(E) Transactions in which the General Partners have an actual or potential conflict of interest with the Limited Partners or the Partnership.

(F) The removal of a General Partner, and the election of a General Partner.

(G) An election to continue the business of the Partnership other than under the circumstances described in subparagraph (I) or (J) of this paragraph (5).

(H) The admission of a General Partner other than under the circumstances described in subparagraph (I) or (J) of this paragraph (5).

(I) the admission of a General Partner or an election to continue the business of the Partnership after a General Partner ceases to be a General Partner other then by removal where there is no remaining or surviving General Partner.

(J) The admission of a General Partner or an election to continue the business of the limited partnership after the removal of a General Partner where there is no remaining or surviving General Partner.

(6) Winding up the partnership pursuant to Section 15683 of the California Corporations Code.

(7) Executing and filing a certificate pursuant to Section 15633 of the California Corporations Code or a certificate of amendment pursuant to Section 15625 of the California Corporations Code or a certificate of dissolution pursuant to paragraph (1) of subdivision (a) of Section 15623 of the California Corporations Code or a certificate of cancellation of certificate of limited partnership pursuant to paragraph (1) of subdivision (b) of Section 15623 of the California Corporations Code.

(8) Serving on an audit committee or committee performing the functions of an audit committee.

         The enumeration in this Section 2.03-2 does not mean that any other conduct or the possession or exercise of any other power by a Limited Partner constitutes participation by the Limited Partner in the control of the business of the Partnership.

2.03     2.03-3   The Rights and Duties of the Partners in Relationship to the
Partnership  Shall Be Determined by the Following Rules:

(a) No Limited Partner shall be required to make any additional contribution to the Partnership.

(b) No Limited Partner shall have a priority over any other Limited Partner, as to return of contributions or as to compensation as a Limited Partner by way of income.

(c) The obligation of a partner to make a contribution or return money or property distributed in violation of this chapter may be compromised only by the written consent of all the partners.

(d) No Limited Partner shall have the right to receive property other than money upon any distribution.

(e) A partner may not be compelled to accept a distribution of any asset in kind from the Partnership in lieu of a proportionate distribution of money being made to other partners.

(f) The Limited Partners shall have the right to vote on all matters specified in subparagraphs (A) to (G), inclusive, of paragraph (5) of Section 2.03-2 and the actions specified therein may be taken by the General Partners only with the affirmative vote of a majority in interest of the Limited Partners, and without the necessity of the consent of the General Partners.

(g) The Limited Partners shall also have the right to vote on matters specified in subparagraphs (H) and (I) of paragraph (5) of Section 2.03-2. Notwithstanding any other provision of the Partnership Agreement to the contrary, the actions specified in such subparagraphs may only be taken by the affirmative vote of a majority in interest of the limited partners.

2.04     Compensation of General Partners and Affiliates.

(a) The General Partners and/or their affiliates, or any sponsor shall be entitled to receive, as an expense of the Partnership, each and all of the following amounts:

(1) Property Management Fee. For providing property management services (including all rent-up, leasing and re-leasing fees and bonuses, and leasing services paid to any person; and including bookkeeping services for property management and fees paid to unrelated persons for property management services) actually rendered, the General Partners will be paid a fee of 5% of actual gross receipts collected and received from all sources; but said property management fees shall not exceed in any event an amount which is competitive in price and terms with other non-affiliated persons rendering comparable services which would reasonably be made available to the Partnership. "Property Management" means the day-to-day professional management services in connection with the Partnership's properties. Property management fees paid by anyone to anyone may not exceed the lesser of (i) the competitive rate, or (ii) 5% of actual gross receipts collected and received from all sources. On site personnel for maintenance, etc., will be paid by the Partnership. Property management services must be rendered pursuant to a written agreement which precisely describes the services to be rendered. Such agreement may only be modified by a majority in interest of limited partners, and may be terminated by majority vote or consent of the limited partners following sixty days prior notice thereof by the limited partners.

(2) Affiliate Acquisition Fees. The General Partners may be paid an Affiliate Acquisition Fee as defined and in the amount stated in Section 1.04 (a-2); provided, however, that Acquisition Fees paid in connection with the purchase and development of Partnership properties (including, but not limited to, Affiliate Acquisition Fees paid to the General Partners and any commissions to non-affiliated brokers) shall not exceed the lesser of the compensation customarily charged in arms-length transactions by others rendering similar services as an ongoing public activity in the same geographical location and for comparable property, or an amount equal to 8% of the initial capital contributions (less any uninvested funds returned to Limited Partners pursuant to Section 3.05 relating to funds not invested within two years) of Limited Partners applicable to the property which is the subject of the transaction (adjusted to include a pro-rata amount of any selling expenses). Notwithstanding any other provisions in this agreement, the General Partners may not be reimbursed for their travel, communication, and miscellaneous expenses in connection with the rendering of acquisition services.

(3) Mortgage Financing Fee. At such time as the Partnership's properties are financed (mortgaged), see Article XXII, the General Partners shall be paid a mortgage financing fee equal to 1% of the gross financing proceeds for their services performed in obtaining such financing. The mortgage financing services to be rendered by the General Partners must meet the conditions specified in
Section 3.09(b).

(4) Limitation. No sponsor shall render any service to the Partnership nor receive any fee or other compensation from the Partnership other than those explicitly provided in this Section 2.04, except for amounts otherwise permitted pursuant to Sections 3.07, and 3.09 hereof.

(b) Sales commission may be paid to the General Partners upon the sale of partnership properties; provided, however, that General Partners may receive a portion of the commission only if the General Partners provide a substantial amount of the services in the sales effort. Any such compensation payable to the General Partners shall not exceed, on sale of each property, 3% of the gross sales price or 50% of the standard real estate brokerage commission, whichever is lesser. The total real estate brokerage commission paid on resale of each of the Partnership's properties shall be limited to a competitive real estate commission, not to exceed 6% of the contract price for the sale of the property.

No such commission shall be paid, however, to the General Partners until each Limited Partner has received an amount equal to his original invested capital from the proceeds from the sale or refinancing of properties and cumulative distributions (including distributed cash from operations and financing) equal to a 9% cumulative, noncompounded, annual return, commencing at the time each Limited Partner is admitted to the Partnership, with respect to his adjusted invested capital.

2.05     Investment in Properties.

(a) The General Partners will commit at least 80% of the Partnership's capital contributions toward Investment in Properties. The remaining capital contributions may be used to pay Front-End Fees. When "Acquisition Fees" are paid by the seller of properties, such fees shall not be included in satisfying the required minimum Investment in Properties. Additionally, in determining the amount committed to Investment in Properties, such calculation shall not take into account any Front-End Fees.

(b) The following definitions apply to this section:

(1) Front-End Fees -- fees and expenses paid by any party for any services rendered during the Partnership's organizational or acquisition phase including Organization and Offering Expenses, Acquisition Fees, Expenses of Acquisition (as those terms are defined in Section 1.04), and any other similar fees (including the mortgage financing fee, Section 2.04(a)(3)), however designated by the General Partners.

(2) Investment in Properties -- the amount of capital contributions actually paid or allocated to the purchase, development, construction or improvement of properties acquired by the Partnership (including the purchase of properties, working capital reserves allocable thereto (except that working capital reserves in excess of 5% shall not be included), and reserves for unit repurchase and other cash payments such as interest and taxes but excluding Front-End Fees).

2.06 Certain Mortgaging. The partnership will not obtain first mortgage financing, including wrap-around deeds of trust, containing a balloon payment which does not contain the following provisions, unless prior approval of the California Department of Corporations has been attained: All mortgage financing obtained by the program or retained upon acquired properties must be fully amortized in equal payment over not more than 30 years. All financing (including financing to which properties were subject when purchased by the partnership) including all-inclusive and wrap-around loans and interest-only loans must provide that no balloon payment will become due sooner than the earlier of: (1) ten years from the date the program acquired the property, (2) or two years beyond the anticipated holding period of the property, but in no event sooner than seven years from the date the program acquires the property. The foregoing balloon payment limitation does not apply to financing representing, in the aggregate, 25% or less of the total purchase price of the properties acquired, or to interim financing, including construction financing, with a full take out commitment.

2.07 Reinvestment. The partnership shall not pay, directly or indirectly, a commission or fee to a sponsor in connection with the reinvestment of the proceeds of the resale, exchange, or refinancing of partnership property. There shall be no reinvestment of cash flow, cash available for distribution or proceeds from sale or refinancing of property.

III.
                          FINANCING OF THE PARTNERSHIP

3.01 Capital Contributions of the General Partners. The General Partners shall contribute capital to the Partnership in their capacity as General Partners as provided in Section 1.06(b), and shall purchase units as Limited Partners as provided in Section 1.06(c).

3.02     Capital Contributions of the Limited Partners.

(a) Partnership Units. The Limited Partners shall contribute to the capital of the Partnership, for each Unit subscribed, cash in the amount determined by the General Partners; provided, however, that all Units subscribed for as part of the initial public offering of such Units, as contemplated by Section 1.06(d), shall be paid for in cash in an amount equal to One Hundred Dollars ($100) for each Unit subscribed.

(b) Initial Subscriptions. All funds of initial subscribers will be placed in a separate interest-bearing account in a bank or savings and loan association, or invested in short term highly liquid investments as provided in Section 1.05, and if not more than $1,250,000 is subscribed and contributed on or before six months after the public offering commences, the Partnership will not be formed and each subscriber will promptly receive his or her original investment together with interest actually earned thereon.

3.03 Additional Contributions. In no event shall any Limited Partner be required to make any additional contributions to the capital of the Partnership in excess of those set forth in Section 3.02 hereof.

3.04 Interest. No interest shall be paid on the initial or any subsequent capital contribution to the Partnership.

3.05 Time for Return of Contributions. None of the Partners, either General or Limited, shall be entitled to a return of the capital contribution made by any of them until the full and complete winding up and liquidation of the business and affairs of the Partnership, except as may be permitted pursuant to Article VI hereof; provided, however, that those portions of the proceeds of a public offering of Units raised during the first year of such offering which have not been invested, committed for investment (evidenced by executed written agreements in principle or letters of understanding) in investment properties within two (2) years of the effective date of the qualification of the sale of Units in such offering shall be distributed to the Limited Partners who purchased such Units in proportion to the number of such Units so purchased.

3.06 Loans by the Partners. Neither the General Partners nor the Limited Partners shall be required to make loans to the Partnership. No financing may be made by or obtained from any sponsor of the Partnership.

3.07 Allocation of Net Profits and Net Losses and Distributions From Cash Available For Distribution.

3.07.1 Net Profits and Net Losses of the Partnership for each fiscal year of the Partnership shall be allocated 99% to the Limited Partners and 1% to the General Partner. Net Profits and Net Losses to be allocated to the Limited Partners will be allocated to Limited Partners based on the number of Units held by each Limited Partner and the period during the fiscal year that the Limited Partner owned the Units. Upon the transfer of a Partnership Unit, the transferor and the transferee shall be allocated a pro rata share of Net Profits and Net Losses based on the portion of the fiscal year that the transferred Unit was effectively held by the transferor and transferee, respectively.

3.07.2 Cash Available for Distribution, if any, shall be determined for each month and, within 30 days after the close of each month, shall be distributed 99% to the Limited Partners pro rata in accordance with their respective ownership of Units and 1% to the General Partner. Cash Available for Distribution shall be distributed to the persons who are Unit holders of record as of the last day of the month for which such distribution is made.

3.07.3 Net proceeds from refinancing and net proceeds from the sale of properties, to the extent available for distribution after the establishment of any reserves that the General Partners may deem reasonably necessary for any contingent or future liabilities of the Partnership or after the payment in the discretion of the General Partners of any debts and liabilities of the Partnership, and subject to the provisions of Section 2.04(b), shall be distributed among the Partners in the following amounts and order of priority:

(a) To the Limited Partners, an amount equal to the sum of:

    (i)  The Adjusted Invested Capital attributable to each Limited Partner; and

    (ii) The excess, if any, of an amount equal to 9% per annum cumulative (but not compounded) return on Adjusted Invested Capital, calculated from each Limited Partner's respective date of admission to the Partnership, over total prior distributions of Cash Available For Distribution with respect to the Units.

(b) To the extent of any balance remaining, 85% to the Limited Partners to be shared on a pro rata basis in accordance with their respective ownership of Units and 15% to the General Partner.

Provided, however, that notwithstanding the provisions of this Section 3.07 to the contrary, the General Partners shall receive at least 1% of the distributions of net proceeds from refinancing or net proceeds from the sale of properties.

3.07.4 Except as otherwise provided by this Agreement, profit or loss on the sale of properties shall be allocated to and among the Partners as follows:

(a) Profit on the sale of properties shall first be allocated to each Partner with a negative Capital Account proratably in an amount equal to (or in proportion to if less than) the amount of the negative Capital Account of each Partner;

(b) Profit on the sale of properties shall next be allocated to the Limited Partners until each Limited Partner's Capital Account shall be a positive amount equal to the sum of:

    (i)  The Adjusted Invested Capital attributable to each Limited Partner; and

    (ii) The excess, if any, of an amount equal to 9% per annum cumulative (but not compounded) return on Adjusted Invested Capital, calculated from each Limited Partner's respective date of admission to the Partnership, over total prior distributions of Cash Available For Distribution with respect to the Units.

(c) To the extent of any remaining profit on the sale of properties, 85% to the Limited Partners to be shared on a pro rata basis in accordance with their respective ownership of Units and 15% to the General Partners:

(d) To the extent that there is a loss on the sale of properties arising from a transaction, such loss on the sale of properties shall be allocated among the Partners with positive balances in their Capital Accounts pro rata in accordance with their respective positive balances until the aggregate positive balance of their Capital Accounts is reduced to zero, and any balance shall be allocated in accordance with the allocation of Net Profits and Net Loss pursuant to Section
3.07.1 hereof;

(e) The provisions of this Section 3.07.4 notwithstanding, the General Partner shall be allocated at least 1% of the profit or loss on the sale of properties, and, to the extent possible, in characterizing the allocated profit on the sale of properties, that portion which constitutes ordinary income by reason of recapture of depreciation under Sections 1245 or 1250 of the Internal Revenue Code or investment tax credit recapture, shall be allocated among the Partners such that a Partner (or successor) who realized the benefit of the deduction or credit will bear the tax burden of the corresponding recapture.

3.07.5 A Capital Account shall be maintained by the Partnership on behalf of each Partner. The Capital Account of each Partner shall be credited with the amount of such Partner's capital contribution as such is contributed. The Capital Account of each Partner shall be credited with the amount of Net Profits and profit on the sale of properties of the Partnership allocated to such Partner and shall be debited with the amount of Net Losses and loss on the sale of properties and with the amount of any distributions or return of capital made by the Partnership to such Partner.

3.07.6 The Capital Account of a Partner shall also be credited or debited, as the case may be, with items of income, expense, or other adjustments which do not enter into the calculation of Net Profits or Net Losses. The Capital Account of a transferor Partner shall become the Capital Account of the transferee Partner as it existed at the effective date of the transfer. Any special basis adjustment resulting from an Internal Revenue Code Section 754 election shall not be taken into account for purposes of establishing and maintaining Capital Accounts pursuant to the terms of this Section 3.07.6.

3.07.7 If upon the liquidation of the Partnership, there is a deficit balance in the Capital Account of the General Partner, after making the allocations provided in this Agreement, then the General Partner will contribute an amount equal to such deficit balance in its Capital Account, provided that in no event shall the General Partner be required to contribute to the Partnership, as its pro rata share, more than 1% of the total capital contributed by the Partners plus four-fifths of the Cash Available For Distribution received by the General Partner pursuant this Agreement.

3.07.8 The provisions of this Agreement notwithstanding, the General Partners will receive at least 1% of the distributions of net proceeds from the sale of properties and, at such time as the Partnership is to be liquidated hereunder, such adjustments, if any, as are appropriate to properly reflect such minimum distribution shall be made with respect to the allocation of profit or loss on the sale of properties pursuant to Section 3.07.4 and with respect to the Capital Accounts of the Partners. Provided, further, that any deduction which might accrue to the Partnership and which is attributable to said 1% minimum distribution requirement shall be specially allocated to the General Partners.

3.07.9 The General Partners shall also distribute, after the completion of each calendar year, such amount of cash from sales or financing sufficient to allow a Limited Partner in a 36% federal tax bracket to pay the income taxes due with respect to net income derived by him from the disposition or financing of Partnership properties.

3.08 Conditions and Consent to Allocations and Distributions. The methods, hereinabove set forth, by which Net Profits and Net Losses are allocated and by which Distributions of Cash Available For Distribution and surplus funds are allocated and distributed, are hereby expressly consented to by each General and Limited Partner as an express condition to becoming a General or Limited Partner.

All Distributions of Cash Available For Distribution and surplus funds are subject to the payment of Partnership expenses and to the maintenance of reasonable working capital reserves deemed sufficient for Partnership business by the General Partners.

3.09 Partnership Expenses. (a) Reimbursement to the General Partners or their affiliates may be made for the actual cost to the General Partners or their affiliates of goods and materials provided by unaffiliated parties and used for or by the Partnership. The General Partners will pay (and shall not be reimbursed by the Partnership for): (i) salaries and other compensation of their affiliates and their officers, directors and employees incidental to the organization of the Partnership, the sale of Units and the acquisition of Partnership properties; (ii) expenses incurred by the General Partners or their affiliates in connection with the administration of the Partnership, including the overhead expenses (including rent, utilities, capital equipment, other administrative items, etc.) of the General Partners or their affiliates; (iii) expenses related to the performance of those services for which the General Partners or their affiliates are entitled to compensation (and the General Partners shall not be reimbursed therefore except as provided in subsection (b) next following).

(b) (1) The General Partners may be reimbursed for administrative services necessary to the prudent operation of the Partnership. Such services include transfer agent, legal, accounting, partner relations and similar services.

(2) The services will be provided at a price which does not exceed the lesser of cost of such services to the General Partners or 90% of the competitive price which would be charged by non-affiliated persons rendering similar services in the same or comparable geographic location. Cost of services as used herein means the pro rata cost of personnel, including an allocation of overhead directly attributable to such personnel spent on such services, or other method of allocation acceptable to the Partnership's independent certified public accountant.

(3) This provision may be modified only with a vote of a majority of the limited partnership interests. This provision may be terminated without penalty on 60 days' notice.

(4) The General Partners represent that they have adequate staff which they utilize in the conduct of their business and are able to render such services to the Partnership. The General Partners have been previously and are now rendering such services to other programs as an ordinary and ongoing business.

(5) Any general or administrative overhead incurred by the General Partners in connection with the administration of the Partnership which is not directly attributable to the rendering of services authorized by this section 3.09(b) shall not be charged to the Partnership. Such general or administrative overhead includes but is not limited to salaries, rent, travel expenses and other items generally falling under the category of overhead. Excluded from allowable reimbursement shall be (i) rent or depreciation, utilities, capital equipment, other administrative items, and (ii) salaries, fringe benefits, travel expenses, and other administrative items incurred or allocated to any controlling persons of the General Partners or their affiliates. Controlling person, for purpose of the subsection, includes but is not limited to, any person, whatever his or her title who performs functions for the General Partners similar to those of: (1) chairman or member of the board of directors; (2) executive management, such as
(i) president, (ii) vice president or senior vice president, (iii) corporate secretary, (iv) treasurer; (3) senior management, such as the vice president of an operating division who reports directly to executive management; or (4) those holding 5% or more equity interest in the General Partners or a person having the power to direct or cause the direction of the General Partners whether through the ownership of voting securities, by contract, or otherwise.

(6) No payment will be made for services for which the General Partners or their affiliates are entitled to compensation by way of a separate fee, other than as specifically permitted by this Agreement.

(c) All other expenses of the Partnership shall be billed directly to and paid by the Partnership as follows: (1) costs of taxes and assessments on Partnership properties and other taxes applicable to the Partnership; (2) legal, audit, accounting, and brokerage fees incurred after the offering of Units is completed; (3) fees and expenses paid to on-site managers, real estate brokers, and insurance brokers; (4) expenses in connection with the disposition, replacement, alteration, repair, remodeling, refurbishment, refinancing and operation of Partnership properties (including the costs and expenses of foreclosures, insurance premiums, and maintenance of such properties); (5) the cost of insurance as required in connection with the business of the Partnership; (6) expenses of revising, amending, converting, modifying or terminating the Partnership; (7) the costs of printing and mailing to Limited Partners, evidences of ownership of Units and reports of meetings of the Partnership, and of preparation of proxy statements and solicitations of proxies in connection therewith; (8) expenses in connection with preparing and mailing distribution checks and reports required to be furnished to Limited Partners for tax reporting purposes; and (9) the cost of preparation and dissemination of the informational material and documentation relating to potential sale or other disposition of Partnership property.

IV.
            BOOKS OF ACCOUNT, FINANCIAL STATEMENTS AND FISCAL MATTERS

4.01 Books of Account. The General Partners shall, for income tax purposes, keep on an accrual or a cash basis (to be determined at their discretion upon filing the initial federal and state tax returns of the Partnership), adequate books of account of the Partnership wherein shall be recorded and reflected all of the capital contributions of the Partnership and all of the expenses and transactions of the Partnership. Such books of account shall be kept at the principal place of business of the Partnership, and each Limited Partner and his or her authorized representatives shall have at all times, during reasonable business hours, free access to and the right to inspect and copy such books of account and all records of the Partnership, including the right to obtain by mail or to inspect a list of the names and addresses and interests owned of the Limited Partners. All books and records of the Partnership shall be kept on the basis of an annual accounting period ending December 31, except for the final accounting period which shall end on the dissolution or termination of the Partnership without reconstitution, provided, however, that the General Partners in their sole discretion may, subject to approval by the Internal Revenue Service and applicable state taxing authorities, at any time, without approval of the Limited Partners, change the Partnership's accounting period and tax year to a period to be determined by the General Partners. All references herein to a "year of the Partnership" are to such an annual accounting period.

4.02 Reports and Financial Statements. The General Partners shall provide the following reports and financial statements to the Limited Partners:

(a) Annual Report. Within 120 days after the end of each fiscal year, (1) a balance sheet as of the end of such fiscal year, together with statements of income, Partners' equity, change in financial position and a cash flow statement for such year. The balance sheet and such statements (other than the cash flow statement) shall be prepared in accordance with generally accepted accounting principles and shall be accompanied by an auditor's report containing an unqualified opinion of the independent certified public accountants preparing such report; (2) a report of the activities of the Partnership for such year;
(3) a report on distributions to the Limited Partners for such period, separately identifying distributions from (a) funds from operations during such period, (b) reserved funds from operations from prior periods, (c) proceeds from disposition of property and investments, (d) reserves from the proceeds of public offerings of Units; (4) a detailed statement of any transactions with the General Partners or their affiliates and fees, commissions, compensation, and other benefits paid or accrued to the General Partners or their affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed; and (5) the annual report must contain a breakdown of the costs reimbursed to the General Partners. Within the scope of the annual audit of the General Partner's financial statement, the independent certified public accountants must verify the allocation of such costs to the Partnership. The method of verification shall at minimum provide:

(1) A review of the time records of individual employees, the costs of whose services were reimbursed;

(2) A review of the specific nature of the work performed by each such employee.

         The methods of verification shall be in accordance with general accepted auditing standards and shall accordingly include such tests of the accounting records and such other auditing procedures which the General Partners' independent certified public accountants consider appropriate in the circumstance. The additional costs of such verification will be itemized by said accountants on a Partnership by Partnership basis and may be reimbursed to the General Partners by the Partnership in accordance with subsection 3.09 only to the extent that such reimbursement when added to the cost for administrative services rendered does not exceed the allowable rate as determined in subsection 3.09.

(b) Report of Fees. Within 45 days of the end of each quarter of a fiscal year during which a sponsor received fees for services from the Partnership, a report setting forth (i) a statement of the services rendered and (ii) the amount of fees received. This report may generally be set forth in a footnote in the quarterly report under section 402(c).

(c) Quarterly Reports. Within 45 days after the end of each fiscal quarter a report for such period containing an unaudited balance sheet, statement of income, statement of changes in financial position and a cash flow statement and a report covering the activities of the Partnership for such quarter which contains the information specified on Form 10-Q (if such report is required to be filed with the Securities and Exchange Commission).

(d) Tax Information. Within 75 days after the end of each fiscal year, all information necessary for the preparation of the Limited Partners' federal income tax returns.

(e) Special Reports. A Special Report of real property acquisitions shall be distributed within 45 days after the end of each quarter until the capital contributions of the Partnership (other than retained reserves) shall be fully invested. Such Special Report shall include:

(i) description of the properties, (ii) descriptions of the geographic locale and of the market upon which successful operation is dependent, (iii) the Appraised Value, (iv) date of appraisal, (v) actual purchase price and terms,
(vi) cash  expended from capital  contributions  to acquire each  property,  and
(vii) the amount which then remains unexpended, stated in terms of both dollar amount and percentage of the total amount of capital contributions. This report may be in substance the information included in Forms 8-K (if such reports are required to be filed with the Securities and Exchange Commission).

(f) Reports During Offering. During the offering period and until the Partnership is fully invested, the Partnership will file any prospectus required by Section 10(a)(3) of the Securities Act of 1933 as post-effective amendments to the registration statement. The Partnership will additionally file after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the limited partners at least once each quarter after the distribution period of the offering has ended. The Partnership will also file a sticker supplement pursuant to Rule 424(c) under the Securities Act of 1933 during the offering period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired (also disclosing all compensation and fees received by the General Partners and their affiliates in connection with such acquisition) and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing Limited Partners. Lastly, the Partnership will provide the Limited Partners the Financial Statements required by Form 10-K for the first full fiscal year of operations of the Partnership.

(g) Filing of Reports. The Partnership will file with the Commissioner of Corporations of the State of California and any other appropriate federal or state regulatory agency requiring the same a copy of each report made pursuant to subdivisions (a), (b), (c) and (d) of this Section 4.02, concurrently with their transmittal to the Limited Partners, if the filing is required by any such state.

4.03 Tax Returns and Records. The General Partners, at Partnership expense, shall cause income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities. The General Partners, at Partnership expense, shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and regulations. Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies. Any Limited Partner shall be provided with a copy of any such report upon request without expense to him or her. The General Partners, at Partnership expense, shall maintain a record of the information obtained to indicate that a Limited Partner meets the suitability standards set forth in the Prospectus.

4.04 Fiscal Year. The fiscal year of the Partnership shall begin with the first day of January and end on the thirty-first day of December in each year, provided, however, that the General Partners in their sole discretion may, subject to approval by the Internal Revenue Service and the applicable state taxing authorities, at any time without approval of the Limited Partners change the Partnership's fiscal year to a period to be determined by the General Partners.

4.05 Bank Accounts, Funds and Assets. The funds of the Partnership shall be deposited in such bank or banks as the General Partners shall deem appropriate. Subject to the provisions of Article XII, such funds shall be withdrawn only by the General Partners or their duly authorized agents. Sponsors shall have a fiduciary responsibility for the safekeeping and use of all funds of the Partnership, whether or not in their immediate possession or control, and they shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership. Sponsors shall not commingle or permit the commingling of the funds of the Partnership with the funds of any other person or entity.

4.06 Adjustment of Tax Basis. Upon the transfer of an interest in the Partnership, the Partnership may, at the sole discretion of the General Partners, elect, pursuant to Section 754 of the Internal Revenue Code of 1954, as amended, to adjust the basis of the Partnership property as allowed by
Section 734(b) and 743(b) thereof. The election, if made, will be filed with the Partnership information income tax return for the first taxable year to which the election applies.

4.07 Insurance. The Partnership shall at all times maintain public liability insurance in amounts determined by the General Partners for the protection of the Partnership and each of its members. In addition, the Partnership shall carry appropriate Workmen's Compensation Insurance and such other insurance with respect to the real property owned by it as shall be customary for similar property, similarly located, from time to time (for purposes hereof losses catastrophic in nature, e.g., war, earthquakes and floods, shall not be deemed customary insurance coverages and shall not be required). No sponsor or affiliate of a sponsor shall receive an insurance brokerage fee or commission or write any insurance policy covering the Partnership or any of the property of the Partnership. The Partnership shall not pay for any insurance covering liability of a General Partner or its affiliates, agents or employees for actions or omissions to act for which indemnification is not permitted hereunder. The Partnership may purchase and pay for such types of insurance, including extended coverage liability and casualty and workmen's compensation, as would be customary for any person owning comparable property and engaged in a similar business and may name the General Partners and their affiliates as additional insured parties thereunder, provided that such addition does not add to the cost of premiums payable by the Partnership.

4.08     Appraisals.

(a) An appraisal by an independent qualified appraiser shall be obtained for each investment property. Such qualification may be demonstrated by membership in a nationally recognized appraisal society such as Member Appraisal Institute ("M.A.I."), Society of Real Estate Appraisers ("S.R.E.A.") or their equivalent, but is not limited thereto. The appraisal shall be maintained in the records of the Partnership for at least five years and shall be available for inspection and duplication by any Limited Partner.

(b) All persons retained by the Partnership to provide the Partnership reports of their opinions of appraised values of investment properties being considered by the Partnership for acquisition or otherwise shall be members in good standing of a recognized professional appraisal organization and shall certify to the Partnership as follows: (1) that he or she has no present or contemplated future interest in the property being appraised; (2) that he or she has no personal interest or bias with respect to the subject matter of or the parties involved in the appraisal; and (3) that his or her employment and compensation for rendering an opinion and report are not contingent upon the value so determined, or on any other condition other than the delivery of the report or opinion for a predetermined fee.

4.09     Tax Matters Partner.

     JOHN A. COSEO, JR. is selected and has the right, power and authorization to represent the Partnership and each Limited Partner as the tax matters partner in connection with all examinations of the Partnership affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs connected therewith. Each Limited Partner agrees to cooperate with JOHN A. COSEO, JR. and to do or refrain from doing any and all things reasonably required by JOHN A. COSEO, JR. to conduct such proceedings.
V.
                  ASSIGNABILITY OF LIMITED PARTNERS' INTERESTS

5.01 Limited Partners' Interest. Each of the Limited Partners, except as provided in this Article V, shall not sell, transfer, encumber or otherwise dispose by operation of law or otherwise of the whole or any part of his or her interest in the Partnership except by written instrument satisfactory in form to the General Partners, accompanied by such assurance of the genuineness and effectiveness of each such signature and the obtaining of any federal and/or state government approval, if any, as may be reasonably required by the General Partners.

         No less than a minimum of 25 Units (20 for certain fiduciaries) may be transferred.

         No assignment shall be valid or effective unless in compliance with the conditions herein contained.

5.02 Further Restriction on Transfers. No Partner shall make any assignment of all or any part of his or her interest in the Partnership if said transfer or assignment would, when considered with all other transfers during the same applicable twelve (12) month period, cause a termination of the Partnership for federal or any applicable state income tax purposes.

5.03 Substituted Partners. No assignee of the whole or any portion of a Limited Partner's interest in the Partnership shall have the right to become a substituted Limited Partner in place of his or her assignor, unless (i) such assignor shall designate such intention in the instrument of assignment; (ii) the assignment instrument shall be in form and substance satisfactory to the General Partners; (iii) the assignor and assignee named therein shall execute and acknowledge such other instrument or instruments as the General Partners may deem necessary or desirable to effectuate such admission, including but not limited to a power of attorney with provisions more fully described in this Agreement; (iv) the assignee shall accept; adopt and approve in writing of all of the terms and provisions of this Agreement, as the same may have been amended; and (v) the written consent of the General Partners to the substitution (which consent shall be given unless in the written opinion of the Partnership's tax counsel such consent should be withheld to preserve the tax status of the Partnership) if the substituted Limited Partner is not the transferring Limited Partner's spouse, ancestor, lineal descendent or trust for the benefit of such person(s).

5.04 Additional Restrictions. Any unauthorized assignment or transfer shall be void ab initio. All documents and records evidencing a Limited Partnership interest, whether issued originally or subsequently, owned by California residents shall bear and be subject to legend conditions as follows:

(a) "IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES."

(b)      "Any unauthorized assignment of transfer shall be void ab initio."

(c) "Assignees of this security may become substituted Limited Partners only with the consent of the General Partners." 5.05 Withdrawal of Limited Partner. Except as provided in Article VI, no Limited Partner shall be entitled to withdraw or retire from the Partnership.

5.06 Death of Limited Partner. The death of a Limited Partner shall not terminate the Partnership. Upon the death of a Limited Partner, the personal representative of the deceased Limited Partner shall have all the rights of the Limited Partner in the Partnership to the extent of the deceased Limited Partner's interest therein, subject to the terms and conditions of this Agreement, and the estate of the deceased Limited Partner shall be liable for all of his or her liabilities as a Limited Partner, as well as the execution of all documents required to effect, subject to the terms of Section 5.03, the appropriate substitution of the decedent's estate or beneficiary as a Limited Partner hereunder.

5.07 Recognition of Substituted and Assignee Limited Partners. The Certificate of Limited Partnership of the Partnership shall be amended and recorded pursuant to Section 1.01 in any jurisdiction where it may be required not less often than quarterly to recognize the admission of substituted Limited Partners. Assignees of Limited Partners shall be recognized as such not later than the first of the calendar month following the General Partners' receipt of notice of such assignment.

VI.
                               REPURCHASE OF UNITS

         The Partnership, in its sole discretion, may repurchase Units, after the offering of its Units has closed, at a negotiated price, if such repurchase does not impair the capital or operations of the Partnership. The Partnership may not reserve or apply more than an aggregate of .5% of the gross proceeds of its offering of Units toward any such repurchases.

VII.
          RIGHT OF LIMITED PARTNERS TO RECEIVE PROPERTY OTHER THAN CASH

         No right is given to a Limited Partner to demand and receive property other than cash in return for his or her contribution.

VIII.
                        TERMINATION OF A GENERAL PARTNER

8.01 Ceasing to be a General Partner. A person ceases to be a General Partner of this Partnership upon the happening of any of the following events:

(a)      The General Partner withdraws from this Partnership.

(b) The General Partner is removed as a General Partner.

(c) Unless otherwise provided in the partnership agreement, an order for relief against the General Partner is entered under Chapter 7 of the federal bankruptcy law, or the General Partner (1) makes a general assignment for the benefit of creditors, (2) files a voluntary petition under the federal bankruptcy law, (3) files a petition or answer seeking for that partner any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, (4) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against that partner in any proceeding of this nature, or (5) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the General Partner or of all or any substantial part of that partner's properties.

(d) 60 days after the commencement of any proceeding against the General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within 60 days after the appointment without that partner's consent or acquiescence of a trustee, receiver, or liquidator of the General Partner or of all or any substantial part of that partner's properties, the appointment is not vacated or stayed, or within 60 days after the expiration of any such stay, the appointment is not vacated.

(e) In the case of a General Partner who is an individual, either of the following:

(1)      The death of that partner.

(2) The entry by a court of competent jurisdiction of an order adjudicating the partner incompetent to manage the General Partner's person or estate.

(f) In the case of a General Partner who is acting as a General Partner by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee, in which case the new trustee automatically becomes the new General Partner).

(g) In the case of a General Partner that is a separate partnership, the dissolution of the separate partnership.

(h) In the case of a General Partner that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation.

(i) In the case of a General Partner that is an estate, the distribution by the fiduciary of the estate's entire interest in the limited partnership.

         Notwithstanding the provisions of subsections (a) and (h) above, without the concurrence of a majority of the outstanding limited partnership interests, a General Partner may not withdraw or retire as a General Partner or dissolve itself or the Partnership.

8.02 Continuation of Business of Remaining General Partner. If one General Partner ceases to be a General Partner pursuant to the provisions of Section 8.01, the remaining General Partner may elect to continue the business of the Partnership.

8.03 Removal of a General Partner. The Limited Partners holding a majority in interest of the Units may remove any or all of the General Partners. Written notice of such determination setting forth the effective date of such removal shall be served upon the General Partner or General Partners so removed and, as of the effective date, shall terminate all of such persons' rights and powers as a General Partner.

8.04 Dissolution of Partnership and Continuance of Partnership Business. After the occurrence of a terminating event with respect to the last remaining General Partner, as described in Section 8.01, the Limited Partners shall meet within sixty (60) days of the terminating event and either:

(a) Elect one or more new General Partners to continue the Partnership business, in which event, upon the filing of a new Certificate of Limited Partnership to reflect the new General Partner, this Partnership shall continue in business; or

(b) Elect to terminate  and liquidate the  Partnership  under the  provisions of
Article IX hereof.

8.05 Payment to Terminated General Partner. Upon the occurrence of a terminating event, if such terminating event relates to a General Partner who is the last remaining original General Partner and if the business of the Partnership is continued, as aforesaid, the Terminated General Partner shall be entitled to receive from the Partnership the then present fair market value of his allocated interest in Net Profits, Net Losses, Distributions of Cash Available for Distribution, surplus Funds upon liquidation, determined by agreement of the Terminated General Partner and the Partnership, or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association. The expense of such arbitration shall be borne equally by the Partnership and the General Partners. For this purpose, the fair market value of the interest of the Terminated General Partner shall be deemed to be the amount the Terminated General Partner would receive upon dissolution and termination of the Partnership under Section 9.02, assuming (a) such dissolution or termination occurred on the date of the dissolving event specified above, and
(b) the assets of the Partnership were sold for their then fair market value without compulsion of the Partnership to sell such assets. The Partnership forthwith shall execute and  deliver  to  the  Terminated  General  Partner  a  promissory  note  of the
Partnership, payable to the order of the Terminated General Partner, which promissory note shall include the following provisions: (i) be in a principal amount equal to the present fair market value of the interest so determined;
(ii) bearing interest at a rate per annum which is the lesser of two percent over the prime rate of the Bank of America, NT&SA or ten percent per annum, principal and all unpaid accrued interest payable in equal annual installments with the remaining unpaid principal balance and unpaid accrued interest on the promissory note to be due and payable five years from the date of such terminating event, and (iii) such other provisions as would be usual and customary in a commercial promissory note, including the right of the holder upon default to accelerate otherwise unmatured installments and to recover costs of collection including reasonable attorney's fees. Notwithstanding the foregoing, where the termination is voluntary, the method of payment will be by a noninterest bearing unsecured promissory note with principal payable, if at all, from distributions which the Terminated General Partner otherwise would have received under the partnership agreement had the General Partner not terminated.

8.06 Termination of Executory Contracts. Upon removal of a General Partner, all executory contracts between the Partnership and the terminating General Partner or any affiliate thereof (unless such affiliate is also an affiliate of a continuing General Partner) may be terminated by the Partnership effective upon written notice to the party so terminated. The terminating General Partner or any affiliate (unless such affiliate is also an affiliate of a continuing General Partner) thereof may also terminate and cancel any such executory contract effective upon sixty (60) days' prior written notice of such termination and cancellation given to the new General Partner, if any, or to the Partnership.

IX.
                           DISTRIBUTION ON TERMINATION

9.01 Events of Dissolution. The Partnership shall be terminated and dissolved, prior to the end of its term, in accordance with any other provision of this Agreement, or upon the happening of any of the following events:

(a) The Limited Partners holding a majority of all the Units of the Partnership determine, by written consent or approving vote, that the Partnership should be dissolved; or

(b) The Partnership is adjudicated insolvent or bankrupt.

9.02     Gain and Loss on Dissolution and Order of Distribution.

(a) In the event of the dissolution or termination of the Partnership, unless the remaining Partners elect to continue the business of the Partnership as provided in this Agreement, the General Partners or the liquidator of the Partnership shall proceed with the winding up of the affairs and the liquidation of the Partnership. The General Partners, who shall be the liquidators of the Partnership, shall cause to be prepared a statement setting forth the assets and liabilities of the Partnership as of the date of dissolution, and such statement shall be furnished to all of the Partners (General and Limited). The assets of the Partnership, which the General Partners determine should be liquidated, then shall be liquidated as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.

(b) The aggregate net profit and net loss realized by the Partnership upon the sale or other disposition of its assets shall be credited or charged to the accounts of the General Partners and Limited Partners in accordance with the provisions of Section 3.07 hereof after providing for the debts and liabilities of the Partnership.

(c) The proceeds of such liquidation shall be applied and distributed in the order of priority and in the same manner as provided in Section 3.07 hereof after providing for the debts and liabilities of the Partnership.

(d) All distributions under Section 9.02(c) shall be made in money arising from the sale of assets of the Partnership.

9.03 Eminent Domain. A taking of all or substantially all of the Partnership's property and assets in condemnation or by eminent domain shall be treated in all respects as a sale of the Partnership's property and assets upon the dissolution and liquidation of the Partnership, pursuant to this Article IX. In such event any portion of the property and assets of the Partnership not so taken shall be sold and/or distributed, together with the condemnation award, in the manner provided for in this Article IX.

9.04 Period of Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership, so as to enable the General Partners or the liquidator to minimize the normal losses attendant upon liquidation.

X.
                        CERTIFICATES AND OTHER DOCUMENTS

10.01 General Partners Attorneys for Limited Partners. Each Limited Partner, by becoming a Limited Partner, hereby constitutes and appoints each of the General Partners and his successors the true and lawful attorneys of, and in the name, place and stead of said Limited Partner, from time to time:

(a) To make all agreements amending this Agreement, as now or hereafter amended, that may be appropriate to reflect solely:

    (i) A change of the name or the location of the principal place of business of the Partnership;

    (ii) The disposal by a Limited Partner of his or her interest in the Partnership, in any manner permitted by this Agreement and any return of the capital contribution of a Limited Partner (or any part thereof), if any, provided for by this Agreement;

   (iii) A person becoming a Limited Partner of the Partnership as permitted by this Agreement;

    (iv) A change in any provision of this Agreement or the exercise by any person of any right or rights thereunder not requiring the consent of said Limited Partner; and

    (v) The exercise by any person of any right or rights under this Agreement requiring the consent or approval of a majority or a specified percentage of the Limited Partners and the required consent or approval has been given.

(b) To make such certificates, instruments and documents, including Fictitious Business Name Statements, as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Partnership is doing or intends to do business in connection with the use of the name of the Partnership by the Partnership; and

(c) To make such certificates, instruments and documents, including amendments to this Agreement and the Certificate of Limited Partnership, as said Limited Partner may be required or as may be appropriate for said Limited Partner to make, by the laws of any state or other jurisdiction solely to reflect:

    (i)  A change of address of said Limited Partner;

    (ii) Any changes in or amendments to this Agreement, or pertaining to the Partnership, of any kind referred to in paragraph (a) of this subsection; and

   (iii) Any other changes in or amendments to this Agreement but only if and when said Limited Partner has agreed to such other changes or amendments by signing, either personally or by duly appointed attorney, an agreement amending this Agreement.

         Each of said agreements, certificates, instruments and documents shall be in such form as said attorney and counsel for the Partnership shall deem appropriate. The powers hereby conferred to make agreements, certificates, instruments and documents shall be deemed to include the powers to sign, execute, acknowledge, swear to, verify, deliver, file, record and publish the same.
         Each Limited Partner authorizes said attorney to take any further action which said attorney shall consider necessary or convenient in connection with any of the foregoing and hereby gives said attorney full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully as said Limited Partner might or could do if personally present, and hereby ratifies and confirms all that said attorney shall lawfully do or cause to be done by virtue hereof.

         The powers hereby conferred shall continue from the date said Limited Partner becomes a Limited Partner in the Partnership until said Limited Partner shall cease to be such a Limited Partner and, being coupled with an interest, shall be irrevocable.

10.02 Making, Filing, Etc. of Certificates, Etc. The General Partners agree, when authorized pursuant to Section 10.01, or otherwise, to make, file or record with the appropriate public authority and (if required) publish the Certificate, any amendments thereof, and such other certificates, instruments and documents as may be required or appropriate in connection with the business and affairs of the Partnership.

XI.
                                     NOTICES

         All notices (except notices required under Section XIV hereof), requests and other communications provided for herein shall be in writing and, unless otherwise specified, shall be forwarded by first class mail, directed to the parties at the addresses set forth in the Subscription Agreement and Signature Pages attached hereto or to such other addresses as any party may from time to time designate in writing, and given in accordance with the provisions of this Article XI. Notices or communications given, as set forth herein, shall be conclusively deemed to have been received by the party to whom addressed three business days after the same are deposited in the United States mail.

XII.
                      CONVEYANCES, CONTRACTS AND DOCUMENTS

         Any deed, bill of sale, mortgage, deed of trust, lease, contract of sale, or other commitment purporting to convey or encumber the interest of the Partnership in all or in any portion of any real or personal property at any time held in its name, and any other contract, check, draft, document, communication or notice to which the Partnership is a party, may be signed by any one of the General Partners acting alone or on behalf of the Partnership.

XIII.
                            DISPUTES AND ARBITRATION

         Any dispute or controversy arising under, out of, or in connection with or in relation to this Agreement and any amendments thereof, or the breach thereof, or in connection with the dissolution of the Partnership, shall be determined and settled by arbitration to be held in the city where the office of the Partnership is located, in accordance with the rules then applicable of the American Arbitration Association. Any award rendered therein shall be final and binding on each and all of the Partners, and judgment may be entered thereon in a court of appropriate jurisdiction. Arbitration of alleged securities violations is not allowed.

XIV.
                MEETINGS OF, OR ACTIONS BY, THE LIMITED PARTNERS

(a) Meetings of partners may be held at any place within or without this state as may be fixed by the General Partners. If no other place is so fixed, partners' meetings shall be held at the principal executive office of the Partnership.

(b) A meeting of the partners may be called by any of the General Partners or by Limited Partners representing more than 10 percent of the interests of Limited Partners for any matters on which the Limited Partners may vote.

(c) (1) Whenever partners are required or permitted to take any action at a meeting, a written notice of the meeting shall be given, within ten days after receipt of a request, not less than 15, nor more than 60, days before the date of the meeting to each partner entitled to vote at the meeting. The notice shall state the place, date, and hour of the meeting and the general nature of the business to be transacted, and no other business may be transacted.

(2) Notice of a Partners' meeting or any report shall be given either personally or by mail or other means of written communication, addressed to the partner at the address of the partner appearing on the books of the Partnership or given by the partner to the Partnership for the purpose of notice, or, if no address appears or is given, at the place where the principal executive office of the partnership is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located. The notice or report shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication. An affidavit of mailing of any notice or report in accordance with the provisions of this article, executed by a General Partner, shall be prima facie evidence of the giving of the notice or report. Included with the notice shall be a detailed statement of the action proposed, including a verbatim statement of the wording of any resolution proposed for adoption by the limited partners and of any proposed amendment to the partnership agreement.

         If any notice or report addressed to the partner at the address of the partner appearing on the books of the Partnership is returned to the Partnership by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice or report to the partner at the address, all future notices or reports shall be deemed to have been duly given without further mailing if they are available for the partner at the principal executive office of the Partnership for a period of one year from the date of the giving of the notice or report to all other partners.

(3) Upon written request to the General Partners by any person entitled to call a meeting of partners, the General Partners shall, within ten days after receipt of a request, cause notice to be given to the partners entitled to vote that a meeting will be held at a time requested by the person calling the meeting, not less than 15, nor more than 60, days after the receipt of the request. If the notice is not given within 20 days after receipt of the request, the person entitled to call the meeting may give the notice or, upon the application of such person, the superior court of the county in which the principal executive office of the Partnership is located, or if the principal executive office is not in this state, the county in which the Partnership's address in this state is located, shall summarily order the giving of the notice, after notice to the Partnership giving it an opportunity to be heard. The procedure provided in subdivision (c) of Section 305 of the California Corporations Code shall apply to the application. The court may issue any order as may be appropriate, including, without limitation, an order designating the time and place of the meeting, the record date for determination of partners entitled to vote, and the form of notice.

(d) When a partners' meeting is adjourned to another time or place, unless the Partnership Agreement otherwise requires and, except as provided in this subdivision, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each partner of record entitled to vote at the meeting.

(e) The transactions of any meeting of partners, however called and noticed, and wherever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of the meeting, except when the person objects, at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required by this chapter to be included in the notice but not so included, if the objection is expressly made at the meeting. Neither the business to be transacted at nor the purpose of any meeting of partners need be specified in any written waiver of notice, unless otherwise provided in the partnership agreement, except as provided in subdivision (f).

(f) Any partner approval at a meeting, other than unanimous approval by those entitled to vote, pursuant to paragraph (5) of subdivision (b) of Section 15632 of the California Corporations Code shall be valid only if the general nature of the proposal so approved was stated in the notice of meeting or in any written waiver of notice.

(g) (1) A majority in interest of the Limited Partners represented in person or by proxy shall constitute a quorum at a meeting of partners.

(2) The partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of interests of Limited Partners specified in California Revised Limited Partnership Act or in the Partnership Agreement.

(3) In the absence of a quorum, any meeting of partners may be adjourned from time to time by the vote of a majority of the interests represented either in person or by proxy, but no other business may be transacted, except as provided in paragraph (2).

(h) Unless otherwise provided in the Partnership Agreement, any action which may be taken at any meeting of the partners may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by partners having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all entitled to vote thereon were present and voted. In the event the Limited Partners are requested to consent on a matter without a meeting, each partner shall be given notice of the matter to be voted upon in the same manner as described in subdivision (c). In the event any General Partner, or Limited Partners representing more than 10 percent of the interests of the Limited Partners, request a meeting for the purpose of discussing or voting on the matter, the notice of a meeting shall be given in accordance with subdivision (c) and no action shall be taken until the meeting is held. Unless delayed in accordance with the provisions of the preceding sentence, any action taken without a meeting will be effective 15 days after the required minimum number of voters have signed the consent, however, the action will be effective immediately if all General Partners and Limited Partners representing at least 90 percent of the interests of the Limited Partners have signed the consent.

(i) The use of proxies in connection with this section will be governed in the same manner as in the case of corporations formed under the General Corporation Law of California. The Partnership will provide for proxies or written consents which specify a choice between approval and disapproval of each matter to be acted upon at the meeting.

(j) In order that the Partnership may determine the partners of record entitled to notices of any meeting or to vote, or entitled to receive any distribution or to exercise any rights in respect of any other lawful action, the General Partners, or Limited Partners representing more than 10 percent of the interests of Limited Partners, may fix, in advance, a record date, which is not more than 60 or less than 15 days prior to the date of the meeting and not more than 60 days prior to any other action. If no record date is fixed:

(1) The record date for determining partners entitled to notice of or to vote at a meeting of partners shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

(2) The record date for determining partners entitled to give consent to Partnership action in writing without a meeting shall be the day on which the first written consent is given.

(3) The record date for determining partners for any other purpose shall be at the close of business on the day on which the general partners adopt it, or the 60th day prior to the date of the other action, whichever is later.

(4) The determination of partners of record entitled to notice of or to vote at a meeting of partners shall apply to any adjournment of the meeting unless the general partners, or the limited partners who called the meeting, fix a new record date for the adjourned meeting, but the general partners, or the limited partners who called the meeting, shall fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting.

XV.
                                CAPTIONS-PRONOUNS

         Any titles or captions of articles or paragraphs contained in this Agreement are for convenience only and shall not be deemed part of the context of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the person or persons, firm or firms, corporation or corporations may require.

XVI.
                           BINDING EFFECT AND EXHIBITS

         Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and all persons hereafter having or holding an interest in this Partnership, whether as assignees, substituted Limited Partners, or otherwise. All exhibits hereto are by this reference incorporated herein.

XVII.
                           AMENDMENT OF THE AGREEMENT

         Except as provided by this Article XVII, this Agreement may be modified or amended only by a vote of a majority in interest of the Limited Partners; provided, however, this Agreement may be amended from time to time by the General Partners, without the consent of any of the Limited Partners, but only if such amendment does not affect the rights of the limited partners, (i) to add to the representations, duties or obligations of the General Partners or their Affiliates or to surrender any right or power granted to the General Partners or their Affiliates herein, for the benefit of the Limited Partners; (ii) to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; (iii) to reflect reductions in the capital contributions of the Limited Partners resulting from the return of capital to the Limited Partners in accordance with the requirements of this Agreement; (iv) to delete or add any provision of this Agreement required to be so deleted or added by the Staff of the Securities and Exchange Commission or by a State "Blue Sky" Administrator or similar official, which addition or deletion is deemed by the Administrator or official to be for the benefit or protection of the Limited Partners; (v) to elect for the Partnership to be governed by any successor California statute governing limited partnerships; (vi) to effect changes to substantially comply with Internal Revenue Service Regulations
Section 1.704-1; and (vii) as otherwise provided for pursuant to this Partnership Agreement. The General Partner shall notify the Limited Partners within a reasonable time of the adoption of any amendment. Notwithstanding anything to the contrary contained in this Agreement this Agreement may not be amended without the consent of all Partners to be adversely affected by the amendment that:

(a) Converts a Limited Partner into a general partner;

(b) Modifies the limited liability of a Limited Partner;

(c) Alters the interest of the General Partner or Limited Partners in net income or net loss or distributions from the Partnership; or

(d) Adversely affects the status of the Partnership as a partnership for federal income tax purposes.

XVIII.
                                ENTIRE AGREEMENT

         This Agreement contains the entire understanding and agreements between the parties hereto respecting the within subject matter, and there are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. This Agreement shall be governed by and construed in accordance with the laws of the State of California and, unless expressly or by necessary implication contravened by any provision hereof, the provisions of the California Revised Limited Partnership Act shall apply.

XIX.
                                TAX CONTROVERSIES

         Should there be any controversy with the Internal Revenue Service or any other taxing authority involving the Partnership or an individual Partner or Partners, the outcome of which may adversely affect the Partnership, either directly or indirectly, the Partnership may incur expenses it deems necessary and advisable in the interest of the Partnership to oppose such proposed deficiency, including, without being limited thereto, legal and accounting fees.

XX.
                           COUNTERPARTS AND EXECUTION

         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, and all of which shall constitute one Agreement, by each of the parties hereto on the dates respectively indicated in the signatures of said parties, notwithstanding that all of the parties are not signatories to the original or to the same counterpart, to be effective as of the day and year hereinabove set forth.

XXI.
                     INVESTMENT IN OTHER PROGRAMS OF SPONSOR

21.01 The provisions of this Article are effective notwithstanding anything to the contrary in Sections 1.05 and 2.01.

21.02 Investments in limited partnership interests of another program shall be prohibited; however, nothing herein shall preclude the investment in general partnerships or ventures which own and operate a particular property provided this partnership acquires a controlling interest in such other ventures or general partnerships (except as permitted by subsection 21.03). In such event, duplicate property management or other fees shall not be permitted.

21.03  This   partnership   shall  be  permitted  to  invest  in  joint  venture
arrangements with another program formed by the sponsor if all the following conditions are met.

(a) The two programs have substantially identical investment objectives.

(b) There are no duplicate property management or other fees.

(c) The sponsor compensation should be substantially identical in each program.

(d) The partnership must have a right of first refusal to buy if the other program wishes to sell property held in the joint venture.

(e) The investment of each program is on substantially the same terms and conditions.

(f) The prospectus must disclose the potential risk of impasse on joint venture decisions since neither program controls and the potential risk that while one program may buy the property from the other joint venturer, in the event of a sale, it may not have the resources to do so.

XXII.
                       PROCEEDS FROM FINANCING PROPERTIES

22.01 After the Partnership has owned a property for two years or more, the Partnership may borrow money and mortgage such property subject to the following:

(a) A mortgage may be a lien on one or more properties owned by the Partnership.

(b) The holder of the note evidencing the borrowing may have recourse only to the property(ies) secured by the mortgage for payment of the note; no recourse may be had against any other property owned by the Partnership, or against any General or Limited Partner personally.

(c) All net financing proceeds must be distributed to the Limited and General Partners as provided in this Agreement.

(d) The net financing proceeds should return substantially all of the Limited Partner's invested capital.

(e) The financing will assist in the sale of all of the Partnership's properties.

(f) In the General Partner's judgment, the financing should increase the economic return to the Limited Partners, and should not substantially increase the risk of investment in the property(ies).

         In witness whereof, the parties have signed this agreement on the dates indicated below:


Original Limited Partner: PATRICIA ANN COSEO     June 6, 1986
                          -------------------    as amended to
                          Patricia Ann Coseo     September  19, 1986

Individual General        JOHN A. COSEO, JR      June 6, 1986
                          -------------------    as amended to
Partner:                  John A. Coseo, Jr.     September 19, 1986



Corporate General
Partner:                  The Windsor Corporation

                          By JOHN A. COSEO, JR.  June 6, 1986
                          -------------------    as amended to
                          John A. Coseo, Jr.     September 19, 1986